AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1998

                                                REGISTRATION NO. 333-57201
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

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                      ADVANSTAR COMMUNICATIONS INC.
            (Exact Name of Registrant as Specified in its Charter)

         NEW YORK                    7389                    59-2757389
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial           Identification Number)
   of Incorporation or       Classification Code
      Organization)                Number)

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                      SEE TABLE OF ADDITIONAL REGISTRANTS

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                            7500 OLD OAK BOULEVARD
                          CLEVELAND, OHIO 44130-3369
                                (440) 243-8100
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                ---------------
                               ROBERT L. KRAKOFF
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            7500 OLD OAK BOULEVARD
                          CLEVELAND, OHIO 44130-3369
                                (440) 243-8100
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

                                ---------------
                                   Copy to:
                               F. GEORGE DAVITT
                        TESTA, HURWITZ & THIBEAULT, LLP
                               HIGH STREET TOWER
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                (617) 248-7000

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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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                        CALCULATION OF REGISTRATION FEE

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                                             PROPOSED   PROPOSED
                                             MAXIMUM    MAXIMUM
                                             OFFERING  AGGREGATE    AMOUNT OF
    TITLE OF EACH CLASS OF     AMOUNT TO BE   PRICE     OFFERING   REGISTRATION
  SECURITIES TO BE REGISTERED  REGISTERED(1) PER NOTE   PRICE(1)       FEE
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 9-1/4% Senior Subordinated
  Notes due 2008.............. $150,000,000    100%   $150,000,000  $44,250(2)
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 Guarantees...................           --     --              --         (3)

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(1) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the market value of the 9-1/4% Senior subordinated Notes due 2008 for which the securities registered hereby will be exchanged, which is estimated to be the face amount of such notes.

(2) Previously paid.

(3) Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                        TABLE OF ADDITIONAL REGISTRANTS

                                                  PRIMARY
                                 STATE OR OTHER   STANDARD       I.R.S.
                                 JURISDICTION OF  INDUSTRIAL     EMPLOYER
                                 INCORPORATION OR CLASSIFICATION IDENTIFICATION
REGISTRANT                       ORGANIZATION     NUMBER         NUMBER
-------------------------------  ---------------- -------------- --------------
Advanstar Holdings, Inc.             Delaware          7389        94-3243499
Art Expositions International,
 Inc.                                Delaware          7389        41-1612863
Expocon Management Associates,
 Inc.                              Connecticut         7389        06-0984189
On Demand Marketing, Inc.          Connecticut         7389        06-1382851
Men's Apparel Guild in Califor-
 nia, Inc.                          California         7389        95-1588605
Magic Kids, Inc.                    California         7389        33-0753421
Technology Events Company, LLC     Connecticut         7389        06-1432203
Applied Business teleCommunica-
 tions                              California         7389        94-2896012

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF
ANY SUCH STATE.
Subject to Completion,                                                    [LOGO]
Dated             , 1998

                         ADVANSTAR COMMUNICATIONS INC.

  OFFER TO EXCHANGE ITS 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL
  OF ITS OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE NOT
                               BEEN SO REGISTERED

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 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON             , 1998, UNLESS EXTENDED.

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  Advanstar Communications Inc., a New York corporation ("Advanstar" or the "Company"), a wholly-owned subsidiary of Advanstar Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange an aggregate principal amount of up to $150,000,000 of its 9 1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2008 (the "Original Notes", and, together with the Exchange Notes, the "Notes"), which have not been so registered, from the holders thereof. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Original Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of April 30, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), which also governs the Original Notes. See "The Exchange Offer" and "Description of Notes."

  The Company will accept for exchange any and all Original Notes duly tendered
and not validly withdrawn prior to 5:00 p.m., New York City time, on        ,
1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange pursuant to the Exchange Offer, but is subject to certain customary conditions.

  The Original Notes were sold by the Company on April 30, 1998 to Chase Securities Inc. and Lehman Brothers Inc. (collectively, the "Initial Purchasers") in connection with the acquisition (the "MAGIC Acquisition") by Advanstar of Men's Apparel Guild in California, Inc. ("MAGIC") and certain refinancing transactions. See "The Acquisitions and Refinancing." The Original Notes were sold by the Company to the Initial Purchasers in transactions not registered under the Securities Act in reliance upon an exemption from registration under the Securities Act (the "Offering"). The Initial Purchasers subsequently resold the Original Notes in the United States to qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A") and outside the United States in accordance with Regulation S under the Securities Act. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated April 30, 1998 among the Company and the other signatories thereto (the "Registration Rights Agreement").

  The Company believes that, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer may be, depending on facts and circumstances, a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes that describes such resales in the plan of distribution. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making or other trading activities; however, this Prospectus may not be used by the Initial Purchasers for resales of Notes acquired by them directly from the Company. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with certain resales. See "Plan of Distribution." All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

                                             (Cover continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 HEREOF FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN
                            THE EXCHANGE OFFER.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY
   STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                 The date of this Prospectus is         , 1998.

(Cover continued from previous page)

  Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 1998. The Notes will mature on May 1, 2008. Except as described below, the Company may not redeem the Notes prior to May 1, 2003. On or after such date, the Company may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. In addition, at any time and from time to time prior to May 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes will not be subject to any sinking fund requirements. Upon the occurrence of a Change of Control (as defined), the Company will have the option, at any time prior to May 1, 2003, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control, if the Company does not so redeem such Notes or if a Change of Control occurs after May 1, 2003, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the original aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Any such Change of Control may also require the Company to repay all or a portion of its Senior Indebtedness (as defined). There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any such repurchase of the Exchange Notes. See "Description of Notes."

  The Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with all future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all future Subordinated Obligations (as defined) of the Company. The Notes will be fully and unconditionally guaranteed (the "Note Guarantees") on an unsecured, senior subordinated basis by each of the Company's direct and indirect domestic Restricted Subsidiaries (as defined) and by Holdings (collectively, the "Guarantors"). The Indenture governing the Notes permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain restrictions.

  The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Holders of Original Notes not tendered and accepted in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Holders of Original Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances. The Company will pay all expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, but are not obligated to do so and any such market making may be discontinued at any time without notice. The Initial Purchasers may act as principal or as agent in such transactions. If a market for the exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected.

  The Company will provide the holders of the Notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may, by rules and regulations prescribe), filed with the Commission pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

  The names of publications, events and services used in this Prospectus are trademarks, tradenames and servicemarks of the Company, its subsidiaries or joint ventures. Names of companies and associations used herein are trademarks or tradenames of the respective organizations.

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               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  WHEN USED IN THIS PROSPECTUS, THE WORDS "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES," "MAY," "WILL," "SHOULD" AND SIMILAR EXPRESSIONS, AND THE NEGATIVE THEREOF, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS, WHICH INCLUDE STATEMENTS CONTAINED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

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  MARKET AND INDUSTRY DATA USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED THROUGH COMPANY RESEARCH, SURVEYS OR STUDIES CONDUCTED BY THIRD PARTIES AND INDUSTRY OR GENERAL PUBLICATIONS. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED MARKET AND INDUSTRY DATA PROVIDED BY THIRD PARTIES OR INDUSTRY OR GENERAL PUBLICATIONS. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY MANAGEMENT OF THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. As used herein, (i) "Advanstar" refers to Advanstar Communications Inc. and its subsidiaries as of the date hereof; (ii) the "Predecessor" refers to Advanstar prior to the consummation of the HFCP III Acquisition (as defined) on May 31, 1996; (iii) "Holdings" refers to Advanstar Holdings, Inc., the parent company of Advanstar; (iv) "HFCP III" refers collectively to Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P.; (v) "MAGIC" refers to Men's Apparel Guild in California, Inc.; (vi) the "MAGIC Acquisition" refers to the acquisition of MAGIC by Advanstar; (vii) the "Other Acquisitions" refer collectively to the acquisitions and joint ventures reflected in the Pro Forma Adjustments (as defined), other than the MAGIC Acquisition; (viii) the "Company" refers to Advanstar Communications Inc. and its subsidiaries after the consummation of the Acquisitions; (ix) the "Refinancing" refers collectively to the Offering, the Credit Facility Amendment (as defined) and the HFCP III Equity Investment (as defined); (x) "Travel Agent" refers to the travel related publication and trade show assets acquired by the Company from Universal Media, Inc. on August 17, 1998, including Travel Agent Magazine; and
(xi) "Travel Agent Acquisition" means the acquisition of Travel Agent by the Company.

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                                  THE COMPANY

OVERVIEW

  The Company is a leading provider of integrated, business-to-business marketing communications solutions, principally through controlled circulation trade, business and professional magazines and trade shows, expositions and conferences. The Company also provides a broad range of other marketing services products, including direct mail and database products and services. The Company publishes 72 specialized business magazines and professional journals and 31 directories and other publications. Of Advanstar's 55 magazines and journals for which competitive data is available, over 75% rank either #1 or #2 in their respective markets (based on number of advertising pages). The Company owns and manages 72 expositions and trade shows, most of which are the leading events in their respective national or regional markets (based on net square feet of exhibition space), and 26 conferences for business, professional and consumer audiences worldwide. After giving effect to the Pro Forma Adjustments, the Company would have derived 53.9% of its 1997 revenues from publishing, 40.9% from expositions and conferences and 5.2% from marketing services. After giving effect to the Pro Forma Adjustments, (i) the Company's 1997 revenue, EBITDA (as defined) and EBITDA margin would have been $267.9 million, $60.2 million and 22.5%, respectively; and (ii) the Company's revenue, EBITDA and EBITDA margin for the six months ended June 30, 1998 would have been $160.1 million, $39.0 million and 24.4%, respectively. "EBITDA" is operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness of the Company will be permitted to incur will be based, in part, on the Company's EBITDA. It is also the Company's experience that the merit of potential acquisitions and divestitures in the Company's industry are evaluated by the parties involved, in part, based on EBITDA. EBITDA does not take into account the Company's working capital, debt service and capital expenditure requirements or other commitments and, accordingly, is not necessarily indicative of the amounts that may be awarded for discretionary use.

  The Company markets its broad range of products and services primarily through four industry clusters in which it has developed critical mass and expertise: (i) Retail, Hospitality & Fashion; (ii) Healthcare & Pharmaceutical;
(iii) Information Technology & Communications; and (iv) Manufacturing & Processing. The Company believes its industry-focused cluster structure allows it to cross-sell its products effectively, thereby capturing a larger share of customer marketing expenditures. These four clusters are further divided into 20 industry sectors. The Company has expanded its product line within its clusters through new product introductions and strategic acquisitions. These actions have enhanced the Company's position as a leader in its industry. In addition, these actions have increased the Company's EBITDA by leveraging its existing marketing and customer service infrastructure and industry expertise.

  On April 30, 1998, Advanstar acquired MAGIC. MAGIC, organized in 1933, produces MAGIC, the world's largest trade show for the men's apparel industry (based on net square feet of exhibition space); WWDMAGIC, the second largest women's apparel show in the United States (based on net square feet of exhibition space); and MAGICKids, a recently introduced children's apparel show. The three shows are held concurrently in Las Vegas in February and August each year. Based on registration records, the February 1998 MAGIC trade shows attracted an audience of over 80,000 attendees from over 100 countries, including retailers from department stores, sporting goods stores, general merchandising stores and men's specialty and chain stores. Based on exhibitor sales records, MAGIC's February 1998 trade shows included over 3,200 exhibitors (such as Levi Strauss, Calvin Klein, Donna Karan and the Russell Corporation), representing approximately 5,000 brand names. MAGIC's February 1997 and August 1997 trade shows ranked, respectively, as the 13th and 11th largest trade shows in the United States (based on net square feet of exhibition space). MAGIC's revenue, EBITDA and EBITDA margin for its fiscal year ended May 31, 1997 were $31.2 million, $12.2 million and 39.3%, respectively. For the nine months ended February 28, 1998, MAGIC's revenue, EBITDA and EBITDA margin were $38.7 million, $20.7 million and 53.5%, respectively, representing a revenue increase of 24.8% and an EBITDA increase of 47.4% over the nine months ended February 28, 1997.

  On August 17, 1998, the Company acquired Travel Agent. Travel Agent publishes Travel Agent, the third largest U.S. trade magazine and #1 travel periodical (based on number of advertising pages). Travel Agent will be integrated into the Company's travel/hospitality industry sector of the Retail, Hospitality & Fashion cluster, which includes Hotel & Motel MANAGEMENT and PREMIER HOTELS & RESORTS.

COMPETITIVE ADVANTAGES

  The Company believes that the following factors contribute to its strong competitive position:

  Market Leadership. The Company has achieved a strong market position within each of its four industry clusters primarily as a result of its ability to offer customers in each cluster comprehensive and integrated marketing communications solutions, consisting of publications, expositions and marketing services. The Company publishes 72 specialized business magazines and professional journals and 31 directories and other publications. Of Advanstar's 55 magazines and journals for which competitive data is available, over 75% rank either #1 or #2 in their respective markets (based on number of advertising pages). The Company also owns and manages 72 trade shows and expositions, most of which are the leading events in their respective national or regional markets (based on net square feet of exhibition space) and 26 conferences.

  Industry--Focused Integrated Marketing. In addition to offering a broad range of products, the Company has developed a business model focused on industry clusters to better serve its customers' marketing communications needs. This model facilitates the development of long-term relationships between customers and dedicated Advanstar teams. These teams work with customers to design and to implement all aspects of customized, business-to-business marketing and communications programs, increasing cross-selling opportunities across product and service groups.

  Diverse Customer Base. The Company's diverse customer base provides it with stable and diverse sources of revenue and cash flow as well as an established foundation from which to further penetrate existing markets and to develop new markets. The Company's customer base is geographically diverse and crosses many disparate industries, mitigating the Company's exposure to downturns in particular geographic markets or industries. After giving effect to the Pro Forma Adjustments, in 1997 the Company had over 14,000 advertisers and exhibitors operating in 20 different industry sectors, with no customer or industry sector representing more than 0.8% or 12.9% of revenue, respectively.

  Attractive EBITDA Margins and Modest Ongoing Capital Requirements. Consistent with other leaders in the controlled circulation publication and trade show industries, the Company enjoys attractive EBITDA margins and modest ongoing capital expenditure requirements. The modest ongoing capital requirements result in part from the Company's outsourcing of the printing of its trade publications and the physical operation of its expositions. After giving effect to the Pro Forma Adjustments, in 1997 the Company's EBITDA would have been $60.2 million, or 22.5% of revenue. In 1997, the Company's capital expenditures were $2.3 million. After giving effect to the Pro Forma Adjustments, the Company's EBTIDA for the six months ended June 30, 1998 would have been $39.0 million, or 24.4% of revenue. The Company's capital expenditures for the six months ended June 30, 1998 were $1.6 million.

  Experienced and Incentivized Management Team. The members of Advanstar's senior management team have an average of over 15 years of industry experience, with established track records in delivering revenue and profit growth, developing new products, penetrating new markets and integrating acquisitions. The Company's management is led by Robert L. Krakoff, Chairman and Chief Executive Officer and James M. Alic, Vice Chairman. Messrs. Krakoff and Alic joined Advanstar in July 1996. Prior to joining Advanstar, Mr. Krakoff was Chief Executive Officer of Cahners Publishing and a Director of its parent company, Reed-Elsevier plc. During Mr. Krakoff's 23-year tenure, Reed-Elsevier's exhibition business became one of the largest worldwide exhibition management companies. Prior to joining Advanstar, Mr. Alic served as Vice President and Controller of IBM Corporation, and prior thereto was the Chairman of Reed Exhibition Companies. Messrs. Krakoff and Alic, collectively, have invested $2.98 million in the business. Messrs. Krakoff and Alic and other members of the Company's management, subject to vesting, have direct or indirect interests in approximately 15% of Holdings' common stock (the "Common Stock") on a fully diluted basis.

BUSINESS STRATEGY

  The Company's business strategy is to increase its business while maintaining or increasing its profitability. The Company plans to accomplish its strategy by solidifying its position as a leading provider of integrated business-to-business marketing communications solutions. The Company plans to achieve its strategic objectives by (i) expanding its product and service offerings within each of its industry sectors to obtain a larger share of its customers' marketing expenditures, (ii) selectively entering new industry sectors and
(iii) benefitting to the maximum extent possible from the strengths of its centralized administrative and production operations.

  Expand Product Offerings. The Company plans to "fill-in" its product and service offerings within its existing industry sectors through selective acquisitions and joint ventures, strategic new product launches and international expansion.

  . Selective Acquisitions and Joint Ventures. The Company intends to continue to engage in strategic acquisitions and joint ventures within its existing industry sectors. The Company believes it can improve its overall competitive position through such acquisitions by (i) applying its extensive industry experience to enhancing the performance of newly acquired businesses, (ii) integrating acquisitions and joint ventures into its efficient infrastructure, (iii) cross-selling new products and services with existing products and services and (iv) using new products and services to increase visibility within its markets.

  . Strategic New Product Launches. The Company has successfully developed new products within its existing industry clusters and will continue to make strategic new product introductions. In 1997, the Company launched seven magazines and seven expositions and conferences in existing industry sectors to fill-in its existing product offerings.

  . International Expansion. The Company intends to enhance its position in international markets by leveraging its widely recognized brands, its experience in international operations and its current customers' demand for increased global marketing. The Company currently has operations or produces events in Canada, Europe, Asia and Brazil and intends to expand further internationally through the extension of existing products into new geographic markets, joint ventures with local operating partners and selective acquisitions.

  Selectively Enter New Industry Sectors. The Company will selectively enter new industry sectors in which it believes it can become a leading participant and achieve attractive margins. For example, the MAGIC Acquisition presented Advanstar with an ideal opportunity to enter the U.S. men's apparel market with critical mass and to increase revenue and reduce expenses by leveraging Advanstar's extensive trade show experience.

  Leverage Cost-Effective Centralized Administrative and Production
Facilities. The Company believes that its organizational structure (i) provides continuing opportunities to produce attractive margins through centralized functional cost management, (ii) provides a platform to easily introduce new titles or expositions based on existing products and (iii) facilitates integration and cost reductions with respect to acquired titles and expositions. The Company has a long established and efficient centralized publishing infrastructure in both the U.S. and Europe. The Company focuses on continually improving its systems and processes to provide effective, low cost operations in circulation, fulfillment, production and print and paper vendor management. Similar central infrastructures are being established in Asia and in Latin America. In 1997, a centrally managed exhibition operations function was established in both the U.S. and Europe to provide consistency of business process and cost effective delivery of these services. Centralized support also exists in finance and accounting, information technology and communications, human resources and strategic planning.

INDUSTRY OVERVIEW

  Trade Publications. Trade publications provide key new product or educational information to readers and a periodic medium for advertisers to reach highly targeted and select business audiences throughout the year. Trade publications are generally supported by advertising and are often circulated free-of-charge. The most effective and profitable publications are those with readership that includes a high proportion of the individuals who influence purchasing decisions in a market niche, while avoiding the expense and inefficiency of circulating to individuals who are not clearly within the target group. According to a recent study, the U.S. trade publication industry is expected to grow at a compound annual growth rate of 5.9% between 1995 and 2000, increasing from a total market size of approximately $7.7 billion in 1995 (consisting of approximately $5.9 billion in advertising and approximately $1.8 billion in subscriptions) to approximately $10.2 billion in 2000 (consisting of approximately $8.2 billion in advertising and approximately $2.0 billion in subscriptions).

  Expositions and Trade Shows. Expositions and trade shows allow exhibitors a cost-effective means to showcase and sell products and services and to develop business relationships with many potential customers in a short time period, while providing attendees an opportunity to view a broad range of products as well as to interact with numerous suppliers at once. A 1996 study noted that the cost of closing a sale with a trade show prospect is 45% less than the cost of closing a sale in the field. The number of U.S. expositions grew from approximately 3,300 events in 1989 to approximately 4,400 events in 1996, a 33.8% increase. The amount of net square feet of U.S. expositions grew 65.9% between 1989 and 1996, from approximately 270 million net square feet in 1989 to approximately 448 million net square feet in 1996. Attendance at U.S. expositions has grown from approximately 60 million attendees in 1989 to approximately 101 million attendees in 1996.

COMPETITION

  Competition for the Company's products and services is highly fragmented, both by product and geography, and exists at many levels. On a global level, there are several much larger international firms--such as Reed Elsevier and United News and Media--which operate in many geographic markets and have broad product offerings in publishing, expositions and conferences and marketing services. Within each particular industry sector, the Company generally has a large number of direct and indirect competitors. In some cases, these competitors operate in several geographic areas. In other cases, they operate in only one geographic market. In most cases, these competitors are small to medium-sized corporations. However, in several industries markets such as information technology and healthcare, there are large competitors focused on a single industry. In expositions and conferences in particular, there are many not-for-profit association competitors and, in several countries, the exposition hall owner and operator may also be a competitor.

OWNERSHIP

  Advanstar was purchased on May 31, 1996 by HFCP III (the "HFCP III Acquisition"). HFCP III is a private equity investment fund with committed equity capital of approximately $1.5 billion. HFCP III, with its predecessor partnerships, is an experienced investor in the media industry, with current or former investments in companies including Young & Rubicam Inc., Western Wireless Corporation, Eller Media Company (which has been sold to Clear Channel Communications, Inc.) and Hoyts Cinemas Limited. To date, HFCP III has invested $177.0 million of equity in the Company. See "Principal Stockholders."

THE ACQUISITIONS AND REFINANCING

  On April 30, 1998, in connection with the Offering, Advanstar acquired MAGIC for cash consideration of $230.2 million, subject to adjustment based on the shareholders' equity of MAGIC on the closing date of the MAGIC Acquisition. MAGIC is a wholly-owned subsidiary of Advanstar, serving as the core asset of the Company's Retail, Hospitality & Fashion cluster. The Company's fashion industry sector is managed by Joseph Loggia, MAGIC's former chief executive officer and current president. Mr. Loggia has entered into a two year employment agreement with Advanstar and has received options to purchase Common Stock.

  On August 17, 1998, the Company acquired Travel Agent for cash consideration of $68.0 million.

  In addition, since June 1, 1997 Advanstar has completed or signed definitive agreements or letters of intent for 11 other acquisitions or joint ventures (collectively, the "Other Acquisitions") with purchase prices ranging from approximately $1.4 million to approximately $18.3 million and aggregating approximately $147.5 million. The MAGIC Acquisition, the Travel Agent Acquisition and the Other Acquisitions are collectively referred to herein as the "Acquisitions." See "The Acquisitions and Refinancing."

  In order to provide greater flexibility in pursuing its growth strategy, on April 30, 1998 the Company amended (the "First Credit Facility Amendment") its existing senior credit facility (the "Original Credit Facility" and, as so amended, the "First Amended Credit Facility") with The Chase Manhattan Bank, an affiliate of Chase Securities Inc., and a syndicate of banks, by increasing its borrowing capacity thereunder from $215.0 million under the Original Credit Facility to $270.0 million under the Amended Credit Facility. At the same time, HFCP III also made an additional equity investment (the "HFCP III Equity Investment") of approximately $70.0 million in the Company. Additionally, in August 1998 in connection with the Travel Agent Acquisition, the Company entered into a second amendment (the "Second Credit Facility Amendment") to the First Amended Credit Facility (the "Second Amended Credit Facility"), thereby increasing its borrowing capacity from $270.0 million under the First Amended Credit Facility to $310.0 million under the Second Amended Credit Facility. The First Credit Facility Amendment and the Second Credit Facility Amendment are collectively referred to as the "Credit Facility Amendment" and the First Amended Credit Facility and the Second Amended Credit Facility are collectively referred to as the "Amended Credit Facility." See "Description of Amended Credit Facility." As of June 30, 1998, the Company had $217.0 million of indebtedness outstanding under the First Amended Credit Facility.


                                ----------------

  The Company was incorporated in New York on January 23, 1987 under the name HBJ Publications, Inc. The Company's name was changed to Edgell Communications, Inc. on January 12, 1988 and to Advanstar Communications Inc. on January 27, 1992. The Company's executive offices are located at 7500 Old Oak Boulevard, Cleveland, Ohio 44130-3369. The Company's telephone number at such address is
(440) 243-8100.

                                  THE OFFERING

Original Notes....................  The Original Notes were sold by the Company on April 30, 1998 to the Initial Purchasers pursuant to a Purchase Agreement dated April 27, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Original Notes in the United States to qualified institutional buyers in reliance upon Rule 144A and outside the United States in accordance with Regulation S under the Securities Act.

Registration Rights Agreement.....  Pursuant to the Purchase Agreement, the
                                    Company and the Initial Purchasers entered into the Registration Rights Agreement, which granted the holders of the Original Notes certain exchange and registration rights. The Exchange Offer is being made pursuant to the Registration Rights Agreement, and such exchange rights terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

The Exchange Offer................  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Original Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $150 million in aggregate principal amount of Original Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Original Notes promptly after the Expiration Date.

Resales...........................  Based on interpretations by the staff of the Commission set forth in no-action
                                    letters issued to third parties, the
                                    Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (collectively, "Restricted Holders")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (a) such Exchange Notes are acquired in the ordinary course of business of such holder or other person (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Notes and (c) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker or dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any sale of such Exchange Notes, which prospectus will contain a plan of distribution section describing such resales. See "Plan of Distribution."

Expiration Date...................  5:00 p.m., New York City time, on , 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the Exchange
 Notes and Original Notes.........  Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on the Original Note, from the date of original issuance of such Original Note. No interest will be paid on the Original Notes accepted for exchange, and holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Original Notes that are not exchanged will receive the accrued interest payable on November 1, 1998 in accordance with the Indenture. See "The Exchange Offer -- Terms of the Exchange Offer."

Conditions to the Exchange          The Exchange Offer is subject to certain
 Offer............................  customary conditions. The conditions are limited and relate in general to
                                    proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of the date of this Prospectus, none of these events had occurred, and the Company believes their occurrence to be unlikely.
                                    If any such conditions exist prior to the Expiration Date, the Company may (a) refuse to accept any Original Notes and return all previously tendered Original
                                    Notes, (b) extend the Exchange Offer or (c) waive such conditions. See "The Exchange
                                    Offer--Certain Conditions to the Exchange
                                    Offer."

Procedures for Tendering Original   Each holder of Original Notes wishing to
 Notes............................  accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the
                                    Exchange Agent (as defined) at the address set forth herein and therein. Tendered
                                    Original Notes, the Letter of Transmittal and accompanying documents must be received by the Exchange Agent by 5:00 p.m. New York
                                    City time, on the Expiration Date. See "The
                                    Exchange Offer-- Procedures for Tendering."
                                    By executing the Letter of Transmittal,
                                    each holder will represent to the Company that, among other things, the Exchange
                                    Notes acquired pursuant to the Exchange
                                    Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Notes or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

Special Procedures for Beneficial   Any beneficial holder whose Original Notes
 Holders..........................  are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The
                                    Exchange Offer--Procedures for Tendering."

Guaranteed Delivery Procedures....  Holders of Original Notes who wish to tender their Old Notes and whose Original
                                    Notes are not immediately available or who cannot deliver their Original Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                    Procedures."

Untendered Original Notes.........  Following the consummation of the Exchange
                                    Offer, Holders of Original Notes eligible to participate but who do not tender their Original notes will not have any further registration rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected.

Consequences of Failure to          The Original Notes that are not exchanged
 Exchange.........................  pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities.
                                    Accordingly, such Original Notes may be
                                    resold only (i) to the Company, (ii)
                                    pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption from registration under the
                                    Securities Act, (iii) outside the United
                                    States to a foreign person pursuant to the requirements of Regulation S under the Securities Act, or (iv) pursuant to an effective registration statement under the
                                    Securities Act. See "The Exchange Offer --
                                    Consequences of Failure to Exchange."

Shelf Registration Statement......  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or if the Exchange Offer is not consummated within 185 days following the original issue of the Original Notes, or upon the request of any of the Initial Purchasers under certain circumstances or if any holder of the Original Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable Exchange Notes pursuant to the Exchange Offer, the Company will file a shelf registration statement with respect to the resale of the Original Notes (the "Shelf Registration Statement") and will use reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as practicable after being filed and to keep the Shelf Registration Statement effective for up to two years from the date the Shelf Registration Statement is declared effective by the Commission.

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Original Notes and
 Delivery of Exchange Notes.......  Subject to certain conditions, the Company will accept for exchange any and all
                                    Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly after the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain United States Federal Tax
 Consequences.....................  The exchange of Original Notes for Exchange
                                    Notes pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes should include the holding period for Original Notes. See "Certain United States Federal Tax Consequences."

Exchange Agent....................  The Bank of New York is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is The Bank of New York, 101 Barclay Street, 7E, New York, NY 10286 Attention: Reorganization Section. Deliveries by hand or overnight courier should be addressed to The Bank of New York, 101 Barclay Street, Corporate Trust Services Window, Ground Level, New York, NY 10286 Attention: Reorganization Section. The facsimile number (for eligible institutions only) is (212) 571-3080. For information with respect to the Exchange Offer, call the Exchange Agent at (212) 815-6333.

Use of Proceeds...................  The Company will not receive any proceeds from the Exchange Offer. See "Use of
                                    Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

General...........................  The Exchange Offer constitutes an offer to exchange $1,000 principal amount of the
                                    Exchange Notes for each $1,000 principal amount of Original Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Original Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. See "Description of Notes."

Issuer............................  Advanstar Communications Inc.

Securities Offered................  $150,000,000 principal amount of 9 1/4%
                                    Senior Subordinated Notes due 2008.

Maturity..........................  May 1, 2008

Interest Payment Dates............  May 1 and November 1 of each year, commencing November 1, 1998.

Freely Transferable...............  The Exchange Notes will be freely transferable under the Securities Act by holders who are not Restricted Holders. Restricted Holders are restricted from transferring the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The Exchange Notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the Original Notes, with the exception that the Exchange Notes will be registered under the Securities Act. See "The Exchange Offer-- Terms of the Exchange Offer."

Public Market.....................  The Company does not intend to apply for listing of the Exchange Notes on any
                                    national securities exchange or for their quotation on an automated dealer quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market for the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued without notice.

Registration Rights...............  The holders of Original Notes currently are entitled to certain registration rights
                                    pursuant to the Registration

                                    Rights Agreement, including the right to cause the Company to register the Original Notes under the Securities Act if the Exchange Offer is not consummated prior to the Exchange Offer Termination Date (as defined). See "The Exchange Offer--Certain Conditions to the Exchange Offer." However, pursuant to the Registration Rights Agreement, such registration rights will expire upon consummation of the Exchange Offer. Accordingly, holders of Original Notes who do not exchange their Original Notes for Exchange Notes in the Exchange Offer will not be able to reoffer, resell or otherwise dispose of their Original Notes unless such Original Notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Sinking Fund......................  None.

Optional Redemption...............  Except as described below, the Company may not redeem the Notes prior to May 1, 2003.
                                    On or after such date, the Company may
                                    redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to May 1, 2001, the Company may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 109.250% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of Notes--Optional
                                    Redemption."

Change of Control.................  Upon the occurrence of a Change of Control, the Company will have the option, at any time prior to May 1, 2003, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control, if the Company does not so redeem the Notes or if a Change of Control occurs after May 1, 2003, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Any such Change of Control may also require the Company to repay all or a portion of its Senior Indebtedness. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any such repurchase of the Exchange Notes.


Guarantees........................  The Notes will be fully and unconditionally guaranteed on an unsecured, senior
                                    subordinated basis by all current and
                                    future domestic Restricted Subsidiaries
                                    (respectively, the "Subsidiary Guarantees" and the "Subsidiary Guarantors"), and by Holdings. The Guarantors will also guarantee the Amended Credit Facility. In addition, the Amended Credit Facility is secured by pledges of all of the capital stock of the Company and the Subsidiary Guarantors and security interests in substantially all other tangible and intangible assets of the Company and the Subsidiary Guarantors. See "Description of Notes--Guarantees" and "Description of Amended Credit Facility."


Ranking...........................  The Notes will be unsecured and will be subordinated in right of payment to all
                                    existing and future Senior Indebtedness of the Company. The Notes will rank pari passu with all future Senior Subordinated Indebtedness of the Company and will rank senior to all future Subordinated Obligations of the Company. The Note Guarantees will be unsecured and will be subordinated in right of payment to all existing and future Subordinated Obligations of the Guarantors. As of June 30, 1998, after giving effect to the Pro Forma Adjustments, (i) the aggregate amount of the Company's outstanding Senior Indebtedness would have been approximately $275.0 million (exclusive of unused commitments), substantially all of which would have been secured Indebtedness and would have been guaranteed by all of the Company's domestic subsidiaries and by Holdings, (ii) the Company would have had no Senior Subordinated Indebtedness (other than the Notes) and no indebtedness that is subordinate or junior in right of payment to the Notes and (iii) the Company's subsidiaries would have had no outstanding Indebtedness (excluding guarantees of the Company's indebtedness). See "Description of Amended Credit Facility" and "Description of Notes." Although the Indenture contains limitations on the amount of additional indebtedness that the Company may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case such indebtedness may be Senior Indebtedness. See "Description of Notes--Certain Covenants--Limitation on Indebtedness."


Restrictive Covenants.............  The Indenture will limit, among other things; (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries; (ii) the payment of dividends on, and redemption or repurchase of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain Subordinated Obligations of the Company and its Restricted Securities; (iii) certain other restricted payments, including investments;
                                    (iv) sales of assets; (v) certain
                                    transactions with affiliates; (vi) the
                                    creation of liens; and (vii)
                                    consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture will also prohibit certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Notes--Certain Covenants."

                                  RISK FACTORS

  Prospective purchasers of the Notes should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following table sets forth summary unaudited pro forma financial data as of and for the six month period ended June 30, 1998 for Advanstar, MAGIC, Travel Agent and the Other Acquisitions. The summary pro forma financial data has been derived from, and should be read in conjunction with, the data contained under the caption "Unaudited Pro Forma Combined Financial Information" and the other financial information and notes thereto contained herein. The unaudited pro forma combined information is not designed to represent and does not represent what the Company's results of operations actually would have been had the relevant transactions been completed as of the dates indicated, or to project the Company's results of operations for any future period.

                                                                 OTHER       PRO FORMA
                          ADVANSTAR(1) MAGIC(2)  TRAVEL(3)  ACQUISITIONS(4) ADJUSTMENTS    PRO FORMA
                          ------------ --------  ---------  --------------- -----------    ---------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............   $ 121,212   $20,259   $ 14,507       $3,859        $   300 (5)  $ 160,137
                           =========   =======   ========       ======        =======      =========
Gross profit............   $  40,458   $13,973   $  5,162       $  817        $   300      $  60,710
 General and administra-
  tive
  expenses..............      17,164     2,277      2,637        1,585         (1,990)(6)     21,673
 Depreciation and amor-
  tization..............      15,850       130         79          --           5,309 (7)     21,368
                           ---------   -------   --------       ------        -------      ---------
Operating income
 (loss).................       7,444    11,566      2,446         (768)        (3,019)        17,669
Interest income (ex-
 pense), net............     (10,491)      155       (102)         --          (7,596)(8)    (18,034)
Other, net..............      (1,894)      --         --           --                         (1,894)
                           ---------   -------   --------       ------        -------      ---------
Income (loss) before in-
 come taxes.............      (4,941)   11,721      2,344         (768)       (10,615)        (2,259)
Provision for income
 taxes..................         229     4,390         78          --          (4,468)(9)        229
                           ---------   -------   --------       ------        -------      ---------
Net income (loss).......   $  (5,170)  $ 7,331   $  2,266       $ (768)       $(6,147)     $  (2,488)
                           =========   =======   ========       ======        =======      =========
Net income per share,
 basic and
 diluted................   $   (5.17)  $   --    $    --        $  --         $   --       $   (2.49)
                           =========   =======   ========       ======        =======      =========
Weighted average common
 stock outstanding,
 basic and diluted......   1,000,000       --                                              1,000,000
OTHER FINANCIAL DATA:
EBITDA(10)..............   $  23,294   $11,696   $  2,525       $ (768)       $ 2,290 (11) $  39,037
EBITDA margin...........        19.2%     57.7%      17.4%       (19.9)%                        24.4%
Depreciation and amorti-
 zation.................   $  15,850   $   130   $     79       $  --         $ 5,309      $  21,368
Capital expenditures....       1,678        65         53          --                          1,796
Ratio of EBITDA to in-
 terest
 expense(12)............         --        --                      --                           2.2x
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............   $ 599,458             $  5,501                     $59,334 (13) $ 664,293
Long-term debt,
 including current
 maturities.............     365,619                  --                       59,000 (14)   424,619
Total shareholders' eq-
 uity (deficit).........     154,151                 (334)                        334 (15)   154,151

--------

(1) Represents the results of operations for Advanstar for the six month period ended June 30, 1998.

(2) Represent the results of operations for MAGIC for the four month period ended April 30, 1998. The MAGIC Acquisition occurred on April 30, 1998.

(3) Represents the results of operations for Travel Agent for the six month period ended June 30, 1998.

(4) Represents the aggregate results of operations for the six month period ended June 30, 1998 for the Other Acquisitions, prior to their acquisition by the Company. See "The Acquisitions and Refinancing--Other Acquisitions." Also includes the elimination of operating results of a divestiture, for consideration of approximately $4.0 million, of a trade publication. The entity divested had contributed $0.3 million of revenue and no net income for the six months ended June 30, 1998.

(5) Represents the elimination of related party pricing discounts that were granted to certain former MAGIC shareholders/directors for their purchase of trade show exhibition space. Such discounts will not recur following the MAGIC Acquisition.

(6) Represents the elimination, in connection with the MAGIC Acquisition, of director fees of $0.2 million and the elimination, in connection with the Travel Agent Acquisition, of shareholder/director payments of $1.3 million to certain shareholders of Universal Media, Inc. and certain other costs of $0.5 million for the six months ended June 30, 1998 that will not recur following the acquisitions.

(7) Represents incremental amortization of goodwill arising from the Acquisitions (based on a preliminary allocation of aggregate purchase price) and incremental amortization of intangibles resulting from deferred financing costs. The incremental goodwill is being amortized on a straight line basis over periods ranging from 20-30 years. The deferred financing costs are amortized over the lives of the related debt instruments (5.5-10 years).

(8) Represents incremental interest expense arising from the Offering (including amortization of original issue discount on the Notes) and incremental interest expense on additional borrowings under the Amended Credit Facility.

(9) A tax provision has not been reflected for income before income taxes due to the Company's net operating loss carryforwards. The remaining income tax provision represents taxes related to certain state taxes and the Company's U.K. subsidiary.

(10) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the six months ended June 30, 1998:

                                            TRAVEL    OTHER      PRO FORMA    PRO
                          ADVANSTAR  MAGIC  AGENT  ACQUISITIONS ADJUSTMENTS  FORMA
                          --------- ------- ------ ------------ ----------- -------
                                               (IN THOUSANDS)
Operating income
 (loss).................   $ 7,444  $11,566 $2,446    $(768)      $(3,019)  $17,669
Depreciation and amorti-
 zation.................    15,850      130     79      --          5,309    21,368
                           -------  ------- ------    -----       -------   -------
EBITDA..................   $23,294  $11,696 $2,525    $(768)      $ 2,290   $39,037
                           =======  ======= ======    =====       =======   =======

(11) Excludes a nonrecurring compensation expense of approximately $6.5 million related to the MAGIC Acquisition.

(12) Calculated using pro forma interest expense of $17.9 million.

(13) Represents the pro forma impact on the Company's total assets of the Travel Agent Acquisition.

(14) Includes the additional $40.0 million increase in borrowing capacity under the Second Amended Credit Facility undertaken as part of the Second Credit Facility Amendment related to the Travel Agent Acquisition.

(15) Represents the elimination of the capital in excess of par value of Travel Agent of $600 and the elimination of historical accumulated earnings of Travel Agent and amounts due from Affiliate of $(934).

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF ADVANSTAR AND THE
                                  PREDECESSOR

  The historical consolidated financial and other data for the year ended December 31, 1995 and the five months ended May 31, 1996 are derived from the audited consolidated financial statements and notes thereto of the Predecessor for such periods. The consolidated financial and other data of Advanstar for the seven months ended December 31, 1996 and the year ended December 31, 1997 are derived from the audited consolidated financial statements and notes thereto of Advanstar included elsewhere herein. The financial and other data for the combined year ended December 31, 1996 have been derived from the audited consolidated financial statements of the Predecessor and Advanstar and are unaudited. The financial and other data for the six month periods ended June 30, 1997 and 1998 have been derived from the unaudited condensed consolidated financial statements of the Company and are unaudited. Results of operations for the six month periods ended June 30, 1997 and 1998 are not necessarily indicative of the results that can be expected for future periods or the entire year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Selected Historical Consolidated Financial and Other Data of Advanstar and the Predecessor" and the consolidated financial statements and notes thereto included elsewhere herein.

                                 PREDECESSOR                                 ADVANSTAR
                          ------------------------- ------------------------------------------------------------
                                                                                              6 MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                           ---------------------
                                         5 MONTHS     7 MONTHS     COMBINED
                          DECEMBER 31,    ENDED        ENDED     DECEMBER 31, DECEMBER 31,
                              1995     MAY 31, 1996 DEC 31, 1996   1996(1)        1997       1997        1998
                          ------------ ------------ ------------ ------------ ------------ ---------  ----------
                                                                 (UNAUDITED)                   (UNAUDITED)
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenue.............   $  145,300   $  68,286    $  82,720    $  151,006   $  187,656  $ 100,054  $  121,212
                           ==========   =========    =========    ==========   ==========  =========  ==========
Gross profit............   $   48,358   $  24,459    $  29,227    $   53,686   $   61,553  $  34,365  $   40,458
 General and
  administrative
  expenses..............       27,152      11,462       17,395        28,857       30,714     15,331      18,561
 Amortization(2)........        4,801       1,588       13,171        14,759       24,326     10,898      14,453
                           ----------   ---------    ---------    ----------   ----------  ---------  ----------
Operating income
 (loss).................       16,405      11,409       (1,339)       10,070        6,513      8,136       7,444
 Interest expense, net..       19,613       6,963        7,511        14,474       15,117      7,435      10,491
 Other, net.............       (2,230)        (23)         488           465         (292)       (38)      1,894
 Provision for income
  taxes.................           16          13        1,076         1,089          583        936         229
                           ----------   ---------    ---------    ----------   ----------  ---------  ----------
Net income (loss).......   $     (994)  $   4,456    $ (10,414)   $   (5,958)  $   (8,895) $    (197) $   (5,170)
                           ==========   =========    =========    ==========   ==========  =========  ==========
Net Income (loss) per
 share, basic and dilut-
 ed.....................   $    (0.99)  $    4.46    $  (10.41)   $    (5.96)  $    (8.90) $   (0.20) $    (5.17)
                           ==========   =========    =========    ==========   ==========  =========  ==========
Weighted average common
 stock outstanding, ba-
 sic and diluted........    1,000,000   1,000,000    1,000,000     1,000,000    1,000,000  1,000,000   1,000,000
OTHER FINANCIAL DATA:
EBITDA(3)...............   $   24,611   $  14,428    $  13,781    $   28,209   $   34,039  $  20,597  $   23,294
EBITDA margin...........         16.9%       21.1%        16.7%         18.7%        18.1%      20.6%       19.2%
Depreciation and
 amortization...........   $    8,206   $   3,019    $  15,120    $   18,139   $   27,526  $  12,461  $   15,850
Capital expenditures....        1,451         385          780         1,145        2,260      1,118       1,678
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets............   $   79,098                             $  277,173   $  298,497  $ 305,123  $  599,458
Working capital
 (deficit)(4)...........      (11,129)                               (11,572)     (12,034)    (7,338)    (28,011)
Long-term debt,
 including current
 maturities.............      173,058                                151,000      164,223    170,474     365,619
Total shareholder's
 equity (deficit).......     (128,303)                                86,839       89,734     98,627     154,151
SELECTED STATISTICAL DA-
 TA:
Publications:
 Number of
  publications..........           95                                     96           95         94         104
 Number of advertising
  pages.................       22,939                                 23,876       25,457     11,734      12,836
 Total publishing
  revenue...............   $  109,167                             $  114,587   $  126,048     60,100      66,822
Expositions:
 Number of expositions
  and conferences.......           56                                     56           93         83         105
 Square feet of
  expositions and
  conferences...........    1,508,900                              1,513,500    1,823,400  1,394,875   1,822,285
 Total exposition reve-
  nue...................   $   36,133                             $   36,419   $   61,608  $  39,954  $   54,390

--------
(1) Combines the five months ended May 31, 1996 of the Predecessor with the seven months ended December 31, 1996 of Advanstar. On May 31, 1996, the HFCP III Acquisition was consummated. Accordingly, certain information provided herein for the year ended December 31, 1995 and the five months ended May 31, 1996 is not comparable to the statement of operations data of Advanstar due to the effects of certain purchase accounting adjustments and the financing of the HFCP III Acquisition. Operating and other financial data for the Predecessor for the five months ended May 31, 1996 have been combined for presentation purposes with the operating and other financial data of Advanstar for the seven months ended December 31, 1996, without giving effect to purchase accounting or the impact of the financing of the HFCP III Acquisition and is not in accordance with GAAP.
(2) Includes identifiable intangibles such as advertiser, exhibitor and circulation lists, assembled work force and other intangibles as well as goodwill. Amortization increased for the seven months ended December 31, 1996 and the year ended December 31, 1997 as a result of the HFCP III Acquisition completed in May 1996. Purchase prices in excess of fair market value of tangible and intangible assets acquired is allocated to goodwill. Intangibles are being amortized over lives ranging from 5 to 23 years.

(3) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the periods indicated:

                                                         PREDECESSOR                            ADVANSTAR
                                                    --------------------- ------------------------------------------------------
                                                                                                                 6 MONTHS ENDED
                                                                 5 MONTHS   7 MONTHS                                 JUNE 30
                                                                  ENDED      ENDED       COMBINED                ---------------
                                                    DECEMBER 31, MAY 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                        1995       1996       1996         1996         1997      1997    1998
                                                    ------------ -------- ------------ ------------ ------------ ------- -------
                                                                                                                   (UNAUDITED)
                                                                                   (IN THOUSANDS)
Operating income (loss)......................         $16,405    $11,409    $(1,339)     $10,070      $ 6,513    $ 8,136 $ 7,444
Depreciation and amortization................           8,206      3,019     15,120       18,139       27,526     12,461  15,850
                                                      -------    -------    -------      -------      -------    ------- -------
EBITDA.......................................         $24,611    $14,428    $13,781      $28,209      $34,039    $20,597 $23,294
                                                      =======    =======    =======      =======      =======    ======= =======

(4) Working capital is comprised of total current assets, excluding cash and cash equivalents, less total current liabilities and excluding current maturities of long-term debt. Working capital for Advanstar is negative due to the impact of deferred revenue from expositions which are billed and collected as deposits up to six months in advance of the respective exposition. Consequently, expositions carry little or no accounts receivable.

       SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF MAGIC

  The following table sets forth summary financial and other data of MAGIC for the three years ended May 31, 1995, 1996 and 1997 and the nine months ended February 28, 1998 which have been derived from MAGIC's audited financial statements and notes thereto for those years and periods. Summary financial and other data of MAGIC for the nine months ended February 28, 1997 is unaudited and is provided for comparative purposes only. Results for the nine months ended February 28, 1998 are not necessarily indicative of results that may be expected for the entire year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial and Other Data of MAGIC" and the historical financial statements and notes thereto and the other financial information appearing elsewhere herein.

                                                               NINE MONTHS
                                                                  ENDED
                             FISCAL YEAR ENDED MAY 31,        FEBRUARY 28,
                             ----------------------------  -------------------
                               1995      1996      1997       1997      1998
                             --------  --------  --------  ----------- -------
                                                           (UNAUDITED)
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Net revenue................  $ 21,734  $ 26,608  $ 31,153    $31,004   $38,695
Direct costs...............    10,067    13,037    14,491     14,180    14,562
                             --------  --------  --------    -------   -------
Gross profit...............    11,667    13,571    16,662     16,824    24,133
General and administrative
 expenses..................     3,423     3,109     4,304      2,666     3,262
Profit participation.......       289       574       355        378       365
                             --------  --------  --------    -------   -------
Income from operations.....     7,955     9,888    12,003     13,780    20,506
Interest income............       677       987     1,195        843       654
Income tax provision.......     3,089     3,965     4,806      5,301     7,697
                             --------  --------  --------    -------   -------
Net income.................  $  5,543  $  6,910  $  8,392    $ 9,322   $13,463
                             ========  ========  ========    =======   =======
OTHER FINANCIAL DATA:
EBITDA(1)..................  $  8,414  $ 10,171  $ 12,247    $14,057   $20,718
EBITDA margin..............      38.7%     38.2%     39.3%      45.3%     53.5%
Depreciation and amortiza-
 tion......................  $    459  $    283  $    244    $   277   $   212
Capital expenditures.......       336       120       386        444        93
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets...............  $ 20,691   $25,014  $ 29,983    $28,316   $24,361
Working capital(2).........    (7,792)   (5,066)     (191)    (5,321)   (8,117)
Total debt.................       --        --        --         --        --
Shareholders' equity.......     7,407    11,425    18,360     19,320    12,873

--------


(1) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the periods indicated:

                                  FISCAL YEAR ENDED        NINE MONTHS
                                       MAY 31,         ENDED FEBRUARY 28,
                                ---------------------- -------------------
                                 1995   1996    1997     1997      1998
                                ------ ------- ------- --------- ---------
                                                           (UNAUDITED)
                                              (IN THOUSANDS)
   Income from operations...... $7,955 $ 9,888 $12,003 $  13,780 $  20,506
   Depreciation and amortiza-
    tion.......................    459     283     244       277       212
                                ------ ------- ------- --------- ---------
   EBITDA...................... $8,414 $10,171 $12,247   $14,057   $20,718
                                ====== ======= ======= ========= =========

(2) Working capital is comprised of total current assets, excluding cash and cash equivalents, less total current liabilities and excluding current maturities of long-term debt. Working capital for MAGIC is negative due to the impact of deferred revenue from expositions which are billed and collected as deposits up to six months in advance of the respective exposition. Consequently, expositions carry little or no accounts receivable.

                                 RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider, together with the other information included in this Prospectus, the following risk factors. This Prospectus contains forward looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control.

SUBSTANTIAL LEVERAGE

  As of June 30, 1998, after giving effect to the Pro Forma Adjustments, the Company would have had approximately $424.6 million of outstanding Indebtedness, which would have represented 73.4% of total capitalization. For the year ended December 31, 1997, the Company's pro forma annual interest payments due on such Indebtedness would have been approximately $35.9 million, and the Company's pro forma ratio of EBITDA to interest expense would have been 1.7x. In addition, as of June 30, 1998, after giving effect to the Pro Forma Adjustments, the Company would have had $35.0 million available under the Amended Credit Facility. Although the Company's cash flow from operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for the Company to meet its obligations. See "Unaudited Pro Forma Combined Financial Information," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company is leveraged could have important consequences to the holders of the Notes including the following:

    . impairment of the Company's future ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes;

    . the reduction of funds available to the Company for its operations or other purposes due to the dedication of substantial portion of the Company's cash flow from operations to the payment of principal and interest on the Notes and the borrowings under the Amended Credit Facility;

    . increased exposure to interest rate risk due to the fact that certain of the Company's borrowings are and will continue to be at variable interest rates;

    . the indebtedness outstanding under the Amended Credit Facility is secured by the capital stock of the Company and its subsidiaries and will mature prior to the Notes; and

    . the Company may be substantially more leveraged than certain of its competitors, which may place it at a relative disadvantage and make it more vulnerable to changing market conditions and regulations.

See "Description of Amended Credit Facility" and "Description of Notes."

ABILITY TO SERVICE DEBT

  The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the adequacy of the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Amended Credit Facility."

RESTRICTIONS IMPOSED BY AMENDED CREDIT FACILITY

  The Amended Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends, prepay subordinated indebtedness such as the Notes, dispose of certain assets, enter into sale and leaseback transactions, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, under the Amended Credit Facility, the Company is required to satisfy specified financial covenants, including cash flow to total debt, interest coverage and consolidated tangible net worth tests. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Amended Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the Amended Credit Facility, the Company could be prohibited from making any payments on the Notes. In addition, such lenders could elect to declare all amounts borrowed under the Amended Credit Facility, together with accrued interest, to be due and payable. The Amended Credit Facility is secured by, among other things, the capital stock of the Company and its subsidiaries, and if the Company were unable to repay such borrowings, the Banks could proceed against their collateral. If the lenders or the holders of any other secured indebtedness were to foreclose on the collateral securing the Company's obligations to them, it is possible that there would be insufficient assets remaining after satisfaction in full of all such indebtedness to satisfy in full the claims of the holders of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Amended Credit Facility" and "Description of Notes."

SUBORDINATION; UNSECURED STATUS OF THE NOTES AND THE GUARANTEES

  The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Amended Credit Facility. As of June 30, 1998, after giving effect to the Pro Forma Adjustments, the aggregate amount of Senior Indebtedness of the Company would have been approximately $275.0 million (excluding unused commitments), all of which would have been secured. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings with respect to the Company, assets of the Company will be available to pay obligations on the Notes only after Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes.

  The Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Company and will rank senior to all Subordinated Obligations of the Company. The Note Guarantees will be unsecured, senior subordinated obligations of the Guarantors, subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including the guarantees of Indebtedness under the Amended Credit Facility. As of June 30, 1998, after giving effect to the Pro Forma Adjustments: (i) the outstanding Senior Indebtedness of the Company would have been $275.0 million (exclusive of unused commitments), all of which would have been secured; (ii) the Company would have had no Senior Subordinated Indebtedness outstanding other than the Notes and no Subordinated Obligations; (iii) the outstanding Senior Indebtedness of the Guarantors, consisting entirely of guarantees of the Amended Credit Facility, would have been $275.0 million, all of which would have been secured; and (iv) the Guarantors would have had no outstanding Senior Subordinated Indebtedness other than the Guarantees and no outstanding Subordinated Obligations. See "Description of Notes--Ranking" and "--Guarantees."

  The Indenture permits the Company and the Subsidiary Guarantors to incur certain secured indebtedness, including indebtedness under the Amended Credit Facility, which will be secured by a lien on substantially all of the assets of the Company and the Guarantors. The Notes and the Guarantees are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Amended Credit Facility, the lenders thereunder may foreclose upon such collateral to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. In such event, such assets would first be used to repay in full amounts outstanding under the Amended Credit Facility, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Notes and other unsecured Indebtedness.

FRAUDULENT TRANSFER CONSIDERATIONS

  The incurrence of indebtedness (such as the Notes) is subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors, that the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the incurrence of the obligations the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void or subordinate the obligations in question.

  The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent a particular time if the sum of its debts at that time is greater than the then fair saleable value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that it is (i) not insolvent, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

  In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value of fair consideration. A court could void any of the Subsidiary Guarantors' obligations under the Subsidiary Guarantees, subordinate the Subsidiary Guarantees to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

POSSIBLE UNENFORCEABILITY OF SUBSIDIARY GUARANTEES

  The Company derives certain of its operating income from its subsidiaries. The holders of the Notes will have no direct claim against such subsidiaries other than a claim created by one or more of the Note Guarantees, which may themselves be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of a Subsidiary Guarantor. See "--Fraudulent Transfer Considerations." If such a challenge were upheld, such Note Guarantees would be invalid and unenforceable. To the extent that any of such Note Guarantees are not enforceable, the rights of the holders of the Notes to participate in any distribution of assets of any

Subsidiary Guarantor upon liquidation, bankruptcy, reorganization or otherwise will, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors of that Subsidiary Guarantor. The Company must rely in part upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The Indenture contains covenants that restrict the ability of the Company's subsidiaries to enter into any agreement limiting distributions and transfers, including dividends. However, the ability of the Company's subsidiaries to make distributions may be restricted by among other things, applicable state corporate laws and other laws and regulations or by terms of agreements to which they are or may become a party. In addition, there can be no assurance that such distributions will be adequate to fund the interest and principal payments on the Amended Credit Facility and the Notes when due. See "Description of Notes."

CHANGE OF CONTROL

  Upon a Change of Control, holders of the Notes will have the right to require the Company to repurchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The events that constitute a Change of Control under the Notes will also constitute a default under the Amended Credit Facility, which will prohibit the purchase of the Notes by the Company in the event of certain Change of Control events unless and until such time as the Company's indebtedness under the Amended Credit Facility is repaid in full. There can be no assurance that the Company would have sufficient financial resources available to satisfy all of its obligations under the Amended Credit Facility and the Notes in the event of a Change of Control. The Company's failure to purchase the Notes would result in a default under the Indenture and under the Amended Credit Facility, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Description of Amended Credit Facility" and "Description of Notes--Change of Control."

DEPENDENCE ON DEMAND FOR ADVERTISING

  After giving effect to the Pro Forma Adjustments, 50.0% of the Company's total revenue in 1997 would have been derived from advertising sales. Should a general economic downturn or a recession in the United States occur in the future, the Company's advertisers may reduce their advertising budgets. Any material decline in the demand for advertising could have an adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON VENUES AND DATES FOR EXPOSITIONS AND CONFERENCES

  The success of an exposition or a conference depends in part upon its date and location. The market for desirable dates and locations is highly competitive. The Company generally maintains multi-year reservations for its exposition and conference venues and dates. However, consistent with industry practice, the Company does not pay for these reservations and the reservations are not binding on the facility owners until a contract is signed. Contracts typically guarantee the right to certain venues or dates for only one year and there can be no assurance that the Company's reservations will lead to signed, binding contracts with facility owners. In the event that the Company loses its rights to exposition/conference dates or locations, the profitability and future prospects of the expositions or conferences affected, and the Company's overall business, financial condition and results of operations could be materially and adversely affected. No assurance can be given that the Company can maintain the date or location of any of its expositions or conferences. In addition, the fact that exhibitions and conferences are held on pre-scheduled dates at specific locations could make them vulnerable to events outside of the Company's control, such as natural catastrophes, labor strikes or transportation shutdowns.

IMPORTANCE OF MAGIC

  Historically, none of the Company's trade shows has individually represented a significant portion of the Company's exposition revenue. The MAGIC trade shows, however, would have represented an aggregate of 29.7% of the Company's pro forma exposition revenue for the year ended December 31, 1997 and 20.6% and 12.1% of the Company's pro forma EBITDA and pro forma net revenue, respectively, for the same period. The Company expects that the MAGIC trade shows will continue to represent a significant portion of the Company's overall revenue in the future. Although the Company believes it has a diversified portfolio of expositions, a significant decline in the performance of one or both of the February or August MAGIC trade shows could have a material adverse effect on the Company's business, financial condition and results of operations.

EFFECT OF INCREASE IN PAPER AND POSTAGE COSTS

  The price of paper is a significant expense of the Company relating to its print products and direct mail solicitations. Although the Company has implemented measures designed to substantially offset historical price increases, such increases, despite such offsetting measures, could have a material adverse effect on the Company's business, financial condition and results of operations. Postage for product distribution and direct mail solicitation is also a significant expense of the Company. The Company generally uses the United States Postal Service. Postage costs increase periodically and can be expected to increase in the future. No assurance can be given that the Company can pass such cost increases through to its customers.

EXPANSION RISKS AND IMPACT ON FUTURE OPERATING RESULTS

  The Company's objective is to grow through, among other things, strategic acquisitions. The Company's acquisition strategy entails risks inherent in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired businesses. There can be no assurance that acquisition opportunities will be available, that the Company will have access to the capital required to finance potential acquisitions or that any business acquired will be integrated successfully or prove profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additionally, the integration of acquisitions, in particular the MAGIC Acquisition, requires and will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse impact on the Company's revenue and operating results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will realize any of the anticipated benefits from the MAGIC Acquisition or any of the other acquisitions it consummates.

DEPENDENCE ON KEY PERSONNEL

  The Company has benefited substantially from the leadership and experience of its senior management team, and is dependent on their continued services in order to successfully implement its business strategy. Although the Company has entered into employment agreements with Robert Krakoff and James Alic, there can be no assurance that these and other key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. Although the Company believes that it could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse affect on the Company's business, financial condition or results of operations. The Company does not currently maintain key-man life insurance policies on its executive officers. See "Management."

COMPETITION

  Competition for the Company's products and services is highly fragmented, both by product and geography, and exists at many levels. On a global level, there are several much larger international firms--such as Reed Elsevier and United News and Media--which operate in many geographic markets and have broad product offerings in publishing, expositions and conferences and marketing services. Many of these competitors are better capitalized and have substantially greater financial and other resources than the Company. In a few cases, these firms operate in the same market as the Company. In general, these large firms are organized and market their products and services by product and geographic location, not on an integrated basis. Within each particular industry sector, the Company generally has a large number of direct and indirect competitors. In some cases, these competitors operate in several geographic areas. In other cases, they operate in only one geographic market. In most cases, these competitors are small to medium-sized corporations. However, in several industries markets such as information technology and healthcare, there are large competitors focused on a single industry. In expositions and conferences in particular, there are many not-for-profit association competitors and, in several countries, the exposition hall owner and operator may also be a competitor. In any given publishing marketplace in a particular country, there are typically two to five direct competitors for both readers and advertisers. Additionally, there are usually many indirect competitors who define market segments differently and thus may be alternatives for either the reader or the advertiser. Exposition and conference competition in each market and country occurs on many levels. There is seldom any truly direct competitor for a particular event, given the uniqueness of venue and date. However, given the availability of alternative venues and the ability to define events for particular market segments and/or with different strategic positioning, the range of competition for exposition dollars, sponsorships and show attendees and conferees is extensive. Because there are few barriers to entry, the Company anticipates that, as the trade publications and expositions industries evolve, additional competitors with greater resources than the Company may enter the markets, or particular segments of the markets, thereby intensifying competition. See "Business-- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  The Company's growth strategy includes international expansion. There are certain risks inherent in doing business in international markets, such as the uncertainty of product acceptance by different cultures, the risks of divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners, difficulties in staffing and managing multinational operations, currency fluctuations, changing economic conditions, state-imposed restrictions on the repatriation of funds and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET

  Prior to the Offering, there was no public market for the Notes and there can be no assurance that such a market for the Notes or the Exchange Notes will develop or, if such a market develops, as to the liquidity of such market. The Company does not intend to apply for listing of the Notes or the Exchange Notes on any securities exchange; however, the Notes are eligible for trading in the PORTAL market. If the Notes or the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Notes and the Exchange Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities may be limited during the Exchange Offer. Until the Company performs its obligations under the Registration Rights Agreement, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws. See "Transfer Restrictions," "Exchange and Registration Rights Agreement" and "Plan of Distribution."

CONTROL BY HFCP III

  HFCP III owns, directly or indirectly, substantially all of the outstanding capital stock of Holdings, the parent company of the Company, and can effectively control the affairs and policies of the Company. There can be no assurance that the interests of HFCP III will not conflict with the interests of the holders of the Notes. See "Principal Stockholders."

PROCEDURES FOR TENDER OF ORIGINAL NOTES

  The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

  The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

                       THE ACQUISITIONS AND REFINANCING

  The MAGIC Acquisition. On April 30, 1998, Advanstar acquired MAGIC for cash consideration of $230.2 million, subject to adjustment based on the shareholders' equity of MAGIC on the closing date of the MAGIC Acquisition, and MAGIC became a wholly-owned subsidiary of Advanstar, serving as the core asset of the Company's Retail, Hospitality & Fashion cluster. The Company's fashion industry sector is managed by Joseph Loggia, MAGIC's former chief executive officer and current president. Mr. Loggia has entered into a two year employment agreement with Advanstar and has received options to purchase Common Stock.

  The Travel Agent Acquisition. On August 17, 1998, the Company acquired certain travel related publication and trade show assets of Universal Media, Inc., including Travel Agent, the leading magazine, based on number of advertising pages, in the United States travel agency market. The Company paid $68.0 million in cash to acquire Travel Agent.

  The Other Acquisitions. In addition, since June 1, 1997 Advanstar has completed or signed definitive agreements or letters of intent for 11 other acquisitions or joint ventures (collectively, the "Other Acquisitions") with purchase prices ranging from approximately $1.4 million to approximately $18.3 million and aggregating approximately $147.5 million. The Other Acquisitions include: (i) the acquisition in June 1997 of Telepress, a Brazilian trade publication and conference business focused on the Latin American telecommunications market; (ii) the buyout in November 1997 of a minority partner, CCI, in Hong Kong, thus creating a wholly-owned publishing platform in Asia; (iii) the acquisition in February 1998 of Telexpo, a Brazilian telecommunications exposition; (iv) the joint venture in February 1998 with the Video Software Dealers Association (the "VSDA") whereby Advanstar became a 50% owner of the VSDA annual convention and trade show, North America's largest trade event for the home video industry, and the VSDA became a 50% partner in the Company's East Coast Video Show; (v) the joint venture in February 1998 with Wideband, Inc., a publisher in the consumer electronics market that recently launched Li(C)ense!, a magazine targeting the same industry as the Company's leading licensing exposition and conference; (vi) the acquisition in March 1998 of TelEvolution, a call center exposition and conference in Canada; (vii) the acquisition in March 1998 of Teleprofessional, a U.S. trade publisher in the call center market; (viii) the acquisition in May 1998 of SCANTECH, the leading U.S. exposition in the automatic data capture market; (ix) the acquisition in May 1998 of Applied Business teleCommunications, producer of the leading expositions and conferences for the video conferencing and long distance learning industries; (x) the acquisition in May 1998 of POST, a magazine servicing the post production activities of the film and television industries; and (xi) the acquisition in June 1998 of full ownership rights in, and execution of a long-term sponsorship agreement with LIMA (the Licensing International Merchandisers Association) for, the licensing exposition and conference.

  The Refinancing. In order to provide greater flexibility in pursuing its growth strategy, and in connection with the MAGIC Acquisition, the Company entered into the First Credit Facility Amendment on April 30, 1998, thereby increasing its borrowing capacity from $215.0 million under the Original Credit Facility to $270.0 million under the First Amended Credit Facility. HFCP III also made the HFCP III Equity Investment of approximately $70.0 million on April 30, 1998. Additionally, in August 1998 in connection with the Travel Agent Acquisition, the Company entered into the Second Credit Facility Amendment to increase its borrowing capacity under the First Amended Credit Facility from $270.0 million to $310.0 million under the Second Amended Credit Facility. See "Description of Amended Credit Facility." As of June 30, 1998, the Company had $217.0 million of indebtedness outstanding under the First Amended Credit Facility.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1998, (i) the historical cash and cash equivalents and capitalization of Advanstar and (ii) the cash and cash equivalents and capitalization of the Company after giving effect to the Pro Forma Adjustments. This table should be read in conjunction with the financial statements and notes thereto and other financial information appearing elsewhere herein.

                                                          JUNE 30, 1998
                                                      -------------------------
                                                        ACTUAL      PRO FORMA
                                                      -----------  ------------
                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents............................ $    21,974  $    12,399
                                                      ===========  ===========
Long-term debt (including current portion)
  Revolving Credit Facility.......................... $     6,000  $    25,000
  Term loan facility.................................     210,000      250,000
  9 1/4% Senior Subordinated Notes (net of discounts)
   ..................................................     149,619      149,619
                                                      -----------  -----------
    Total long-term debt.............................     365,619      424,619
                                                      -----------  -----------
Shareholder's equity:
  Common Stock, $.01 par value; 1,500,000 shares
   authorized, 1,000,000 shares issued and outstand-
    ing..............................................          10           10
  Translation adjustment.............................        (370)        (370)
  Capital in excess of par value.....................     178,990      178,990
  Accumulated deficit................................     (24,479)     (24,479)
                                                      -----------  -----------
    Total shareholders' equity.......................     154,151      154,151
                                                      -----------  -----------
    Total capitalization............................. $   519,770  $   578,770
                                                      ===========  ===========

                         UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

  The unaudited pro forma combined balance sheet as of June 30, 1998 includes the historical accounts of Advanstar and gives effect to the Acquisitions and Refinancing and the divestiture of a trade publication as if they had occurred as of June 30, 1998. The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 1997 and the three month period ended June 30, 1998 include the historical operations of Advanstar and gives effect to the Acquisitions and Refinancing and the divestiture of a trade publication as if they had occurred on January 1, 1997 and January 1, 1998, respectively. The pro forma adjustments relating to the Acquisitions and Refinancing, together with the elimination of operating results of a divestiture, for consideration of approximately $4.0 million, of a trade publication, constitute the "Pro Forma Adjustments."

  The unaudited pro forma combined financial information, which has been prepared by the Company's management, has been derived from the historical statements of operations and balance sheets of Advanstar, MAGIC, Travel Agent and the Other Acquisitions. The Acquisitions will be accounted for under the purchase method of accounting using the assumptions and adjustments disclosed in the notes to the unaudited pro forma combined financial information. A preliminary allocation of the aggregate purchase price has been made based on available information.

  The unaudited pro forma combined financial information is not designed to represent and does not represent what the Company's results of operations actually would have been had the aforementioned transactions been completed as of the dates indicated, or to project the Company's results of operations for any future period. Results of operations for the six month period ended June, 1998 are not necessarily indicative of the results that can be expected for future periods or the entire year, principally due to the timing of certain exposition events. The Pro Forma Adjustments are based on available historical financial information and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto and other financial information appearing elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF JUNE 30, 1998

                                              TRAVEL   PRO FORMA
                                   ADVANSTAR  AGENT   ADJUSTMENTS    PRO FORMA
                                   ---------  ------  -----------    ---------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
Current assets:
  Cash and cash equivalents....... $  21,974  $  425   $(10,000)(1)  $ 12,399
  Receivables, net................    22,679   3,871                   26,550
  Deferred income taxes, prepaid
   expenses and other.............    13,756     467                   14,223
                                   ---------  ------   --------      --------
    Total current assets..........    58,409   4,763    (10,000)       53,172
Property and equipment, net of
 accumulated depreciation.........    13,031     219                   13,250
Goodwill, net of accumulated
 amortization.....................   458,083     458     69,334 (2)   527,875
Intangible assets, net of
 accumulated amortization.........    69,935     --         --         69,935
Other assets......................       --       61                       61
                                   ---------  ------   --------      --------
    Total assets.................. $ 599,458  $5,501    $59,334      $664,293
                                   =========  ======   ========      ========
LIABILITIES AND SHAREHOLDERS' EQ-
 UITY:
Current liabilities:
  Current portion of long-term
   debt........................... $   3,000  $  --    $    --       $  3,000
  Accounts payable................    12,888   3,067                   15,955
  Unearned revenue................    36,109      23                   36,132
  Other accrued liabilities.......    15,449     607                   16,056
                                   ---------  ------   --------      --------
    Total current liabilities.....    67,446   3,697        --         71,143
Long-term debt, net of current
 maturities.......................   213,000     --      59,000 (3)   272,000
9 1/4% Senior Subordinated Notes
 .................................   149,619     --                   149,619
Other noncurrent liabilities......     1,478   2,138                    3,616
Minority Interest.................    13,764     --                    13,764
                                   ---------  ------   --------      --------
    Total liabilities.............   445,307   5,835     59,000       510,142
                                   ---------  ------   --------      --------
Shareholders' equity:
  Common stock....................        10     --                        10
  Capital in excess of par value..   178,990     600       (600)      178,990
  Translation adjustment..........      (370)    --                      (370)
  Accumulated earnings (deficit)..   (24,479)   (934)       (45)      (24,479)
                                   ---------  ------   --------      --------
    Total shareholders' equity
     (deficit)....................   154,151    (334)       334 (4)   154,151
                                   ---------  ------   --------      --------
    Total liabilities and
     shareholders' equity......... $ 599,458  $5,501   $ 59,334      $664,293
                                   =========  ======   ========      ========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

(1)  Represents the net cash effect of the Travel Agent Acquisition.

(2) The following table sets forth the preliminary allocation of the aggregate purchase price of the Travel Agent Acquisition:

     Historical net book value of assets acquired.................... $  (334)
                                                                      -------
     Excess purchase prices over net assets acquired (allocated to goodwill and intangible assets)................................  69,334
     Aggregate purchase price........................................ $69,000
                                                                      =======

  Goodwill and intangible assets will be amortized on a straight line basis over 20-30 years.

(3) Represents incremental borrowings under the Second Amended Credit Facility to finance the Travel Agent Acquisition.

(4) Reflects the elimination of the historical capital in excess of par value of $600 and the historical accumulated earnings of Travel Agent and amounts due from Affiliate of $(934).

                          UNAUDITED PRO FORMA COMBINED

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                  TRAVEL        OTHER       PRO FORMA
                          ADVANSTAR(1) MAGIC(2)  AGENT(3)  ACQUISITIONS(4) ADJUSTMENTS    PRO FORMA
                          ------------ --------  --------  --------------- -----------    ---------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Net revenue.............   $ 187,656   $32,542   $24,152       $22,977      $    600 (5)  $ 267,927
                           =========   =======   =======       =======      ========      =========
Gross profit............   $  61,553   $17,205   $ 7,257       $11,834      $    600      $  98,449
  General and
   administrative
   expenses.............      27,514     4,832     6,919         4,543        (5,579)(6)     38,229
  Depreciation and
   amortization.........      27,526       292       600            26        13,768 (7)     42,212
                           ---------   -------   -------       -------      --------      ---------
Operating income
 (loss).................       6,513    12,081      (262)        7,265        (7,589)        18,008
Interest income
 (expense), net.........     (15,117)    1,397      (206)         (129)      (20,438)(8)    (34,493)
Other, net..............         292     3,179       --             49           --           3,520
                           ---------   -------   -------       -------      --------      ---------
Income (loss) before
 income taxes...........      (8,312)   16,657      (468)        7,185       (28,027)       (12,965)
Provision for income
 taxes..................         583     5,638        60           425        (6,123)(9)        583
                           ---------   -------   -------       -------      --------      ---------
Net income (loss).......   $  (8,895)  $11,019   $  (528)      $ 6,760      $(21,904)     $ (13,548)
                           =========   =======   =======       =======      ========      =========
Net income (loss) per
 share, basic and
 diluted................   $   (8.90)  $   --    $   --        $   --       $             $  (13.55)
                           =========   =======   =======       =======      ========      =========
Weighted average common
 stock outstanding,
 basic and diluted......   1,000,000       --                      --                     1,000,000
OTHER FINANCIAL DATA:
EBITDA(10)..............   $  34,039   $12,373   $   338       $ 7,291      $  6,179(11)  $  60,220
EBITDA margin...........        18.1%     38.0%      1.4%         31.7%                        22.5%
Depreciation and
 amortization...........   $  27,526   $   292   $   600       $    26      $ 13,768         42,212
Capital expenditures....       2,260       318       105           --                         2,683
Ratio of EBITDA to
 interest expense(12)...         --        --        --            --                           1.7x

                          UNAUDITED PRO FORMA COMBINED

                            STATEMENT OF OPERATIONS

               FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998

                                                  TRAVEL        OTHER       PRO FORMA
                          ADVANSTAR(1) MAGIC(2)  AGENT(3)  ACQUISITIONS(4) ADJUSTMENTS    PRO FORMA
                          ------------ --------  --------  --------------- -----------    ----------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Net revenue.............   $  121,212  $20,259   $14,507       $3,859        $   300 (5)  $  160,137
                           ==========  =======   =======       ======        =======      ==========
Gross profit............   $   40,458  $13,973   $ 5,162       $  817        $   300      $   60,710
  General and
   administrative
   expenses.............       17,164    2,277     2,637        1,585         (1,990)(6)      21,673
  Depreciation and
   amortization.........       15,850      130        79          --           5,309 (7)      21,368
                           ----------  -------   -------       ------        -------      ----------
Operating income
 (loss).................        7,444   11,566     2,446         (768)        (3,019)         17,669
Interest income (ex-
 pense), net............      (10,491)     155      (102)         --          (7,596)(8)     (18,034)
Other, net..............       (1,894)     --        --           --             --           (1,894)
                           ----------  -------   -------       ------        -------      ----------
Income (loss) before
 income taxes...........       (4,941)  11,721     2,344         (768)       (10,615)         (2,259)
Provision for income
 taxes..................          229    4,390        78          --          (4,468)(9)         229
                           ----------  -------   -------       ------        -------      ----------
Net income (loss).......   $   (5,170) $ 7,331   $ 2,266       $ (768)       $(6,147)     $   (2,488)
                           ==========  =======   =======       ======        =======      ==========
Net income (loss) per
 share, basic and
 diluted................   $    (5.17) $   --    $   --        $  --         $            $    (2.49)
                           ==========  =======   =======       ======        =======      ==========
Weighted average common
 stock outstanding, ba-
 sic and diluted........    1,000,000                                                      1,000,000
OTHER FINANCIAL DATA:
EBITDA(10)..............   $   23,294  $11,696   $ 2,525       $ (768)       $ 2,290 (11) $   39,037
EBITDA margin...........         19.2%    57.7%     17.4%       (19.9)%                         24.4%
Depreciation and amorti-
 zation.................   $   15,850  $   130        79       $  --         $ 5,309      $   21,368
Capital expenditures....        1,678       65        53          --                           1,796
Ratio of EBITDA to
 interest expense(12)...          --       --                     --                             2.2

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

(1) Represents the results of operations for Advanstar for the year ended December 31, 1997 and the six month period ended June 30, 1998, as applicable.

(2) Represent the results of operations for MAGIC for the twelve month period ended December 31, 1997 and the four month period ended April 30, 1998, as applicable. The MAGIC Acquisition occured on April 30, 1998.

(3) Represents the results of operations for Travel Agent for the year ended December 31, 1997 and the six month period ended June 30, 1998, as applicable.

(4) Represents the aggregate results of operations for the Other Acquisitions for the twelve month periods ended December 31, 1997 and the aggregate results of their operations prior to their acquisition by the Company during the six month period ended June 30, 1998, as applicable. See "The Acquisitions and Refinancing--Other Acquisitions." Also includes the elimination of operating results of a divestiture, for consideration of approximately $4.0 million, of a trade publication. The entity divested had contributed $1.3 million of revenue and $0.4 million of net income for 1997 and $0.3 million of revenue and no net income for the six months ended June 30, 1998.

(5) Represents the elimination of related party pricing discounts that were granted to certain former MAGIC shareholders/directors for their purchase of trade show exhibition space. Such discounts will not recur following the MAGIC Acquisition.

(6) Represents the elimination of director fees of $0.5 million and $0.2 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively that will not recur following the MAGIC Acquisition and the elimination, in connection with the Travel Agent Acquisition, of shareholder/director payments of $4.3 million and $1.3 million, respectively, to certain shareholders of Universal Media, Inc. and certain other costs of $0.8 million and $0.5 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

(7) Represents incremental amortization of goodwill arising from the Acquisitions (based on preliminary allocations of aggregate purchase price) and incremental amortization of intangibles resulting from deferred financing costs. The incremental goodwill is being amortized on a straight line basis over periods ranging from 20-30 years. The deferred financing costs are amortized over the lives of the related debt instruments (5.5-10 years).

(8) Represents incremental interest expense arising from the Offering (including amortization of original issue discount on the Notes) and incremental interest expense on borrowings under the Amended Credit Facility. Adjustments to interest expense have been calculated as follows:

      Senior Subordinated Notes................................            9.25%
      Amended Credit Facility
        Revolving Credit Facility.............................. LIBOR plus 2.25%
        Tranche A.............................................. LIBOR plus 2.25%
        Tranche B.............................................. LIBOR plus 2.50%

  For the purpose of calculating pro forma interest expense, the Company used LIBOR as of December 31, 1997 and June 30, 1998, respectively.

(9) A tax provision has not been reflected for income before income taxes due to the Company's net operating loss carryforwards. The remaining income tax provision represents taxes related to certain state taxes and the Company's U.K. subsidiary.

(10) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the

   Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the periods indicated:

                   FOR THE YEAR ENDED DECEMBER 31, 1997

                                            TRAVEL     OTHER      PRO FORMA    PRO
                          ADVANSTAR  MAGIC  AGENT   ACQUISITIONS ADJUSTMENTS  FORMA
                          --------- ------- ------  ------------ ----------- -------
                                               (IN THOUSANDS)
Operating income
 (loss).................   $ 6,513  $12,081 $(262)     $7,265      $(7,589)  $18,008
Depreciation and amorti-
 zation.................    27,526      292   600          26       13,768    42,212
                           -------  ------- -----      ------      -------   -------
EBITDA..................   $34,039  $12,373 $ 338      $7,291      $ 6,179   $60,220
                           =======  ======= =====      ======      =======   =======

                      SIX MONTHS ENDED JUNE 30, 1998

                                            TRAVEL    OTHER      PRO FORMA    PRO
                          ADVANSTAR  MAGIC  AGENT  ACQUISITIONS ADJUSTMENTS  FORMA
                          --------- ------- ------ ------------ ----------- -------
                                               (IN THOUSANDS)
Operating income
 (loss).................   $ 7,444  $11,566 $2,446    $(768)      $(3,019)  $17,669
Depreciation and amorti-
 zation.................    15,850      130     79      --          5,309    21,368
                           -------  ------- ------    -----       -------   -------
EBITDA..................   $23,294  $11,696 $2,525    $(768)      $ 2,290   $39,037
                           =======  ======= ======    =====       =======   =======

(11) Excludes a nonrecurring compensation expense of $6.5 million related to the MAGIC Acquisition.

(12) Calculated using pro forma interest expense of $35.9 million for the twelve month period ended December 31, 1997 and $17.9 million for the six month period ended June 30, 1998.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
                  OTHER DATA OF ADVANSTAR AND THE PREDECESSOR

  The selected historical consolidated financial and other data for the years ended December 31, 1993, 1994 and 1995 and the five months ended May 31, 1996 are derived from the audited consolidated financial statements and notes thereto of the Predecessor for such periods. The consolidated financial and other data of Advanstar for the seven months ended December 31, 1996 and the year ended December 31, 1997 are derived from the audited consolidated financial statements and notes thereto of Advanstar included elsewhere herein. The financial and other data for the combined year ended December 31, 1996 have been derived from the audited consolidated financial statements and notes thereto of the Predecessor and Advanstar and are unaudited. The financial and other data for the six month periods ended June 30, 1997 and 1998 have been derived from the unaudited condensed consolidated financial statements of the Company and are unaudited. Results of operations for the three month periods ended June 30, 1997 and 1998 are not necessarily indicative of the results that can be expected for future periods or the entire year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto and the other financial information appearing elsewhere herein.

                                       PREDECESSOR                                             ADVANSTAR
                   --------------------------------------------------- ----------------------------------------
                                                            5 MONTHS     7 MONTHS       COMBINED
                   DECEMBER 31, DECEMBER 31, DECEMBER 31,    ENDED        ENDED       DECEMBER 31, DECEMBER 31,
                       1993         1994         1995     MAY 31, 1996 DEC 31, 1996     1996(1)        1997
                   ------------ ------------ ------------ ------------ ------------   ------------ ------------
                                                                                      (UNAUDITED)
                     6 MONTHS ENDED
                        JUNE 30,
                   ---------------------
                     1997       1998
                   ---------- ----------
                       (UNAUDITED)
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
 OPERATIONS DATA:
Net revenue......    $140,082     $141,721     $145,300     $68,286     $  82,720      $ 151,006    $ 187,656
 Production,
  selling and
  other direct
  expenses.......      96,849      107,906       96,942      43,827        53,493         97,320      126,103
                     --------     --------     --------     -------     ---------      ---------    ---------
Gross profit.....      43,233       33,815       48,358      24,459        29,227         53,686       61,553
 General and
  administrative
  expenses.......      26,375       27,511       27,152      11,462        17,395         28,857       30,714
 Amortization(2)..     44,005       42,808        4,801       1,588        13,171(3)      14,759       24,326
                     --------     --------     --------     -------     ---------      ---------    ---------
Operating income
 (loss)..........     (27,147)     (36,504)      16,405      11,409        (1,339)        10,070        6,513
 Interest ex-
  pense, net.....      17,080       18,034       19,613       6,963         7,511         14,474       15,117
 Other, net......         532        4,363       (2,230)        (23)          488            465         (292)
 Provision for
  income taxes...          14           21           16          13         1,076          1,089          583
                     --------     --------     --------     -------     ---------      ---------    ---------
Net income
 (loss)..........    $(44,773)    $(58,922)    $   (994)    $ 4,456     $ (10,414)     $  (5,958)   $  (8,895)
                     ========     ========     ========     =======     =========      =========    =========
Net income (loss)
 per share, basic
 and diluted.....                                                       $  (10.41)     $   (5.96)   $   (8.90)
                                                                        =========      =========    =========
Weighted average
 common stock
 outstanding, ba-
 sic and dilut-
 ed..............                                                       1,000,000      1,000,000    1,000,000
OTHER FINANCIAL
 DATA:
Gross profit mar-
 gin.............        30.9%        23.9%        33.3%       35.8%         35.3%          35.6%        32.8%
EBITDA(4)........    $ 19,330     $  9,573     $ 24,611     $14,428     $  13,781      $  28,209    $  34,039
EBITDA margin....        13.8%        6.75%        16.9%       21.1%         16.7%          18.7%        18.1%
Depreciation and
 amortization....    $ 46,477     $ 46,077     $  8,206     $ 3,019     $  15,120      $  18,139    $  27,526
Capital expendi-
 tures...........       4,610        2,530        1,451         365           780          1,145        2,260
Ratio of EBITDA
 to interest
 expense.........                                                                                        2.3x
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
Total assets.....    $142,530     $ 95,593     $ 79,098                                $ 277,173    $ 298,497
Working capital
 (deficit)(5)....     (11,477)     (15,783)     (11,129)                                 (11,572)     (12,034)
Long-term debt,
 including
 current
 maturities......     177,409      185,099      173,058                                  151,000      164,223
Total
 shareholder's
 equity
 (deficit).......     (68,642)    (127,420)    (128,303)                                  86,839       89,734
STATEMENT OF
 OPERATIONS DATA:
Net revenue......  $ 100,054  $ 121,212
 Production,
  selling and
  other direct
  expenses.......     65,689     80,754
                   ---------- ----------
Gross profit.....     34,365     40,458
 General and
  administrative
  expenses.......     15,331     18,561
 Amortization(2)..    10,898     14,453
                   ---------- ----------
Operating income
 (loss)..........      8,136      7,444
 Interest ex-
  pense, net.....      7,435     10,491
 Other, net......        (38)     1,894
 Provision for
  income taxes...        936        229
                   ---------- ----------
Net income
 (loss)..........  $    (197) $  (5,170)
                   ========== ==========
Net income (loss)
 per share, basic
 and diluted.....  $   (0.20) $   (5.17)
                   ========== ==========
Weighted average
 common stock
 outstanding, ba-
 sic and dilut-
 ed..............  1,000,000  1,000,000
OTHER FINANCIAL
 DATA:
Gross profit mar-
 gin.............       34.3%      33.4%
EBITDA(4)........  $  20,597  $  23,294
EBITDA margin....       20.6%      19.2%
Depreciation and
 amortization....  $  12,461  $  15,850
Capital expendi-
 tures...........      1,118      1,678
Ratio of EBITDA
 to interest
 expense.........       2.8x       2.2x
BALANCE SHEET
 DATA (AT END OF
 PERIOD):
Total assets.....   $305,123  $ 559,458
Working capital
 (deficit)(5)....     (7,338)   (28,011)
Long-term debt,
 including
 current
 maturities......    170,474    365,619
Total
 shareholder's
 equity
 (deficit).......     98,627    154,151

-------
(1) Combines the five months ended May 31, 1996 of the Predecessor with the seven months ended December 31, 1996 of Advanstar. On May 31, 1996, the
    HFCP III Acquisition was consummated. Accordingly, certain information provided herein for the year ended December 31, 1995 and the five months ended May 31, 1996 is not comparable to the statement of operations data of Advanstar due to the effects of certain purchase accounting adjustments and the financing of the HFCP III Acquisition. Operating and other financial data for the Predecessor for the five months ended May 31, 1996 have been combined for presentation purposes with the operating and other financial data of Advanstar for the seven months ended December 31, 1996, without giving effect to purchase accounting or the impact of the financing of the HFCP III Acquisition and is not in accordance with GAAP.
(2) Amortized assets include identifiable intangibles such as advertiser, exhibitor and circulation lists, assembled work force and other intangibles as well as goodwill. Amortization for 1993 and 1994 reflects the amortization of reorganization value in excess of identifiable assets as required as a result of the Predecessor's emergence on January 23, 1992 from its prepackaged Chapter 11 filing. The Predecessor recorded $94.4 million of reorganization value in excess of identifiable tangible and intangible assets and amortized it over three years.
(3) Includes identifiable intangibles such as advertiser, exhibitor and circulation lists, assembled work force and other intangibles as well as goodwill. Amortization increased for the seven months ended December 31, 1996 and the year ended December 31, 1997 as a result of the HFCP III Acquisition completed in May 1996. Purchase prices in excess of fair market value of tangible and intangible assets acquired is allocated to goodwill. Intangibles are being amortized over lives ranging from 5 to 23 years.

(4) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to serve and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the periods indicative:

                                                          PREDECESSOR
                                   ------------------------------------------------
                                                                          5 MONTHS
                                                                           ENDED
                                   DECEMBER 31, DECEMBER 31, DECEMBER 31, MAY 31,
                                       1993         1994         1995       1996
                                   ------------ ------------ ------------ --------
                                                    (IN THOUSANDS)
Operating income
 (loss)..............                $(27,147)    $(36,504)    $16,405    $11,409
Depreciation and
 amortization........                  46,477       46,077       8,206      3,019
                                     --------     --------     -------    -------
EBITDA...............                $ 19,330     $  9,573     $24,611    $14,428
                                     ========     ========     =======    =======


                                                       ADVANSTAR
                                   ---------------------------------------------------
                                   7 MONTHS                            6 MONTHS ENDED
                                    ENDED      COMBINED                   JUNE 30,
                                   DEC 31,   DECEMBER 31, DECEMBER 31, ---------------
                                     1996        1996         1997      1997    1998
                                   --------- ------------ ------------ ------- -------
                                           (UNAUDITED)                 (UNAUDITED)
Operating income
 (loss)..............              $(1,339)    $10,070      $ 6,513    $ 8,136 $ 7,444
Depreciation and
 amortization........               15,120      18,139       27,526     12,461  15,850
                                   -------   ------------ ------------ ------- -------
EBITDA...............              $13,781     $28,209      $34,039    $20,597 $23,294
                                   =======   ============ ============ ======= =======

(5) Working capital is comprised of total current assets, excluding cash and cash equivalents, less total current liabilities and excludes current maturities of long-term debt. Working capital for Advanstar is negative due to the impact of deferred revenue from expositions which are billed and collected as deposits up to six months in advance of the respective exposition. Consequently, expositions carry little or no accounts receivable.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF MAGIC

  The following table sets forth selected financial and other data of MAGIC for the three years ended May 31, 1995, 1996 and 1997 and the nine months ended February 28, 1998, which have been derived from MAGIC's audited financial statements and notes thereto for those years and periods. Summary financial and other data of MAGIC for the nine months ended February 28, 1997 is unaudited and is provided for comparative purposes only. Results for the nine months ended February 28, 1998 are not necessarily indicative of results that may be expected for the entire year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto and the other financial information appearing elsewhere herein.

                                                            NINE MONTHS ENDED
                             FISCAL YEAR ENDED MAY 31,        FEBRUARY 28,
                             ----------------------------  -------------------
                               1995      1996      1997       1997      1998
                             --------  --------  --------  ----------- -------
                                                           (UNAUDITED)
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Net revenue................  $ 21,734   $26,608  $ 31,153    $31,004   $38,695
Direct costs...............    10,067    13,037    14,491     14,180    14,562
                             --------  --------  --------    -------   -------
Gross profit...............    11,667    13,571    16,662     16,824    24,133
General and administrative
 expenses..................     3,423     3,109     4,304      2,666     3,262
Profit participation.......       289       574       355        378       365
                             --------  --------  --------    -------   -------
  Income from operations...     7,955     9,888    12,003     13,780    20,506
Interest income............       677       987     1,195        843       654
Income tax provision.......     3,089     3,965     4,806      5,301     7,697
                             --------  --------  --------    -------   -------
  Net income...............  $  5,543  $  6,910  $  8,392    $ 9,322   $13,463
                             ========  ========  ========    =======   =======
OTHER FINANCIAL DATA:
EBITDA(1)..................  $  8,414  $ 10,171  $ 12,247    $14,057   $20,718
EBITDA margin..............      38.7%     38.2%     39.3%      45.3%     53.5%
Depreciation and amortiza-
 tion......................  $    459  $    283  $    244    $   277   $   212
Capital expenditures.......       336       120       386        444        93
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets...............  $ 20,691   $25,014  $ 29,983    $28,316   $24,361
Working capital(2).........    (7,792)   (5,066)     (191)    (5,321)   (8,117)
Total debt.................       --        --        --         --        --
Shareholders' equity.......     7,407    11,425    18,360     19,320    12,873

--------

(1) "EBITDA" is defined as operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies in similar situations. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Set forth below is a reconciliation of the Company's operating income, as reported, to EBITDA for the periods indicated:

                                       FISCAL YEAR ENDED        NINE MONTHS
                                            MAY 31,         ENDED FEBRUARY 28,
                                     ---------------------- -------------------
                                      1995   1996    1997      1997      1998
                                     ------ ------- ------- ----------- -------
                                                            (UNAUDITED)
                                                   (IN THOUSANDS)
   Income from operations........... $7,955 $ 9,888 $12,003   $13,780   $20,506
   Depreciation and amortization....    459     283     244       277       212
                                     ------ ------- -------   -------   -------
   EBITDA........................... $8,414 $10,171 $12,247   $14,057   $20,718
                                     ====== ======= =======   =======   =======

(2) Working capital is comprised of total current assets, excluding cash and cash equivalents, less total current liabilities and excludes current maturities of long-term debt. Working capital for MAGIC is negative due to the impact of deferred revenue from expositions which are billed and collected as deposits up to six months in advance of the respective exposition. Consequently, expositions carry little or no accounts receivable.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW--ADVANSTAR

  Advanstar is a leading provider of integrated business-to-business marketing communications services, principally through controlled circulation trade, business and professional magazines and trade shows, expositions and conferences. Advanstar also provides a broad range of other marketing services products, including direct mail and database products and services.

  On May 31, 1996, the HFCP III Acquisition was consummated. See Note 1 to Advanstar's Consolidated Financial Statements.

  During 1996 and 1997, Advanstar embarked on a strategic acquisition program designed to fill in existing markets served by Advanstar's industry clusters or to establish dominant positions in new markets with attractive operating and growth characteristics. Advanstar completed nine acquisitions during 1996 and 1997 for aggregate purchase prices of approximately $58 million. Advanstar has continued this program in early 1998, completing, in addition to the MAGIC Acquisition and the Travel Agent Acquisition, an additional nine acquisitions or joint ventures for aggregate purchase prices of approximately $74.1 million.

  Advanstar recognizes revenue from its publishing activities throughout the year based on the issue dates of its publications. With respect to expositions and trade shows, revenue and related direct event expenses are recognized in the month a show or conference is held. Consequently, during the year, Advanstar will reflect on its balance sheet the deferred revenue collected and prepaid expenses incurred for a given event's next scheduled show. A portion of booth revenues are collected up to a year in advance for Advanstar's expositions. These balance sheet deferrals are recognized and released to the income statement in the month the event is held.

  Advanstar's principal sources of revenue are derived from advertising and subscriptions in its publications, booth rentals, attendee revenue, and seminar and conference registrations from its expositions and trade shows, and sales of its marketing services products. The Company's publishing products are predominantly business-to-business controlled circulation trade publications that derive substantially all of their revenue from advertising, as opposed to consumer publications that derive significant revenue from subscription fees. For the year ended December 31, 1997 the Company derived 59.8% of its revenue from publishing, 32.8% from expositions and conferences and 7.4% from marketing services products. In 1997, 92.2% of the Company's publishing revenue was derived from advertising and 4.5% was derived from subscriptions. During 1997, Advanstar realigned its internal operational structure into four industry or market focused clusters. These four clusters, Retail, Hospitality & Fashion; Healthcare & Pharmaceutical; Information Technology & Communications; and Manufacturing & Processing, each contain all of Advanstar's products and services directed toward its respective industry or market. For 1997, the Retail, Hospitality & Fashion cluster represented 31.2% of Advanstar's total revenue; Healthcare & Pharmaceuticals represented 20.6%; Information Technology & Communications represented 22.8%; and Manufacturing & Processing represented 17.3%. Additionally, Advanstar established a Market Development cluster, accounting for 7.9% of total revenue in 1997, to focus on developing properties in markets where Advanstar looks to expand its selection of products and services. See "Business--Products and Services--Market Development."

  The 1996 combined financial data were accumulated from the historical financial statements of the Predecessor for the period from January 1, 1996 to May 31, 1996 and of Advanstar for the period from June 1, 1996 to December 31, 1996. See "Selected Historical Consolidated Financial and Other Data of Advanstar and the Predecessor." The combined financial data is presented for comparative purposes only and does not purport to reflect the operating results of Advanstar if Advanstar had been controlled by HFCP III for the full year.

RESULTS OF OPERATIONS--ADVANSTAR

  The following table sets forth certain consolidated financial data as a percentage of total revenue for the three years ended December 31, 1995, 1996 and 1997 and the six month periods ended June 30, 1997 and 1998.

                                          PERCENT OF REVENUE
                                  -------------------------------------------
                                     YEAR ENDED           SIX MONTH PERIOD
                                    DECEMBER 31,           ENDED JUNE 30,
                                  ---------------------   -------------------
                                  1995    1996    1997      1997       1998
                                  -----   -----   -----   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue...................... 100.0 % 100.0 % 100.0 %    100.0 %    100.0 %
  Production, selling and other
   direct
   expenses......................  66.7    64.4    67.2       65.7       66.6
                                  -----   -----   -----   --------   --------
Gross profit.....................  33.3    35.6    32.8       34.3       33.4
  General and administrative ex-
   penses........................  18.7    19.1    16.4       15.3       15.3
  Amortization...................   3.3     9.8    12.9       10.9       11.9
                                  -----   -----   -----   --------   --------
Operating income (loss)..........  11.3     6.7     3.5        8.1        6.1
  Interest expense, net..........  13.5     9.6     8.0        7.4        8.7
  Other, net.....................  (1.5)    0.3    (0.1)       0.0       (1.6)
  Provision for income taxes.....   0.0     0.7     0.3        0.9        0.2
                                  -----   -----   -----   --------   --------
Net income (loss)................  (0.7)   (3.9)   (4.7)      (0.2)      (4.3)
                                  =====   =====   =====   ========   ========
EBITDA...........................  16.9 %  18.7 %  18.1 %     20.6 %     19.2 %

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Net revenue. Net revenue for the first six months of 1998 increased $21.1 million, or 21.1%, to $121.2 million from $100.1 million for the first six months of 1997. Revenue growth for the first six months of 1998 was due to growth in publishing, marketing services and exposition revenue. Publishing revenue for the first six months of 1998 increased $5.9 million, or 11.0%, to $59.5 million from $53.6 million for the first six months of 1997 due to aggregate improved performance in the Information Technology & Communications, Retail, Hospitality & Fashion, and Market Development clusters, partially offset by decreased revenue from certain properties in the Manufacturing & Processing cluster and certain healthcare properties. Exposition revenue increased $14.6 million, or 36.5%, to $54.6 million from $40.0 million in the first six months of 1997, due primarily to improved performance in art and motor vehicle exhibitions, plastics fair events and telecommunications and call center shows, partially offset by decreased revenue from Market Development and application technology events and the discontinuation of an information technology event. Marketing Services revenue for the first six months of 1998 increased $0.6 million, or 10.5%, to $7.1 million from $6.5 million in the first six months of 1997.

  Of the overall revenue increase in the first six months of 1998, growth in the base business (excluding properties acquired in 1998) was $11.8 million, or 13%, increasing to $111.9 from $100.1 million in the first six months of 1997, due to improved performance in the Information Technology & Communications, Retail, Hospitality & Fashion and the Manufacturing & Processing clusters, partially offset by decreased revenue from the Market Development cluster and certain properties in the Manufacturing & Processing and Information Technology & Communication clusters. Of the overall growth in the base business, $2.8 million was attributable to timing differences in certain expostion events in the first six months of 1998 compared to the same period in 1997. Exposition events are often held over different dates from one year to the next which will occasionally result in reported exposition results moving from one quarter to another between years. Revenue from properties acquired in the first six months of 1998 was $9.3 million, primarily from those acquired in the Telexpo acquisition.

  Production, selling and other direct expenses. Production, selling and other direct expenses for the first six months of 1998 increased $15.1 million, or 23.0%, to $80.8 million from 65.7 million in 1997, of which $6.3 million was attributable to production, selling and other expenses of properties acquired in the first half of 1998. Production, selling and other direct expenses for the base business for the first six months of 1998 increased $8.8 million, or 13.4%, to $74.5 million from $65.7 million in the first six months of 1997. Selling and promotional expenses in the first six months of 1998 increased $5.1 million, or 19.9%, to $30.7 million from $25.6 million in the first six months of 1997, due to investments made in properties in the Healthcare & Pharmaceutical cluster, for sales resources across the new market-focused cluster groups, and for exposition promotion in support of growth in existing shows. Exposition facility costs in the first six months of 1998 increased $1.9 million, or 8%, to $9.2 million from $7.3 million in the first six months of 1997, due primarily to growth in the size of several events and expansion into new venues for certain shows. Publication production costs for printing, paper and postage for the first six months of 1998 increased $0.9 million, or 7.4%, to $13.0 million from $12.1 million from the first six months of 1997, due to a 5.4% growth in the number of advertising pages and increases in postage rates and paper costs.

  General and administrative expenses. General and administrative expenses for the first six months of 1998 increased $3.2 million, or 21.1%, to $18.5 million from $15.3 million in the first six months of 1997, of which $1.3 million was attributable to acquisitions in 1998. General and administrative expenses for the base business increased $1.9 million, or 12.4%, to $17.2 million from $15.3 million in the first six months of 1997, largely due to incremental expenses of $0.9 million relating to the establishment of the Company's Latin American operations, and $1.0 million relating to an expansion of infrastructure to support the new market focused organization and anticipated future growth.




  Operating income. For the first six months of 1998, operating income decreased $0.7 million, or 8.5%, to $7.4 million from $8.1 million in the first six months of 1997 due primarily to a $3.6 million increase in amortization as a result of the Company's recent acquisition activity, offset by improved operating performance.

  Interest expense. Net interest expense for the first six months of 1998 increased $3.1 million, or 41.1%, to $10.5 million from $7.4 million in the first six months of 1997, due to the incurrence of additional indebtedness necessary to fund acquisitions completed in the first six months of 1997 and the first half of 1998. In April 1998, the Company issued the Notes in the amount of $150.0 million at a fixed rate of 9.25% to fund the MAGIC Acquisition. Interest is payable semi-annually with the first payment due on November 1, 1998. Interest expense in the first half of 1998 includes $2.3 million of accrued interest on the Notes.

  Net income. Net income for the first six months of 1998 decreased $5.0 million to a loss of $5.2 million from a loss of $0.2 million in the first six months of 1997. The decrease was due primarily to the increase in amortization and interest expense and the write-off of $4.1 million of certain unamortized intangibles relating to the Company's credit facilities as part of the MAGIC Acquisition, offset by a gain on the disposition of certain publishing assets of $2.2 million and a reduction of $0.7 million in income tax expense.

  EBITDA. EBITDA for the first six months of 1998 increased $2.7 million, or 13.1%, to $23.3 million in 1998 from $20.6 million in the first six months of 1997. The increase was due primarily to the increase in revenue and resulting increase in operating performance. "EBITDA" is operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the

Company's EBITDA. It is also the Company's experience that the merit of potential acquisitions and divestitures in the Company's industry are evaluated by the parties involved in part, based on EBITDA. EBITDA does not take into account the Company's working capital, debt service and capital expenditure requirements or other commitments and, accordingly, is not necessarily indicative of the amounts that may be available for discretionary uses.








1997 COMPARED TO COMBINED 1996

  Net revenue. Total net revenue for 1997 increased $36.7 million, or 24.3%, to $187.7 million from $151.0 million in 1996. Net revenue growth from the base business contributed $6.9 million, or 19.0%, of the increase and acquisitions contributed $29.8 million, or 81.0%, of new net revenue. The Expocon and Telepress acquisitions together accounted for approximately two-thirds of such new net revenue. The increase in base business revenue was primarily due to a $5.6 million increase in publishing revenue due to improved operating performance of TELECOM ASIA and other telecommunications and information technology publications, a $3.2 million increase in exposition revenue due to growth in U.S. and European call center events and an increase in direct mail and database marketing product revenue, partially offset by a $3.1 million decline in revenue resulting from the absence of three plastic exhibition events in 1997 in the Manufacturing & Processing cluster and a $0.2 million decline in revenue resulting from the discontinuance of a small publication in 1996. These events are held on a two years on and one year off cycle tied to industry event schedules.

  Production, selling and other direct expenses. Production, selling and other direct expenses for 1997 increased $28.8 million, or 29.6%, to $126.1 million from $97.3 million in 1996, primarily as a result of increased expenses relating to the operations of businesses acquired during late 1996 and 1997. Base business, production, selling and other direct expenses for 1997 increased approximately 9% over the prior year due to increased investment in circulation, sales staffing and promotion and marketing.

  General and administrative expenses. General and administrative expenses for 1997 increased $1.8 million, or 6.2% to $30.7 million from $28.9 million in 1996. $0.7 million of such increase was incremental general and administrative expenses relating to the operations of acquired businesses and related expansion of infrastructure, primarily in Brazil and Hong Kong.

  Operating income. For 1997, operating income decreased $3.6 million, or 35.3%, from 1996, primarily due to the $6.8 million increase in non-cash amortization resulting from the HFCP III Acquisition. Operating income before amortization increased $6.0 million, or 24.2%, to $30.8 million in 1997 from $24.8 million in 1996. See Note 1 to Advanstar's Consolidated Financial Statements.

  Interest expense. Interest expense for 1997 increased $0.6 million, or 4.1%, to $15.1 million from $14.5 million in 1996, due to the incurrence of additional indebtedness necessary to partially fund acquisitions completed in late 1996 and early 1997. See Notes 1 and 8 to Advanstar's Consolidated Financial Statements.

  Net loss. Net loss for 1997 increased $2.9 million, or 48.3%, to $8.9 million from $6.0 million in 1996, primarily due to increased amortization resulting from the HFCP III Acquisition, partially offset by improvements in operating income before amortization.

  EBITDA. EBITDA for 1997 increased $5.8 million, or 20.6%, to $34.0 million from $28.2 million in 1996. This increase was primarily due to a $6.0 million increase in operating income before amortization, partially offset by a decrease of $0.2 million in depreciation.

COMBINED 1996 COMPARED TO 1995

  Net revenue. Total net revenue for 1996 increased $5.7 million, or 3.9%, to $151.0 million from $145.3 million in 1995. The growth in net revenue was primarily due to growth in advertising revenue, and was impacted by the discontinuance of the neurology magazine and the sale of Showbiz Expo in December 1995. Excluding these dispositions, revenue would have increased $11.4 million, or 8.1%.

  Production, selling and other direct expenses. Production, selling and other direct expenses increased by $0.4 million, or 0.4%, to $97.3 million in 1996 from $96.9 million in 1995, due to the revenue growth in continuing properties and management's efforts to increase investment in existing properties, partially offset by the elimination of expenses associated with the discontinued neurology magazine and Showbiz Expo.

  General and administrative expenses. General and administrative expenses for 1996 increased $1.7 million, or 6.3% to $28.9 million from $27.2 million in 1995, primarily as a result of increased investment in acquisition development staff and other strategic planning and marketing staff following the HFCP III Acquisition.

  Operating income. Operating income in 1996 decreased $6.3 million, or 38.4%, to $10.1 million from $16.4 million in 1995, primarily due to the $8.4 million increase in non-cash amortization resulting from the HFCP III Acquisition. Operating income before amortization increased $3.6 million, or 17.0%, to $24.8 million in 1996 from $21.2 million in 1995, due to the publishing related revenue growth, offset by the discontinuance of the neurology magazine and Showbiz Expo discussed above. See Note 1 to Advanstar's Consolidated Financial Statements.

  Interest expense, net. Interest expense for 1996 decreased $5.1 million, or 26.0%, to $14.5 million from $19.6 million in 1995, due to the changes in Advanstar's capital structure and the replacement of the existing credit facility with an amended credit facility in conjunction with the HFCP III Acquisition.

  Amortization. For 1996, amortization expense increased $10.0 million, or 208.3%, to $14.8 million from $4.8 million in 1995 as a result of the HFCP III Acquisition, which was accounted for using the purchase method of accounting. See Note 1 to Advanstar's Consolidated Financial Statements.

  Net loss. Net loss for 1996 increased $5.0 million to $6.0 million from $1.0 million in 1995, primarily due to increased amortization resulting from the HFCP III Acquisition, partially offset by improvements in operating income before amortization and the decrease in interest expense.

  EBITDA. EBITDA for 1996 increased $3.6 million, or 14.6%, to $28.2 million from $24.6 million in 1995. This increase was primarily due to a $6.0 million increase in operating income before amortization, partially offset by a decrease in other income.

LIQUIDITY AND CAPITAL RESOURCES--ADVANSTAR

  Cash flows from operating activities. Net cash provided by operations in the first six months of 1998 increased $4.1 million, or 74.5%, to $9.6 million from $5.5 million in the first six months of 1997. The increase was due to the decrease in net income of $5.0 million, adjustment for the gain on sale of assets of $2.2 million, offset by a $3.4 million increase in depreciation and amortization and a decrease in working capital items of $8.5 million relating primarily to increases in deferred revenue from MAGIC and other recent acquisitions.

  Cash flows from investing activities. Net cash used in investing activities in the first six months of 1998 increased $238.3 million to $270.5 million from $32.2 million in the first six months of 1997.

The increase is primarily due to uses for the MAGIC Acquisition and other acquisitions in 1998, net of acquired working capital, offset by proceeds of $4.0 million from the sale of certain publishing properties in April 1998, and an increase of $0.6 million in capital expenditures for additional exposition wall and lighting systems for use in the Artexpo show group required to meet the growth in exhibitors as well as upgrades and expansion of certain of the Company's computer networks and servers. Management anticipates that capital expenditures for all of 1998 will be between $3.0 million and $3.5 million, primarily for additional upgrades and expansions of the Company's desktop environment and strategic information systems.

  Cash flows from financing activities. Net cash provided from financing activitites for the first six months of 1998 increased $244.4 million to $275.9 million from $31.5 million in 1997, due primarily to the refinancing of the Company's credit facility by the First Amended Credit Facility, issuance of the Notes, and receipt of an additional equity infusion from HFCP III to finance the MAGIC Acquisition and other acquisitions in the first six months of 1998. This refinancing consisted of $250.0 million in senior term loans replacing outstanding senior term and revolver loans of $187.0 million, issuance of $150.0 million in Notes, and receipt of $70.0 million in an additional equity capital contribution from HFCP III.

  Interest payments on the Notes and interest and principal payments under the Amended Credit Facility will represent significant liquidity requirements for the Company. The senior term debt under the First Amended Credit Facility consists of two tranches, (i) $100.0 million of Tranche A Senior Term loans amortizing over 5.5 years and maturing September 30, 2003, and (ii) $150.0 million of Tranche B Senior Term loans with modest amortization over the initial 5.5 years of its term maturing with balloon payments in 2004 and 2005. Payment of the Revolving Credit Facility is due September 30, 2003. Interest under the Amended Credit Facility is at 30, 60, 90 or 180 day LIBOR plus applicable margins ranging from 2.25% to 2.50%. Future significant increases in the LIBOR interest rate may adversely impact the Company's liquidity. In order to mitigate such risk, the Company has hedged is interest rate exposure by fixing interest rates on approximately $225.0 million of its total long-term debt by the issuance of the Notes and the purchase of interest rate cap agreements setting caps ranging from 8.0% to 8.5%.

  Capital expenditures. The Company's other liquidity needs will be primarily for capital expenditures and working capital. The Company's operations are not capital intensive. Capital expenditures were $2.3 million, $1.1 million, $1.5 million and $1.6 million for 1997, 1996, 1995 and the six months ended
June 30, 1998, respectively. Annual capital expenditures have historically included approximately $1.5 million for routine replacement or maintenance level requirements primarily for expendiutres related to the Company's desktop and management information systems. Management believes these levels will increase beginning in 1998 and reach levels of approximately $4.0 million annually after 1999 as a consequence of its recent acquisition program and and resultant increase in the size of the Company's overall business and information system requirements. Expenditures include additions to the Company's desktop environment, various software upgrades and enhancements, and expansions of its communication networks and systems. Capital expenditures have been financed by the Company's cash flows from operations and management believes the Company's operating cash flows will be sufficient to fund anticipated levels of capital expenditures.

  Management expects the Company's primary source of liquidity will be cash flow from operations. The Company also has a $60.0 million revolving line of credit available for funding capital expenditures, working capital needs, acquisitions, or for other general corporate purposes. As of June 30, 1998, the Company had $217.0 million of indebtedness outstanding under the First Amended Credit Facility. The Company generally operates with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from expositions which are billed and collected as deposits up to six months in advance of the respective exposition. Consequently, expositions carry little or not accounts receivable.

  The ability of the Company to fund its operations, make planned capital expenditures, acquisitions and scheduled payments on its indebtedness depends on its future operating performance subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors". Management believes that cash flow from operations and available borrowings under the Revolving Credit Facility will provide adequate funds for its working capital needs, planned capital expenditures, debt service obligations (including the Notes) and other needs. Management believes such liquidity also will enable the Company to make selective acquisitions to the extent of available free cash flow and remaining availability under the Revolving Credit Facility. There can be no assurance that the Company's business will generate sufficient revenue growth, or that future borrowings will be available to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs.

OVERVIEW--MAGIC

  MAGIC is a leading producer of trade shows for men's, women's and children's apparel manufacturers, importers and wholesale distributors.

  In fiscal 1994, MAGIC became a "for profit" entity and initiated long-term programs to introduce new events, products and services as well as to improve customer service. For example, MAGIC introduced WWDMAGIC in February 1995 and MAGICKids in August 1997. In addition, MAGIC introduced new products including show directories and guides, on-site advertising and internet services. During this period, the addition of customer service staff improved customer responsiveness, while the development of a client sales force supplemented the customer referral and trade advertising efforts. As a result of these initiatives, EBITDA for 1997 increased $9.4 million, or 335.7%, to $12.2 million from $2.8 million in fiscal 1994.

  Trade shows constitute substantially all of MAGIC's business. Net revenue is comprised of booth revenue and other show revenue. Booth revenue consists of trade show booth rentals and other show revenue including on-site advertising, program sponsorship, hotel and meeting rooms setup and registration fees. Booth revenue is billed and collected from exhibitors in advance of each show and deferred on the balance sheet until the period in which the applicable event is held. Direct show expenses are recognized in the period in which the services are rendered.

RESULTS OF OPERATIONS--MAGIC

  The following table sets forth certain financial data as a percentage of total revenue for the three years ended May 31, 1995, 1996 and 1997 and for the nine months ended February 28, 1997 and 1998.

                                                  PERCENT OF REVENUE
                                            -----------------------------------
                                                                  NINE MONTHS
                                            FISCAL YEAR ENDED        ENDED
                                                 MAY 31,         FEBRUARY 28,
                                            -------------------  --------------
                                            1995   1996   1997    1997    1998
                                            -----  -----  -----  ------  ------
STATEMENT OF OPERATIONS DATA:
Total revenue.............................. 100.0% 100.0% 100.0%  100.0%  100.0%
  Direct costs.............................  46.3   49.0   46.5    45.7    37.6
                                            -----  -----  -----  ------  ------
Gross profit...............................  53.7   51.0   53.5    54.3    62.4
  General & administrative expenses........  17.1   13.8   15.0     9.9     9.4
                                            -----  -----  -----  ------  ------
Operating income...........................  36.6   37.2   38.5    44.4    53.0
  Interest income..........................   3.1    3.7    3.8     2.8     1.7
  Provision for income taxes...............  14.2   14.9   15.4    17.1    19.9
                                            -----  -----  -----  ------  ------
Net income.................................  25.5%  26.0%  26.9%   30.1%   34.8%
                                            =====  =====  =====  ======  ======
EBITDA.....................................  38.7%  38.2%  39.3%   45.3%   53.5%

NINE MONTHS ENDED FEBRUARY 28, 1998 COMPARED TO NINE MONTHS ENDED FEBRUARY 28, 1997

  Total revenue. MAGIC's revenue for the nine months ended February 28, 1998 increased $7.7 million, or 24.8%, to $38.7 million from $31.0 million for the nine months ended February 28, 1997. This increase was due primarily to an increase in the net square footage of exposition show space, consisting principally of temporary floor space sold to fill a portion of MAGIC's exhibitor backlog and an increase in the price per square foot charged to exhibitors and revenue of $2.5 million from the introduction of MAGICKids.

  Direct costs. Direct costs for the nine months ended February 28, 1998 increased $0.4 million, or 2.8%, to $14.6 million from $14.2 million for the nine months ended February 28, 1997. The increase was due to costs associated with the increased revenue from MAGICKids.

  General and administrative expenses. General and administrative expenses for the nine months ended February 28, 1998 increased $0.6 million, or 22.2%, to $3.3 million from $2.7 million for the nine months ended February 28, 1997, primarily due to increased salary and benefit costs related to an increase in customer service and sales staff.

  Operating income. MAGIC's operating income for the nine months ended February 28, 1998 increased $6.7 million, or 48.6%, to $20.5 million from $13.8 million for the nine months ended February 28, 1997, due to growth in revenue exceeding growth in expenses.

  Interest income. Interest income for the nine months ended February 28, 1998 decreased $0.1 million, or 12.5%, to $0.7 million from $0.8 million for the nine months ended February 28, 1997, due to the reallocation of investments from long-term investments to short-term liquid investments.

  Net income. Net income for the nine months ended February 28, 1998 increased $4.2 million, or 45.2%, to $13.5 million from $9.3 million for the nine months ended February 28, 1997, due to the increase in operating income, partially offset by the related increase in income tax expense.

  EBITDA. EBITDA for the nine months ended February 28, 1998 increased $6.7 million, or 47.5%, to $20.7 million from $14.1 million for the nine months ended February 28, 1997. This increase was primarily due to increases in operating income as a result of increases in the net square footage of exposition space sold and to the introduction of MAGICKids.

FISCAL 1997 COMPARED TO FISCAL 1996

  Total revenue. MAGIC's revenue for fiscal 1997 increased $4.6 million, or 17.3%, to $31.2 million from $26.6 million in fiscal 1996. This increase was due primarily to an increase in the net square footage of exposition floor space, consisting principally of temporary floor space sold to fill a portion of MAGIC's exhibitor backlog and an increase in the price per square foot charged to exhibitors, a $0.4 million increase in revenue pursuant to the acquisition of the Children's Trade Expo, and the introduction of new advertising and promotional services.

  Direct costs. Direct costs for fiscal 1997 increased $1.5 million, or 11.5%, to $14.5 million from $13.0 million for fiscal 1996. The increase was due to higher rental and other expenses associated with temporary floor space (which is substantially more expensive than permanent floor space) utilized by MAGIC for its February 1997 events, partially offset by a reduction in certain other facilities costs, including third party production costs.

  General and administrative expenses. General and administrative expenses for fiscal 1997 increased $1.2 million, or 38.7%, to $4.3 million from $3.1 million for fiscal 1996. The increase was primarily due to increased general and administrative expenses necessary to support MAGIC's increased revenue.

  Operating income. MAGIC's operating income for fiscal 1997 increased $2.1 million, or 21.2%, to $12.0 million from $9.9 million in fiscal 1996, due to growth in revenue exceeding growth in expenses.

  Interest income. Interest income for fiscal 1997 increased $0.2 million, or 20.0%, to $1.2 million from $1.0 million in fiscal 1996, due to higher average cash balances.

  Net income. Net income for fiscal 1997 increased $1.5 million, or 21.7%, to $8.4 million from $6.9 million in fiscal 1996, due to the increase in operating income partially offset by the related increase in income tax expense.

  EBITDA. EBITDA for fiscal 1997 increased $2.0 million, or 19.6%, to $12.2 million from $10.2 million in fiscal 1996. This increase was primarily due to increases in operating income.

FISCAL 1996 COMPARED TO FISCAL 1995

  Total revenue. Total revenue for fiscal 1996 increased $4.9 million, or 22.6%, to $26.6 million from $21.7 million in fiscal 1995. This increase was due primarily to an increase in the net square footage of exhibition show space, consisting principally of temporary floor space sold to fill a portion of MAGIC's exhibitor backlog, an increase in the price per square foot paid by exhibitors and increased revenue from exhibitor services and to fees related to the Women's Wear Daily arrangement.

  Direct costs. Direct costs for fiscal 1996 increased $2.9 million, or 28.7%, to $13.0 million from $10.1 million for fiscal 1995. The increase in direct costs was primarily due to MAGIC's utilization of more expensive temporary floor space to fill a portion of MAGIC's exhibitor backlog.

  General and administrative expenses. General and administrative expenses for fiscal 1996 decreased $0.3 million, or 8.8%, to $3.1 million from $3.4 million in fiscal 1995, primarily as the result of increased operating efficiencies.

  Operating income. MAGIC's operating income for fiscal 1996 increased $1.9 million, or 23.8%, to $9.9 million from $8.0 million in fiscal 1995, primarily as a result of growth in revenue exceeding growth in expenses.

  Interest income. Interest income for fiscal 1996 increased $0.3 million, or 42.9%, to $1.0 million from $0.7 million in fiscal 1995.

  Net income. Net income for fiscal 1996 increased $1.4 million, or 25.5%, to $6.9 million from $5.5 million in fiscal 1995, primarily due to the increase in operating income, partially offset by an increase of $0.9 million in MAGIC's income tax provision and a charge of $0.3 million for a loss on a leasehold termination arising from MAGIC's administrative office relocation.

  EBITDA. EBITDA for fiscal 1996 increased $1.8 million, or 21.4%, to $10.2 million from $8.4 million in fiscal 1995. The increase was primarily due to a $1.9 million increase in operating income.

LIQUIDITY AND CAPITAL RESOURCES--MAGIC

  Cash flows from operating activities. Net cash provided by operations for fiscal 1997 increased $2.4 million, or 33.8%, to $9.5 million from $7.1 million in fiscal 1996, primarily as a result of an increase in net income of $1.5 million and an increase in accounts payable and accrued expenses of $0.9 million.

  Cash flows from investing activities. Net cash used in investing activities in fiscal 1997 increased $1.2 million, or 35.3%, to $4.6 million from $3.4 million in fiscal 1996, primarily due to the acquisition of Children's Trade Expo for $0.9 million and a $0.3 million increase in capital expenditures.

  Cash flows from financing activities. Net cash used in financing activities for fiscal 1997 increased $1.5 million, or 53.6%, to $4.3 million from $2.8 million in fiscal 1996, primarily due to the repurchase of MAGIC's common stock under a stock repurchase plan.

  Capital expenditures. Capital expenditures in fiscal 1997, fiscal 1996 and fiscal 1995 totaled $0.4 million, $0.1 million and $0.3 million, respectively.


TAXES

  As of December 31, 1997, Advanstar had net operating loss carryforwards for federal income tax purposes of approximately $12.0 million due primarily to the increase in amortization of goodwill and other intangibles arising out of the HFCP III Acquisition. The Acquisitions will not give rise to significant additional amortization of intangibles for tax purposes. Consequently, Advanstar expects the net operating loss carryforwards will begin to be utilized in 1998 and fully utilized in 1999 or 2000 and its effective tax rate will rise in 1999 and thereafter.

YEAR 2000 ISSUES

  The Company has conducted a review of its computer systems and software infrastructure to identify those areas that are not Year 2000 compliant and has begun implementing its plan to correct any shortcomings. The Company believes that the plan will be completed in 1999 and that the total cost to implement its plan should be no more than $3.0 million. These costs will be expensed as incurred. Through June 30, 1998, $0.6 million has been incurred. Management believes that with modifications or upgrades to existing software, Year 2000 compliance will not pose significant operational issues. The Company is also conducting a review of its key vendors' and suppliers' Year 2000 compliance. Based on its review and assessment, the Company does not believe that any Year 2000 issues will have a material adverse effect on its business, financial condition or results of operations. If the Company is not able to resolve any unforseen Year 2000 issues, certain publication and exposition operations could be hindered.

ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The statement requires an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Advanstar adopted this standard in first quarter 1998. Adoption of this standard did not have a material effect on Advanstar in the first quarter of 1998.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments such as a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. Advanstar will adopt this standard during 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative financial instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company will be required to adopt SFAS No. 133 no later than January 1, 2000. The Company has not entered into any derivative financial instruments as of June 30, 1998. As a result, adoption of SFAS No. 133 would currently have no impact on the Company. In the future, if the Company were to enter into derivative financial instruments which are covered by SFAS No. 133, volatility in earnings and other comprehensive income could be increased.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

  This Prospectus contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, (i) the Company's growth strategies and (ii) anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors". In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                   BUSINESS

THE COMPANY

  The Company is a leading provider of integrated, business-to-business marketing communications solutions, principally through controlled circulation trade, business and professional magazines and trade shows, expositions and conferences. The Company also provides a broad range of other marketing services products, including direct mail and database products and services. The Company publishes 72 specialized business magazines and professional journals and 31 directories and other publications. Of Advanstar's 55 magazines and journals for which competitive data is available, over 75% rank either #1 or #2 in their respective markets (based on number of advertising pages). The Company owns and manages 72 expositions and trade shows, most of which are the leading events in their respective national or regional markets (based on net square feet of exhibition space), and 26 conferences for business, professional and consumer audiences worldwide. After giving effect to the Pro Forma Adjustments, the Company would have derived 53.9% of its 1997 revenues from publishing, 40.9% from expositions and conferences and 5.2% from marketing services. After giving effect to the Pro Forma Adjustments, (i) the Company's 1997 revenue, EBITDA and EBITDA margin would have been $267.9 million, $60.2 million and 22.5%, respectively; and (ii) the Company's revenue, EBITDA and EBITDA margin for the six months ended June 30, 1998 would have been $160.1 million, $39.0 million and 24.4%, respectively. "EBITDA" is operating income plus amortization and depreciation. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that EBITDA provides useful information regarding the Company's ability to service and/or incur indebtedness and is used by many other companies. The Company's lenders have indicated that the amount of indebtedness of the Company will be permitted to incur will be based, in part, on the Company's EBITDA. It is also the Company's experience that the merit of potential acquisitions and divestitures in the Company's industry are evaluated by the parties involved, in part, based on EBITDA. EBITDA does not take into account the Company's working capital, debt service and capital expenditure requirements or other commitments and, accordingly, is not necessarily indicative of the amounts that may be awarded for discretionary use.

  The Company markets its broad range of products and services primarily through four industry clusters in which it has developed critical mass and expertise: (i) Retail, Hospitality & Fashion; (ii) Healthcare & Pharmaceutical; (iii) Information Technology & Communications; and (iv) Manufacturing & Processing. The Company believes its industry-focused cluster structure allows it to cross-sell its products effectively, thereby capturing a larger share of customer marketing expenditures. These four clusters are further divided into 20 industry sectors. The Company has expanded its product line within its clusters through new product introductions and strategic acquisitions. These actions have enhanced the Company's position as a leader in its industry. In addition, these actions have increased the Company's EBITDA by leveraging its existing marketing and customer service infrastructure and industry expertise.

  On April 30, 1998, Advanstar acquired MAGIC. MAGIC produces MAGIC, the world's largest trade show for the men's apparel industry (based on net square feet of exhibition space); WWDMAGIC, the second largest women's apparel show in the United States (based on net square feet of exhibition space); and MAGICKids, a recently introduced children's apparel show. The three shows are held concurrently in Las Vegas in February and August each year. Based on registration records, the February 1998 MAGIC trade shows attracted an audience of over 80,000 attendees from over 100 countries, including retailers from department stores, sporting goods stores, general merchandising stores and men's specialty and chain stores. Based on exhibitor sales records, MAGIC's February 1998 trade shows included over 3,200 exhibitors (such as Levi Strauss, Calvin Klein, Donna Karan and the Russell Corporation), representing approximately 5,000 brand names. MAGIC's February 1997 and

August 1997 trade shows rank, respectively, as the 13th and 11th largest trade shows in the United States (based on net square feet of exhibition space).

  On August 17, 1998, the Company acquired Travel Agent. Travel Agent publishes Travel Agent the third largest U.S. trade magazine and #1 travel periodical (based on number of advertising pages). Travel Agent will be integrated into the Company's travel/hospitality industry sector of the Retail, Hospitality & Fashion cluster, which includes Hotel & Motel management and PREMIER HOTELS & RESORTS.

COMPETITIVE ADVANTAGES

  The Company believes that the following factors contribute to its strong competitive position:

  Market Leadership. The Company has achieved a strong market position within each of its four industry clusters primarily as a result of its ability to offer customers in each cluster comprehensive and jntegrated marketing communications solutions, consisting of leading publications, expositions and marketing services. The Company publishes 72 specialized business magazines and professional journals and 31 directories and other publications. Of Advanstar's 55 magazines and journals for which competitive data is available, over 75% rank either #1 or #2 in their respective markets (based on number of advertising pages). The Company's largest magazines include Travel Agent, Video Store, CADALYST, Pharmaceutical Technology and Hotel & Motel Management. The Company also owns and manages 72 trade shows and expositions, most of which are the leading events in their respective national or regional markets (based on net square feet of exhibition space), and 26 conferences. Many of the Company's expositions have commanding market presence: for example, MAGIC is the #1 men's apparel trade show in the United States (based on net square feet of exhibition space); IBS New York is the #1 beauty show on the East Coast (based on net square feet of exhibition space); Telexpo is the #1 telecommunications trade show in Latin America; Artexpo New York is the #1 mid-market art fair in the United States (based on net square feet of exhibition space); Dealernews International Powersports Dealer Expo is the #1 trade show for the motorcycle industry (based on net square feet of exhibition space); Licensing International is the leading North American event for the international merchandise licensing industry (based on net square feet of exhibition space); and TeleCon is the leading event for the video conferencing and long distance learning markets (based on net square feet of exhibition space).

  Industry--Focused Integrated Marketing. In addition to offering a broad range of products, the Company has developed a business model focused on industry clusters to better serve its customers marketing communications needs. This model facilitates the development of long-term relationships between customers and dedicated Advanstar teams. These teams work with customers to design and to implement all aspects of customized, business-to-business marketing and communications programs, increasing cross-selling opportunities across product and service groups. For example, the Company's call center group, which is part of the Information Technology & Communications cluster, recently concluded several multi-year marketing contracts involving participation in the Company's trade shows and advertising in the Company's trade publications.

  Diverse Customer Base. The Company's diverse customer base provides it with stable and diverse sources of revenue and cash flow as well as an established foundation from which to further penetrate existing markets and to develop new markets. The Company's customer base is geographically diverse and crosses many disparate industries, mitigating the Company's exposure to downturns in particular geographic markets or industries. After giving effect to the Pro Forma Adjustments, in 1997 the Company had over 14,000 advertisers and exhibitors operating in 20 different industry sectors, with no customer or industry sector representing more than 0.8% or 12.9% of revenue, respectively.

  Attractive EBITDA Margins and Modest Ongoing Capital
Requirements. Consistent with other leaders in the controlled circulation publication and trade show industries, the Company enjoys attractive EBITDA margins and modest ongoing capital expenditure requirements. The modest ongoing capital requirements result in part from the Company's outsourcing of the printing of its trade publications and the physical operation of its expositions. After giving effect to the Pro Forma Adjustments, in 1997 the Company's EBITDA would have been $60.2 million or 22.5% of revenue. In 1997, the Company's capital expenditures were $2.3 million. After giving effect to the Pro Forma Adjustments, the Company's EBITDA for the six months ended June 30, 1998 would have been $39.0 million, or 24.4% of revenue. The Company's capital expenditures for the six months ended June 30, 1998 were $1.6 million.

  Experienced and Incentivized Management Team. The members of Advanstar's senior management team have an average of over 15 years of industry experience, with established track records in delivering revenue and profit growth, developing new products, penetrating new markets and integrating acquisitions. The Company's management is led by Robert L. Krakoff, Chairman and Chief Executive Officer and James M. Alic, Vice Chairman. Messrs. Krakoff and Alic joined Advanstar in July 1996. Prior to joining Advanstar, Mr. Krakoff was Chief Executive Officer of Cahners Publishing and a Director of its parent company, Reed-Elsevier plc. During Mr. Krakoff's 23-year tenure, Reed-Elsevier's exhibition business became one of the largest worldwide exhibition management companies. Prior to joining Advanstar, Mr. Alic served as Vice President and Controller of IBM Corporation, and prior thereto was the Chairman of Reed Exhibition Companies. Messrs. Krakoff and Alic, collectively, have invested $2.98 million in the business. Messrs. Krakoff and Alic and other members of the Company's management, subject to vesting, have direct or indirect interests in approximately 15% of the Common Stock on a fully diluted basis.

BUSINESS STRATEGY

  The Company's business strategy is to increase its business while maintaining or increasing its profitability. The Company plans to accomplish its strategy by solidifying its position as a leading provider of integrated business-to-business marketing communications solutions. The Company plans to achieve its strategic objectives by (i) expanding its product and service offerings within each of its industry sectors obtain a larger share of its customers' marketing expenditures, (ii) selectively entering new industry sectors and (iii) benefitting to the maximum extent possible from the strengths of its centralized administrative and production operations.

  Expand Product Offerings. The Company plans to "fill-in" its product and service offerings within its existing industry sectors through selective acquisitions and joint ventures, strategic new product launches and international expansion.

  . Selective Acquisitions and Joint Ventures. The Company intends to continue to engage in strategic acquisitions and joint ventures within its existing industry sectors. The Company believes it can improve its competitive position through such acquisitions by (i) applying its extensive industry experience to enhancing the performance of newly acquired businesses, (ii) integrating acquisitions and joint ventures into its efficient infrastructure, (iii) cross-selling new products and services with existing products and services and (iv) using new products and services to increase visibility within its markets. Since the HFCP III Acquisition and excluding the MAGIC Acquisition, Advanstar has completed 19 acquisitions and joint ventures for purchase prices aggregating approximately $199.9 million in the information technology, telecommunications, beauty, travel, entertainment and call center sectors.

  . Strategic New Product Launches. The Company has successfully developed new products within its existing industry clusters and will continue to make strategic new product introductions. In 1997, the Company launched seven magazines and seven expositions and conferences in existing industry sectors to fill-in its existing product offerings. For example, in 1997 the

    Company launched WorldPharm, a pharmaceutical industry exposition to be held in Philadelphia in 1998, to complement its strong position in pharmaceutical publishing.

  . International Expansion. The Company intends to enhance its position in international markets by leveraging its widely recognized brands, its experience in international operations and its current customers' demand for increased global marketing. The Company currently has operations or produces events in Canada, Europe, Asia and Brazil and intends to expand further internationally through the extension of existing products into new geographic markets, joint ventures with local operating partners and selective acquisitions. Many of the Company's existing international products are regional in nature (Pan European, Pan Asian or Pan Latin American), and future expansion is expected to follow this model. For example, in mid-1997, building on its existing strength in the U.S. and Asian telecommunications markets, Advanstar acquired two magazines and 13 conferences serving the Brazilian and Latin American telecommunications markets and, in early 1998, acquired Telexpo, the largest Latin American telecommunications trade show.

  Selectively Enter New Industry Sectors. The Company will selectively enter new industry sectors in which it believes it can become a leading participant and achieve attractive margins. For example, the MAGIC Acquisition presented Advanstar with an ideal opportunity to enter the U.S. men's apparel market with critical mass and to increase revenue and reduce expenses by leveraging Advanstar's extensive trade show experience.

  Leverage Cost-Effective Centralized Administrative and Production Facilities. The Company believes that its organizational structure (i) provides continuing opportunities to produce attractive margins through centralized functional cost management, (ii) provides a platform to easily introduce new titles or expositions based on existing products, and (iii) facilitates integration and cost reductions with respect to acquired titles and expositions. The Company has a long established and efficient centralized publishing infrastructure in both the U.S. and Europe. The Company focuses on continually improving its systems and processes to provide effective, low cost operations in circulation, fulfillment, production and print and paper vendor management. Similar cost-efficient infrastructures are being established in Asia and in Latin America. In 1997, a centrally managed exhibition operations function was established in both the U.S. and Europe to provide consistency of business process and cost effective delivery of these services. Centralized support also exists in finance and accounting, information technology and communications, human resources and strategic planning.

INDUSTRY OVERVIEW

  Trade Publications. Trade publications provide key new product or educational information to readers and a periodic medium for advertisers to reach highly targeted and select business audiences throughout the year. Trade publications are generally supported by advertising and are often circulated free-of-charge. The most effective and profitable publications are those with readership that includes a high proportion of the individuals who influence purchasing decisions in a market niche, while avoiding the expense and inefficiency of circulating to individuals who are not clearly within the target groups. The U.S. trade publication industry is expected to grow at a compound annual growth rate of 5.9% between 1995 and 2000, increasing from a total market size of approximately $7.7 billion in 1995 (consisting of approximately $5.9 billion in advertising and approximately $1.8 billion in subscriptions) to approximately $10.2 billion in 2000 (consisting of approximately $8.2 billion in advertising and approximately $2.0 billion in subscriptions).

  Expositions and Trade Shows. Expositions and trade shows allow exhibitors a cost-effective means to showcase and sell products and services and to develop business relationships with many potential customers in a short time period, while providing attendees an opportunity to view a broad range of products as well as to interact with numerous suppliers at once. A 1996 study noted that the cost of closing a sale with a trade show prospect is 45% less than the cost of closing a sale in the field. The number of U.S. expositions grew from approximately 3,300 events in 1989 to approximately 4,400 events in 1996, a 33.8% increase. The amount of net square feet of U.S. expositions grew 65.9% between 1989 and 1996, from approximately 270 million net square feet in 1989 to approximately 448 million net square feet in 1996. Attendance at U.S. expositions has grown from approximately 60 million attendees in 1989 to approximately 101 million attendees in 1996.

PRODUCTS AND SERVICES

  The Company provides its products and services to selected industries, which are grouped into broader industry-related clusters. The clusters are supported by one centralized administrative support and production facility within each region of the world.

  Within each cluster, Advanstar provides a comprehensive set of marketing communications products, services and support geared to the particular industry's marketing and customer needs. The Company provides advertising, expositions, conferences, direct mail services, custom publishing and research, database marketing programs, focus groups, market research, reference books, internet services and other services to facilitate its clients' business-to-business marketing and communications programs.

  The Company's publications generally are controlled circulation, business-to-business trade publications which are distributed free-of-charge to qualified company-related recipients and generate revenues predominantly from the sale of advertising space. Because Advanstar offers its advertisers access to a highly targeted and industry-specific subscriber base, it is able to sell advertising space in its publications at rates that are higher than the average rates charged by publications aimed at more general audiences. The Company seeks to increase advertising revenues by introducing current advertisers to new titles, by attracting new advertisers targeted at the Company's readership and by developing new reader and advertising categories in both print and electronic editions.

  Another central aspect of the Company's overall product offerings is its leading expositions and conferences. In 1997, the Company held over 90 expositions and conferences. Events usually include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. In addition, each event typically has one or more keynote speakers drawn from industry leaders.

  Advanstar's four industry clusters, Retail, Hospitality & Fashion; Healthcare & Pharmaceutical; Information Technology & Communications; and Manufacturing & Processing, and its Market Development cluster, as well as publications and expositions provided for each, are set forth in the following table:

                         RETAIL, HOSPITALITY & FASHION

-------------------------------------------------------------------------------

  INDUSTRY SECTORS        PUBLICATIONS                      EXPOSITIONS AND CONFERENCES
------------------------------------------------------------------------------------------------------------
  FASHION                 BFiA                              MAGIC (2x)
                          BFiA Annual Directory (a)         WWDMAGIC (2x)
                          HOSIERY & bodywear (b)            MAGICKids (2x)
------------------------------------------------------------------------------------------------------------
  ART                     Art Business News                 Artexpo New York
                          Art Business News Buyer's Guide
                          (a)                               Artexpo Los Angeles
                          Artexpo Preview (b)               art International New York
------------------------------------------------------------------------------------------------------------
  BEAUTY                  American Salon                    Long Beach International Beauty Expo
                          American spa                      IBS New York
                          The Green Book (a)                IBS MIAMI - VIVA la BELLEZA!!
                                                            IBS SEATTLE
                                                            IBS BOSTON
                                                            IBS SAN DIEGO
                                                            IBS ATLANTA
                                                            IBS DALLAS
                                                            haircolor USA (c)
------------------------------------------------------------------------------------------------------------
  TRAVEL/HOSPITALITY      Hotel & Motel management          International Hotel & Motel Management
                          HOSPITALITY PRODUCT NEWS           Conference (c)
                          PREMIER HOTELS & RESORTS          Hotel Information Technology Conference (c)
                          PREMIER'S LUXURY DIGEST (b)       Travel Agent
                          Travel Agent
                          Travel Agent International
                          The Official Travel Industry
                          Directory (a)
------------------------------------------------------------------------------------------------------------
  ENTERTAINMENT/MARKETING Video Store                       DIRECT RESPONSE TELEVISION EXPO
                          Response TV                        & CONFERENCE
                          Response TV Buyer's Guide (a)     VSDA (d)
                          Li(C)ense! (d)                    East Coast Video Show (d)
                          Wideband (d)                      Licensing International '98
                          Sight + Sound (d)
------------------------------------------------------------------------------------------------------------
  MOTOR VEHICLE           AFTERMARKET BUSINESS              Dealernews International Powersports Dealer Expo
                          Dealernews Buyer's Guide (a)      Dealernews International Powersports Distributor
                          Dealernews                         Expo
                                                            International Motorcycle Shows (9x)
------------------------------------------------------------------------------------------------------------
                          HEALTHCARE & PHARMACEUTICAL

------------------------------------------------------------------------------------------------------------
  INDUSTRY SECTORS        PUBLICATIONS                      EXPOSITIONS AND CONFERENCES
------------------------------------------------------------------------------------------------------------
  HEALTHCARE              Cosmetic Surgery TIMES            Abilities Expo (5x)
                          Dermatology Times
                          dvm THE NEWSMAGAZINE OF
                           VETERINARY MEDICINE
                          Formulary
                          Geriatrics
                          Managed Healthcare
                          Modern Medicine
                          Ophthalmology Times
                          Ophthalmology Times
                          International
                          Urology Times

  INDUSTRY SECTORS       PUBLICATIONS                                       EXPOSITIONS AND CONFERENCES
-------------------------------------------------------------------------------------------------------------------
  PHARMACEUTICALS              PHARMACEUTICAL EXECUTIVE                     Applied Clinical Trials Conference (c)
                               Pharmaceutical Technology                    BioPharm Conference (c)
                               Pharmaceutical Technology
                               Europe                                       PHARMACEUTICAL EXECUTIVE
                               Applied Clinical Trials                       CONFERENCE (c)
                               BioPharm                                     PHARM TECH CONFERENCE (c)
                               Pharmaceutical Technology Asia               Pharm Tech Europe Conference (c)
                               Pharmaceutical Technology Buyer's Guide (a)  WORLDPHARM
-------------------------------------------------------------------------------------------------------------------
                    INFORMATION TECHNOLOGY & COMMUNICATIONS
-------------------------------------------------------------------------------------------------------------------
  INDUSTRY SECTORS       PUBLICATIONS                                       EXPOSITIONS AND CONFERENCES
-------------------------------------------------------------------------------------------------------------------
  INFORMATION TECHNOLOGY       CADALYST                                     Internet & Electronic Commerce
                               PC GRAPHICS & VIDEO                           Conferences & Expositions (iEC) (d)
                               New Tekniques                                On Demand Digital Printing & Publishing
                               Digital Studio                                Conferences and Expos (2x)
                               POST                                         Digital Content Creation (DCC)
                                                                            Healthcare Information Technology (d)
-------------------------------------------------------------------------------------------------------------------
  TELECOMMUNICATIONS           America's Network                            Telexpo
                               TELECOM ASIA                                 rnt eventos (13x) (c)
                               Telecom China
                               rnt Revista Nacional de
                                Telecomunicacoes
                               TelePress LATINOAMERICA
                               wireless Comunicaciones
                               THE TELECOM SOURCE BOOK (a)
                               TIA Directory (a)
-------------------------------------------------------------------------------------------------------------------
  CALL CENTERS                 Voice+                                       ASAT Advance Speech Application
                               Voice+Asia Pacific                            & Technology
                               Teleprofessional                             Call Center Conference & Exposition
                               TPI                                             Call Center Solutions Amsterdam
                               Call Center Products News                       Call Centre Solutions Australia
                               Teleconference Magazine                         TelEvolution
                                                                            International Call Center Summit (c)(d)
                                                                            TeleCon EAST
                                                                            TeleCon XVIII
                                                                            TeleCon Europe
                                                                            The Summit (c)
                                                                            ICCM
                                                                            Voice Europe (UK)
                                                                            Voice Germany
                                                                            Voice Asia
-------------------------------------------------------------------------------------------------------------------
                           MANUFACTURING & PROCESSING
-------------------------------------------------------------------------------------------------------------------
  INDUSTRY SECTORS       PUBLICATIONS                                       EXPOSITIONS AND CONFERENCES
-------------------------------------------------------------------------------------------------------------------
  APPLICATION TECHNOLOGY       automatic I.D. NEWS                          SCANTECH EXPO Europe
                               automatic I.D. NEWS Asia                     SCANTECH
                               automatic I.D. NEWS Europe
                               automatic I.D. NEWS America
                               Latina
                               automatic I.D. NEWS Buyer's
                               Guide (a)
                               Geo Info Systems
                               GPS World
                               gps world SHOWCASE (a)
                               GPS World Newsletter (b)
                               ITS World
                               GEO Convergencia

  INDUSTRY SECTORS         PUBLICATIONS                     EXPOSITIONS AND CONFERENCES
------------------------------------------------------------------------------------------
  SCIENCE                  LC.GC                            ChemAnalysis Europe (c)
                           LC.GC International              Spectroscopy Conference (c)
                           LC.GC Asia Pacific
                           LC.GC Buyer's Guides (a)
                           Spectroscopy
                           scientific data management
------------------------------------------------------------------------------------------
  OEM/PROCESSING           DCI                              Medical Device Conference &
                                                            Trade
                           DCI Buyer's Guide (a)             Show (2x)
                           Medical Device TECHNOLOGY        European IVD Conference (c)
                           Medical Device TECHNOLOGY
                           Buyer's                          Motion Control Expo (2x)
                                                            Parcel Shipping & Distribution
                            Guide (a)                       Expo
                           PIT & QUARRY                     Plastics Fairs/WPE (3x)
                           PIT & QUARRY Handbook (a)        Sensors (2x)
                           PLASTICS & COMPOUNDING           Tech Med/MDT (d)
                            REDBOOK (a)
                           COSMETIC Insider's Report (b)
------------------------------------------------------------------------------------------

                               MARKET DEVELOPMENT

------------------------------------------------------------------------------------------
  INDUSTRY SECTORS         PUBLICATIONS                     EXPOSITIONS AND CONFERENCES
------------------------------------------------------------------------------------------
  ENERGY                   LP/Gas
                           LP/Gas BUYER'S GUIDE (a)
                           Brown's Directory of North
                           American &  International Gas
                           Companies (a)
------------------------------------------------------------------------------------------
  ENVIRONMENTAL MANAGEMENT                                  EMAT
                                                            EMAT West
------------------------------------------------------------------------------------------
  LANDSCAPE                Landscape management
                           Landscape management
                           Handbook (b)
                           TurfGrass TRENDS
                           Landscape management GREENBOOK
                           (a)
------------------------------------------------------------------------------------------
  PAPER                    Official Board Markets (b)
                           PAPERBOARD PACKAGING WORLDWIDE
                           INTERNATIONAL CONTAINER
                            DIRECTORY (a)
                           Official Container Directory
                           (a)
------------------------------------------------------------------------------------------
  PEST CONTROL             Pest Control
                           Pest Control REDbook (a)
                           The Sanitarian (b)
------------------------------------------------------------------------------------------
  ROOFING                  RSI
                           RSI Buyer's Guide (a)
                           The Roofing Specifier
------------------------------------------------------------------------------------------

                         ADDITIONAL PRODUCTS & SERVICES

--------------------------------------------------------------------------------

 Article and Ad Reprints . Business Networking Forums . Card Decks . Custom Publishing . Custom Research . Custom Seminars . Custom Videotapes . Database Marketing Programs . Decision-Maker Print and Electronic Databases . Direct Mail Services . Directories on CD-ROM . Editorial/Subject Databases . Electronic Publishing and Product Information . Mailing Lists . Market Demographic Editions and Information . Reader Service . Recruitment/Classified Advertising . Reference Books . Tutorials . Videotapes . Internet "banners", links and sponsorships"

---------------------
(a) Directory
(b) Supplement, newsletter or other publication
(c) Stand-alone conference
(d) Joint venture

 Retail, Hospitality & Fashion

  Advanstar's Retail, Hospitality & Fashion industry cluster serves the fashion, art, beauty, travel and hospitality, entertainment, marketing and motor vehicle industry sectors with a full range of publications, expositions and conferences and marketing services.

  On April 30, 1998, Advanstar acquired MAGIC, producer of MAGIC, the world's largest trade shows for the men's apparel industry (based on net square feet of exhibition space); WWDMAGIC, the second largest women's apparel show in the United States (based on net square feet of exhibition space); and MAGICKids, a recently introduced children's apparel show. The three shows are held concurrently in Las Vegas in February and August each year. The February 1998 shows occupied an aggregate of approximately 505,000 net square feet of permanent floor space and 285,000 net square feet of temporary floor space at the Las Vegas Convention Center and the Las Vegas Hilton. Commencing with the August 1998 shows, the MAGIC trade shows will occupy approximately 700,000 net square feet of permanent floor space at the Las Vegas Convention Center and approximately 250,000 net square feet of permanent floor space at the Sands Convention Center. The addition of the Sands Convention Center will eliminate the need to use more costly temporary space and will allow MAGIC to partially meet a long-standing backlog demand of 800 exhibitors. Based on registration records, the February 1998 MAGIC trade shows attracted an audience of over 80,000 attendees from over 100 countries, including retailers from department stores, sporting goods stores, general merchandising stores and men's specialty and chain stores. Based on exhibitor sales records, MAGIC's February 1998 trade shows included over 3,200 exhibitors (such as Levi Strauss, Calvin Klein, Donna Karan and the Russell Corporation), representing approximately 5,000 brand names. MAGIC's February 1997 and August 1997 trade shows rank, respectively, as the 13th and 11th largest trade shows in the United States (based on net square feet of exhibition space). MAGIC's revenue, EBITDA and EBITDA margin for its fiscal year ended May 31, 1997 were $31.2 million, $12.2 million and 39.3%, respectively. For the nine months ended February 28, 1998, MAGIC's revenue, EBITDA and EBITDA margin were $38.7 million, $20.7 million and 53.5%, respectively, representing a revenue increase of 24.8% and an EBITDA increase of 47.4% over the nine months ended February 28, 1997.

  On August 17, 1998, the Company acquired Travel Agent. Travel Agent is the third largest U.S. trade magazine and #1 travel perodical (based on number of advertising pages). Travel Agent will be integrated into the Company's travel/hospitality industry sector of the Retail, Hospitality & Fashion cluster, which includes Hotel & Motel management and PREMIER HOTELS & RESORTS.

  In the art sector, the Company serves buyers and sellers of mid-market original art and high quality prints and posters. Advertising revenue of Art Business News is a publication written for the gallery owner and art dealer with a circulation of approximately 31,000. The Company's Artexpo New York is the largest mid-market art show in the world (based on net square feet of exhibition space), with approximately 133,000 net square feet utilized at the Javits Convention Center in New York for the 1998 show. Total revenue from this event grew 49.3% in 1998 compared with 1997. The Company intends to grow by introducing regional Artexpo shows in new cities (Artexpo Los Angeles already exists), covering additional art market segments in both magazines and shows (a trade only print and poster segment was added to Artexpo in 1998), cross-selling between the art shows and the magazine, and attracting additional international advertisers and exhibitors to the U.S. market.

  In the professional beauty and hair care sector, the Company is a leading provider of marketing communications services to those vendors (e.g., Sebastian, Clairol and Nexxus) wishing to reach the salon owner, beautician and hair care professional. The Company's magazine in this market is American Salon, the #2 publication in the field as measured by number of advertising pages. American Salon reaches a circulation of approximately 125,000. The Company's IBS New York Show is the market leading exhibition and educational event on the East Coast for the salon audience (based on net square feet of exhibition space), with over 41,000 attendees and over 400 exhibiting companies occupying in excess of 100,000 net square feet of exhibit space at the Javits Convention Center, New York each year in March. The Company has seven additional IBS shows which, together with IBS New York, occupy approximately 250,000 net square feet of exhibit space and attract approximately 61,000 attendees.

  In the travel and hospitality sector, the Company has three main products-- Hotel & Motel management ("HMM"), PREMIER HOTELS AND RESORTS, a twice-a-year directory for the high-end travel agent market and Travel Agent. HMM has established a #2 position in number of advertising pages in the hospitality management market. It is generally published semi-monthly and is distributed to a circulation of approximately 55,000 hotel managers, owners and developers. PREMIER HOTELS AND RESORTS was launched in 1996 to provide the high-end travel agent market in the U.S. with a high quality directory of worldwide four and five star hotels and resorts. In 1997, PREMIER HOTELS AND RESORTS generated 628 advertising pages. Travel Agent is the #1 travel periodical (based on number of advertising pages) and is the Company's largest magazine.

  The major products in the entertainment and marketing sector are in the home video market and the merchandise licensing market. The Company's largest revenue magazine is Video Store, a weekly publication circulated to home video retailers. Video Store is the #2 magazine in the field (based on number of advertising pages) and generated approximately 1,300 advertising pages in 1997. While the video retailing sector may be mature, the competition for retail shelf space and the emergence of new formats (such as digital video disks) are expected to sustain the advertising market for many years. In February 1998, the Company contributed its East Coast Video Show, a 40,000 square foot regional show for home video retailers, to a 50/50 joint venture, called Home Video Entertainment Events, with the Video Software Dealers Association, the operators of a 100,000 net square foot annual event in Las Vegas. The venture intends to expand to other home video events in North America and overseas.

  In the merchandise licensing sector, the Company produces Licensing International, the leading exhibition (based on net square feet of exhibition space) bringing together the owners and developers of intellectual property and brands with the product developers and merchandisers of licensed products. Sources of licensing include film and TV, sports leagues and teams, major consumer product brands, and art and image licenses. The total licensing market has been estimated at $112 billion in licensed merchandise by the Licensing Industry Merchandisers Association, the sponsor of the exhibition. Leveraging this show's strength, the Company recently entered into a joint venture with Wideband, Inc. which publishes Li(C)ense! to serve this large and rapidly growing worldwide market.

  In the motor vehicle sector, the Company's strength is in the powersports segment (motorcycles, snowmobiles, and personal watercraft). The Company's exhibition portfolio includes events for each level of trade in the market-- nine consumer motorcycle shows in major metropolitan U.S. cities, the largest aftermarket accessories show for motorcycle dealers, and a distributor event for introduction of new product to the distribution channel. The Company's position in this market is supported by its market leading controlled circulation magazine (based on number of advertising pages), Dealernews, which is targeted at the powersports retailer and supported by aftermarket product suppliers.

 Healthcare & Pharmaceutical

  The Company's portfolio in healthcare publishing includes nine high quality, professionally respected magazines. Within the group, selected titles include Geriatrics, Formulary, Dermatology Times, Ophthalmology Times and the leading magazine for veterinarians (based on number of advertising pages), dvm THE NEWSMAGAZINE OF VETERINARY MEDICINE. Among the relevant segment competitors, Formulary, dvm THE NEWSMAGAZINE OF VETERINARY MEDICINE and Geriatrics are each #1 or #2 in terms of number of advertising pages.

  The Company serves the pharmaceutical sector in areas such as research and development, manufacturing, packaging and marketing through a series of market leading publications and conferences. Five of the Company's publications in this market are #1 or #2 in their respective market segments, based on number of advertising pages. The Company's leading magazine in this market is Pharmaceutical Technology, the #1 publication in its field (based on number of advertising pages). Published monthly and circulated to approximately 32,000 pharmaceutical scientists, engineers and operations managers, Pharmaceutical Technology generated 1,250 advertising pages in 1997. The Company built on this success by launching Pharmaceutical Technology Europe, Pharmaceutical Technology Asia, a related pharmaceutical technology buyer's guide, and a series of U.S. and European conferences. Based upon this market strength, the Company launched an exhibition, WorldPharm, to be held for the first time in Philadelphia during September 1998. Research is underway to extend the WorldPharm concept to international markets. The Company also publishes PHARMACEUTICAL EXECUTIVE, the leading magazine for product managers and marketing professionals within pharmaceutical companies (based on number of advertising pages). As government regulation of this area becomes more permissive, these professionals are increasingly targeting advertising and promotion directly to consumers. Although approximately $1 billion was spent in 1997 by pharmaceutical companies on direct to consumer marketing efforts, product managers and marketing professionals have little training or experience in consumer advertising and marketing, as their efforts have historically been targeted at the doctor. PHARMACEUTICAL EXECUTIVE intends to fill this need for education, research and information through a special edition, starting initially as a supplement to PHARMACEUTICAL EXECUTIVE but expanding to a stand-alone publication if market response is positive. The first DTC Times supplement was published in May, 1998.

 Information Technology & Communications

  Advanstar's Information Technology & Communications industry cluster serves the global telecommunications, information technology and call center/computer telephony industries with a wide range of publications, exhibits and conferences and marketing services.

  In the information technology sector, the Company is a highly targeted niche publisher and exhibition organizer. The Company's largest information technology publication, CADALYST, serves end users, managers and executives in the Autodesk design and visualization industry, which includes AutoCAD and related technologies. In 1997, CADALYST held the #1 market position in its sector, based on number of advertising pages. Circulation totals slightly over 80,000, 30% of which is paid subscription. Another significant publication in this group is PC Graphics & Video, a monthly magazine covering PC "platform" applications involving digital graphics creation and digital video capture and manipulation. Developers and users involved with graphics creation and manipulation are shifting to the PC platform for future investments in hardware and software, and PC Graphics & Video is their information and marketing vehicle. Advertising pages grew by 21.0% in 1997 to approximately 570 pages. In May 1998, the Company acquired POST, the #2 magazine, based on number of advertising pages, in the professional video market. The acquisition of POST compliments the Company's other properties in the digital media and professional content creation market. A directly related trade show and conference, Digital Content Creation, has been launched by the Company and is planned for late 1998 in Los Angeles. The largest existing trade exhibition in this group is the On Demand Digital Printing and Publishing Conference and Expo (based on net square feet of exhibition space). This exhibition was built on the transition of traditional printing to a digital environment and comprises approximately 80,000 net square feet. Major exhibitors include Xerox, OCE, Danka and IBM. The event is four years old and continues to expand rapidly, growing approximately 30% from 1996 to 1997. The other events in the group, including: iEC (internet & electronic commerce) and Healthcare Information Technology, which is planned for launch in Boston in late 1998, are 50/50 partnerships with the Gartner Group, a leading information technology research and consulting group.

  The rapidly evolving, newly competitive telecommunications sector is one of the Company's most important and fastest growing targeted markets. The largest and oldest publication in the Company's telecommunications portfolio is America's Network, serving the telephone, cable TV and wireless telecommunications industries. With a qualified circulation of approximately 50,000, America's Network is the #2 publication (based on number of advertising pages) in its niche and generated approximately 730 advertising pages in 1997. As most of the major vendors operate globally (Ericcson, Lucent and GTE), the Company's growth strategy has been focused on increasing coverage of international markets. Advanstar purchased the remaining interest of its minority partner in TELECOM ASIA and Telecom China in late 1997, providing a wholly-owned platform to accelerate growth in this region. In mid-1997, the Company acquired Telepress, a Brazilian based publisher and conference organizer. In February 1998, the Company acquired Telexpo, the largest telecom exhibition in Latin America. In May 1998, the Company acquired the leading expositions (based on net square feet of exhibition space), conferences, and a magazine for the video conferencing and long distance learning industries, TeleCon.

  Through its global reach and rapid growth, the Company's call center and computer telephony sector serves as a primary example of the Company's successful market-focused expansion strategy. The market is driven by the integration of computers and traditional telephony into products such as interactive voice response, automated phone answering and intelligent call distribution. Principal applications are in customer service centers, help desk operations and telemarketing, generally grouped under the term "call centers." The Company has two successful publishing properties, Voice+, a pan-European magazine, and Voice+ Asia Pacific. To provide a more comprehensive product offering, in March 1998, the Company acquired Teleprofessional, a rapidly growing U.S. publication in this field. The group also includes a series of market leading exhibitions and conferences in the U.S., Canada, Europe, Asia and Australia. Incoming Call Center Management Conference & Exhibition, the largest U.S. event in this market, attracted approximately 1,400 conferees at the most recent event. The other U.S. event, Call Center Conference & Exhibition is held annually in February and grew 26.6% from 1997 to 1998. The largest event in the group, Voice Europe (UK), grew 39.6% in 1997 compared to 1996. The Company also has Voice shows in Germany and Singapore and call center events in Amsterdam, Sydney and Toronto.

 Manufacturing & Processing

  Within the application technology sector, the Company's strongest and largest position is in the field of automatic data capture, identification and tracking systems (bar coding, magnetic stripe, smart cards, biometrics and the associated systems). automatic ID NEWS is the #2 publication in the U.S. and in Europe (based on number of advertising pages) and "sister" publications of the same name are market leaders in Europe, Asia and Latin America. The Company expects that growth in this market will come from new technologies (radio frequency applications for mobile applications), deeper penetration into medium-sized and small firms and from the increasing integration of the data capture and identification functions into enterprise-wide systems and supply chain management. The Company also operates the #1 trade show and conference in the U.S., SCANTECH, and the market leading trade show in Europe, SCANTECH EXPO Europe (based on net square feet of exhibition space).

  The Company serves the scientific instrumentation sector through four publications LC.GC (liquid and gas chromatography), LC.GC International (a pan-European magazine), LC.GC Asia Pacific and Spectroscopy. In total, the science group generated 1,262 advertising pages in 1997, up 9.7% from 1996. The Company believes that exhibitions and conferences are a growth opportunity and, as a result, is broadening Pharm Analysis Europe to cover a wider range of applications and renaming the broadened event ChemAnalysis Europe.

  The OEM and processing sector is a grouping of publications, exhibitions and conferences that focus on equipment, materials and intermediate products used in the manufacturing and processing of a wide range of products. Magazines in this market include DCI (cosmetic, toiletry, OTC drugs and personal care product manufacturing), Medical Device TECHNOLOGY (pan-European) and PIT &

QUARRY (aggregates extraction and processing). Exhibitions and conferences include three regional plastics exhibitions, each running on a two year on and one year off cycle, market leading Medical Device Technology Trade Show & Conference events in Europe and two Sensors Expos.

 Market Development

  The Company has grouped the balance of its products and services into a Market Development cluster to provide focus on growth through internal development or acquisition. This group addresses large and attractive markets (i.e., energy, landscape management, printing, roofing and construction) in which the Company does not yet have critical mass. For example, in the fashion and apparel market, the Company's only participation prior to the MAGIC Acquisition, was in the intimate apparel segment through the market leading magazine (based on number of advertising pages) BFiA (body fashion/intimate apparel). This magazine and its related products will join the MAGIC trade shows in the Retail, Hospitality & Fashion cluster and, management believes, will grow significantly through its relationship with MAGIC.

COMPANY OPERATIONS

  Publications. The Company has an established and efficient publishing infrastructure in the U.S. and Europe. The Company's publications generally follow the controlled circulation model. Recipients are targeted through market research to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High quality circulation is achieved when a high percentage of the circulation list is recently qualified (within one or two years) and the publication is delivered at the direct request of the recipient. Recipients are qualified and re-qualified on a regular basis through both direct mail and through qualification cards included in the publication. The Company maintains highly experienced and efficient circulation management teams in Duluth, Minnesota, Eugene, Oregon and Chester, United Kingdom. The Company believes that its circulation lists for its U.S. and European publications provide the market coverage and buying power desired by the Company's advertising customers.

  Advertising sales and editorial functions are dispersed throughout the U.S., Asia, Brazil, Europe and the U.K. Advertising sales are predominantly executed by the Company's employees. Editorial content for the Company's publications is primarily staff-written, with some editorial contribution by freelance writers and industry or professional participants in selected markets.

  The Company believes it is highly efficient in all functions related to the production of its publications. Advertising materials and editorial content are integrated in the Company's Duluth and Chester production facilities, where layout, ad insertion and output to film is completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. The Company purchases paper centrally through a relationship with one of the industry's largest paper brokers. This broker ships paper directly from the mills to the printers at the Company's request. The Company maintains its own central U.S. fulfillment operations in Duluth to generate mailing labels and mailing instructions for the printers. The Company's workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester. The Company is establishing the same back-office infrastructure in both Latin America and Asia.

  Expositions and Conferences. The operational model for exhibitions and conferences is quite different from publishing, due to the physical nature of the product and the time cycle for event planning and execution. Basic positioning and sales and marketing strategy is decided before each event--as much as 18 months in the case of new launches and typically more than one year for recurring events. In many cases, venue and hotel plans must be made several years in advance, particularly for primary markets such as New York, Chicago, Las Vegas, Los Angeles and San Francisco.

  The sales cycle for any recurring show typically begins shortly before the preceding show, with pricing, preliminary floor plans, and exhibitor promotion mailed in advance so that active selling can begin in person at the exposition. Typically, this active selling includes taking booth reservations and/or contracts and small deposits for the future show. The space selection process is generally handled on a priority point system, combining exhibiting history and booth size. Certain of the Company's shows (Dealernews or Call Center, for example) reserve over 80% of their exhibit space before the preceding event is over. The sales cycle continues with selling to new exhibitors, resolving customer service requests and collecting progress payments. Typically, customer payments are received in full before the show begins.

  In addition to the sale of exhibit space, exhibitors are offered a wide range of promotional opportunities to raise their visibility at an event. These can include directory and preview advertising, banners, sponsorships of various functions, and a wide variety of other products or services.

  Conferences linked to exhibitions play a crucial strategic role in exhibition development. A conference represents the "editorial" for an event, which can be used to build new segments, raise the profile of particular segments or technologies and drive attendance. Conference development is led by Company personnel with the support of editorial staff and industry experts.

  Operationally, the Company functions in a capacity similar to a general contractor. Venues, hotels, and vendors for decorating, registration, travel and housing, audio-visual services and other services are selected and managed by Company personnel in central exposition operations. While the production of a show may ultimately involve hundreds of workers on site, very few of these are Company employees, thus minimizing overhead and permanent staffing costs.

  Attendee and conference promotion is the largest single expense in producing trade shows, expositions and conferences. Promotion is primarily undertaken through direct mail, using both in-house and rented lists of pre-qualified industry participants and the cooperative efforts of exhibitors. Where the Company also has publications in the field, the magazines play a key role by providing lists from circulation files and providing editorial coverage for the upcoming show. Other industry magazines are also involved as the event goal is to represent the entire industry. Relationships with publications are normally based on an exchange of show ads and lists for booth space and on-site visibility. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence by making sure attendees know they will be prominent at the show. Show attendance is typically free for pre-registered attendees, with modest fees for on-site registrants. Conference attendance can be a significant revenue source, with courses or full session pricing ranging from less than $100 to over $1,000, depending on the content being delivered and competitive pricing.

COMPETITION

  Competition for Advanstar's products and services is highly fragmented, both by product and geography, and exists at many levels. On a global level, there are several much larger international firms--such as Reed Elsevier and United News and Media--which operate in many geographic markets and have broad product offerings in publishing, expositions and conferences and marketing services. Many of these competitors are better capitalized and have substantially greater financial and other resources than the Company. In a few cases, these firms operate in the same market as the Company. In general, these large firms are organized and market their products and services by product and geographic location, not on an integrated basis.

  Within each particular industry sector, the Company generally has a large number of direct and indirect competitors. In some cases, these competitors operate in several geographic areas. In other cases, they operate in only one geographic market. In most cases, these competitors are small to medium-sized corporations. However, in several industries markets such as information technology and healthcare, there are large competitors focused on a single industry. In expositions and conferences in particular, there are many not-for-profit association competitors and, in several countries, the exposition hall owner and operator may also be a competitor.

  In any given publishing marketplace in a particular country, there are typically two to five direct competitors for both readers and advertisers. Additionally, there are usually many indirect competitors who define market segments differently and thus may be alternatives for either the reader or the advertiser.

  Exposition and conference competition in each market and country occurs on many levels. There is seldom any truly direct competitor for a particular event, given the uniqueness of venue and date. However, given the availability of alternative venues and the ability to define events for particular market segments and/or with different strategic positioning, the range of competition for exposition dollars, sponsorships and show attendees and conferees is extensive. Because there are few barriers to entry, the Company anticipates that, as the trade publications and expositions industries evolve, additional competitors with greater resources than the Company may enter the markets, or particular segments of the markets, thereby intensifying competition.

INTELLECTUAL PROPERTY

  The Company has developed strong brand awareness for its principal products and services. Accordingly, the Company considers its trademarks, servicemarks, copyrights, trade secrets and similar intellectual property as important to its success and relies on trademark, servicemark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect its intellectual property rights. The Company generally registers its material trademarks and servicemarks in the United States and in certain other key countries in which these marks are used. Effective trademark, servicemark and trade secret protection may not be available in every country in which the Company's products and services are available.

EMPLOYEES

  As of June 30, 1998, the Company had approximately 1,200 full-time employees. None of the Company's U.S. employees is represented by a labor union. The Company considers its relationships with its employees to be good.

FACILITIES

  The Company's finance and administration, circulation, fulfillment, production and other necessary operational support facilities are located in Duluth, MN. The Company has executive marketing, sales and editorial offices in other cities in the United States, including Boston (MA), Cleveland (OH), New York (NY), Edison (NJ), Eugene (OR), Fairfield (CT), Chicago (IL), Santa Ana (CA), Waterloo (IA), Woodland Hills (CA) and Brentwood (CA). In addition, the Company has offices in Sao Paulo and Rio de Janiero, Brazil; Hong Kong, China; and Chester, United Kingdom.

  The Company generally leases its offices from third parties. In addition, the Company owns its operations offices in Duluth, Minnesota and Cleveland, Ohio. The Company believes that its properties are in good operating condition and that suitable additional or alternative space will be available on commercially reasonable terms for future expansion.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings other than ordinary course, routine litigation which is not material to the business, financial condition, or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information regarding the directors, executive officers and key employees of Advanstar.

NAME                     AGE TITLE
----                     --- -----
Robert L. Krakoff.......  62 Chairman of the Board and Chief Executive Officer
James M. Alic...........  55 Vice Chairman and Director
Martin C. ("Skip")
 Farber.................  45 Executive Vice President--Business Development
David W. Montgomery.....  40 Vice President--Finance, Chief Financial Officer and
                             Secretary
William J. Cooke........  46 Executive Vice President
Alexander S. DeBarr.....  38 Executive Vice President
Glenn A. Rogers.........  46 Executive Vice President
Joseph Loggia...........  39 President--MAGIC
Kenneth T. Berliner.....  38 Director
Mitchell R. Cohen.......  34 Director
John M. Pasquesi........  38 Director

  Messrs. Krakoff, Alic and Farber are employees of Holdings. Mr. Montgomery is an employee of the Company. All key employees are employees of the Company. The directors of the Company are also the directors of Holdings.

 Executive Officers

  Robert L. Krakoff has served as the Company's Chairman and Chief Executive Officer since he joined the Company in July 1996. From January 1993 to June 1996, he was Chairman and Chief Executive Officer of Reed Publishing USA, a division of Reed Elsevier Inc. which included Cahners Publishing Company, a trade publications business, and Reed Exhibition Companies, an exposition and conference business. From January 1993 to June 1996, he was also a member of the board of directors of Reed Elsevier PLC.

  James M. Alic has served as the Company's Vice Chairman since he joined the Company in July 1996. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation, a computer hardware and software manufacturer. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

  Martin C. ("Skip") Farber has served as the Company's Executive Vice President--Business Development since he joined the Company in October 1996. From February 1993 to September 1996, he was Vice President for Business Development of Reed Publishing USA., which included Cahners Publishing Company and Reed Exhibition Companies. From July 1995 to September 1996, Mr. Farber also had responsibility for Cahners Direct Marketing Services, a division of Reed Elsevier Inc.

  David W. Montgomery has served as the Company's Vice President--Finance and Chief Financial Officer since January 1994. From July 1989 to December 1993, he was the Company's Director of Corporate Finance. In July 1992, he became the Company's Secretary. From January 1981 to June 1989, he was a practicing CPA with McGladrey Pullen in Minneapolis, St. Paul, Minnesota.

 Key Employees

  William J. Cooke has served as the Company's Executive Vice President with responsibility for the pharmaceutical and OEM industry sectors, the Market Development cluster and the market services group since June 1997. In addition, Mr. Cooke is responsible for corporate marketing and corporate training. From July 1995 to May 1997, he was Group Vice President of the Company. From July 1993 to June 1995, he was President of the marketing services division of the Company. From 1988 until June 1993, Mr. Cooke was Vice President of Strategic Planning and Marketing for Dun & Bradstreet Corporation.

  Alexander S. DeBarr has served as the Company's Executive Vice President with responsibility for the beauty, art, hotel/travel, motor vehicle and applied technology industry sectors since June 1997. From February 1995 to May 1997, he was Group Vice President of the Company. Mr. DeBarr also served as a Group Publisher of the Company from February 1993 until January 1995.

  Glenn A. Rogers has served as the Company's Executive Vice President with responsibility for the information technology and communications industry sectors and for the entertainment industry sector since June 1997. From April 1995 to May 1997, he was Group Vice President of the Company. From June 1991 to March 1995, he was President of Island Publishers, a private Canadian publisher of community newspapers.

  Joseph Loggia has served as MAGIC's President and Chief Executive Officer since May 1997, President from August 1996 and Chief Operating Officer beginning in 1995. From January 1993 to August 1996, he was Chief Financial Officer of MAGIC. Prior to joining MAGIC, Mr. Loggia, who is a certified public accountant, was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

 Directors

  Kenneth T. Berliner has served as a director of the Company since the HFCP III Acquisition. Since 1992, Mr. Berliner has been employed by Peter J. Solomon Company Limited ("PJSC"), an investment banking firm. He is currently a managing director at PJSC.

  Mitchell R. Cohen has served as a director of the Company since the HFCP III Acquisition. Since January 1998, Mr. Cohen has been a Managing Director of Hellman & Friedman LLC, a private equity investment firm. From January 1993 to December 1997, Mr. Cohen was a General Partner of Hellman & Friedman. Mr. Cohen is also a director of Western Wireless Corporation and MobileMedia Corporation.

  John M. Pasquesi has served as a director of the Company since the HFCP III Acquisition. Since January 1998, Mr. Pasquesi has been a Managing Director of Hellman & Friedman LLC, a private equity investment firm. From January 1989 to December 1997, Mr. Pasquesi was a General Partner of Hellman & Friedman. Mr. Pasquesi is also a director of The Covenant Group Inc.

DIRECTOR COMPENSATION

  Directors are reimbursed by the Company for out-of-pocket expenses incurred in attending meetings of the Board of Directors. Directors are not compensated for serving on the Board of Directors of Holdings or the Company.

  Directors of the Company are entitled to indemnification by the Company in accordance with the Company's Restated Certificate of Incorporation and by-laws to the fullest extent permitted under New York law. Directors of Holdings are entitled to indemnification by Holdings in accordance with Holdings' Certificate of Incorporation and by-laws to the fullest extent permitted under Delaware law.

EXECUTIVE COMPENSATION

  The compensation of executive officers determined by the Company's Board of Directors, except for the salary and bonus of Mr. Krakoff and Mr. Alic, each of whom has an employment agreement with Holdings. See "--Certain Plans and Employment Agreements". The following table sets forth certain information concerning compensation received by the Chief Executive Officer of the Company and the other executive officers of the Company (the "Named Executive Officers") for services rendered to Advanstar for the year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION
                             --------------------------    ALL OTHER         TOTAL
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(1) COMPENSATION($) COMPENSATION($)
---------------------------  ---- --------- ----------- --------------- ---------------
Robert L. Krakoff........    1997  400,000    150,000       12,449(2)       562,449
 Chairman of the Board
  and Chief Executive
  Officer
James M. Alic............    1997  300,000    112,500        7,260(3)       419,760
 Vice Chairman
Martin C. ("Skip")           1997
 Farber..................          250,000     87,000        2,713(3)       339,713
 Executive Vice
  President--Business
  Development
David W. Montgomery......    1997  170,000     60,000        5,860(3)       235,860
 Vice President--Finance,
 Chief Financial Officer
 and Secretary

--------
(1) Bonuses for 1997 are reported in the year earned, even though they were actually paid in 1998.
(2) Constitutes value of group term life insurance benefits paid for by the Company.
(3) Constitutes value of group term life insurance benefits paid for by the Company and contributions made by the Company to a defined contribution plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made by Holdings during the year ended December 31, 1997 pursuant to the 1996 Plan (as defined) to each of the Named Executive Officers. Advanstar has not granted any stock options. Neither Holdings nor Advanstar has granted any stock appreciation rights.

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                               APPRECIATION
                                         INDIVIDUAL GRANTS                  FOR OPTION TERM(2)
                          ------------------------------------------------ ---------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES      OPTIONS
                          UNDERLYING    GRANTED TO    EXERCISE
                            OPTIONS    EMPLOYEES IN   PRICE(1)  EXPIRATION
          NAME            GRANTED (#) FISCAL YEAR (%) ($/SHARE)    DATE      5% ($)    10% ($)
          ----            ----------- --------------- --------- ---------- ---------- ----------
Robert L. Krakoff.......       --           --            --        --            --         --
James M. Alic...........       --           --            --        --            --         --
Martin C. ("Skip")
 Farber(3)..............    16,700         15.0         11.00      2007    $  313,081 $  793,408
David W. Montgomery(4)..    10,000          9.0         11.00      2007       187,473    475,095

--------
(1) The options granted are subject to a five-year vesting schedule pursuant to which the options vest in 20% increments on each anniversary of the date of grant. On May 31 of each year, the exercise price per option increases by 10% over the previous year's exercise price. The exercise price per option increases by a pro rated amount of such 10% increase in the case of exercises which do not occur on May 31.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. The exercise prices of the options increases 10% per year over the life of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission (the "Commission") and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holders are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(3) On July 1, 1998, Mr. Farber was granted an additional option to purchase 70,162 shares of Common Stock at the then exercise price of $12.20 per share.

(4) On July 1, 1998, Mr. Montgomery was granted an additional option to purchase 10,000 shares of Common Stock at the then exercise price of $12.20 per share.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning stock options exercised during fiscal 1997, and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Holdings's Common Stock as of December 31, 1997.

                   AGGREGATED OPTION EXERCISES IN 1997

                   AND DECEMBER 31, 1997 OPTION VALUES

                                                                                           VALUE OF UNEXERCISED IN-
                                                    NUMBER OF SECURITIES UNDERLYING                  THE-
                                                     UNEXERCISED OPTIONS AT FISCAL          MONEY OPTIONS AT FISCAL
                             SHARES                          YEAR-END (#)                      YEAR-END ($) (1)
                          ACQUIRED ON     VALUE     -----------------------------------    -------------------------
          NAME            EXERCISE (#) REALIZED ($)  EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----            ------------ ------------ ---------------    ----------------    ----------- -------------
Robert L. Krakoff.......      --           --                     --                   --      --           --
James M. Alic...........      --           --                     --                   --      --           --
Martin C. ("Skip") Far-
 ber(2).................      --           --                  23,300              109,600     --           --
David W. Montgomery(3)..      --           --                  16,000               74,000     --           --

(1) On May 31 of each year, the exercise price per option increases by 10% over the previous year's exercise price. The exercise price per option increases by a pro rated amount of such 10% increase in the case of exercises which do not occur on May 31. Given these increases, the exercise price per option was equal to the fair market value of Holdings' Common Stock on December 31, 1997.

(2) On July 1, 1998, Mr. Farber was granted an additional option to purchase 70,162 shares of Common Stock at the then exercise price of $12.20 per share.

(3) On July 1, 1998, Mr. Montgomery was granted an additional option to purchase 10,000 shares of Common Stock at the then exercise price of $12.20 per share.

CERTAIN PLANS AND EMPLOYMENT AGREEMENTS

  Stock Option Plan. Holdings' 1996 Stock Option Plan (the "1996 Plan") provides for the issuance of a maximum of 745,200 shares of Common Stock pursuant to the grant of non-qualified stock options to employees and other individuals who render services to Holdings or the Company.

  The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board of Directors has the authority to determine the terms of options granted, including the authority to: (i) determine to whom options may be granted; (ii) determine the time or times at which options shall be granted; (iii) determine the exercise price of shares subject to each option; (iv) determine the time or times when each option shall become vested and exercisable and the duration of the exercise period;
(v) extend the period during which outstanding options may be exercised; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any; and
(vii) interpret the 1996 Plan and prescribe and rescind rules and regulations relating to it. The 1996 Plan provides that the Board of Directors will take whatever actions it deems necessary, under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to ensure that options granted under the 1996 Stock Plan are not treated as "incentive stock options".

  With the exception of the options granted to Mr. Loggia, each option granted as of May 31, 1998 is subject to a five-year vesting schedule pursuant to which the options vest in increments of approximately 20% on each of the first five anniversaries of the date of grant. Prior to an initial public offering of Holdings, each outstanding option shall become fully exercisable in the event of a "change of control." A "change of control" means the acquisition by any person or group of persons (other than an affiliate or affiliates of HFCP
III) of more than 50% of the outstanding shares of Common Stock or shares of capital stock constituting more than 50% of Holdings' voting capital stock, or of all or substantially all of Holdings' assets. The Board of Directors may, in its discretion and in accordance with the provisions of the 1996 Plan, accelerate the vesting of any option.

  In addition, each share to be acquired upon exercise of an option is subject to Holdings' right to repurchase all but not less than all of such shares. Holdings may exercise its right of repurchase upon the occurrence of any of the following: (i) the termination of the optionee's relationship with Holdings for any reason; (ii) the receivership, bankruptcy or other creditor's proceeding regarding the optionee or the taking of shares acquired upon exercise of an option by legal process; (iii) distribution of shares acquired upon exercise of an option to the optionee's spouse pursuant to a decree of dissolution, operation of law, divorce or any other reason, except as may be permitted by the Holdings; or (iv) a breach of the optionee's duty not to compete or solicit any employee of Holdings or its affiliates within one year of the termination of the optionee's relationship with Holdings. Upon the occurrence of a repurchase event, Holdings may exercise its repurchase right within sixty days following the later of the date of the exercise of options or the date Holdings receives actual knowledge of a repurchase event. Subject to certain exceptions, the repurchase price of the shares (if terminated other than for cause), is fair market value as determined pursuant to the 1996 Plan.

  As of August 31, 1998, options to purchase 955,562 shares of Common Stock at an average exercise price of $12.10 were outstanding under the 1996 Plan, and no options had been exercised.

  401(k) Plan. Holdings has an Employees' 401(k) Plan and Trust (the "401(k) Plan"). All current and future employees who have completed one year of service with Holdings, the Company or any other domestic subsidiary of Holdings and are at least 21 years of age are eligible to participate in the Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount ($9,500 in 1997) or 15% of his or her pre-tax total compensation. Holdings is required to cause to be made a matching contribution to the 401(k) Plan in accordance with the following schedule: (1) with respect to the employee's elective contribution in an amount up to two percent (2%) of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution; (2) with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and (3) with respect to the employee's elective contribution in excess of six percent (6%) of gross compensation, there shall be no matching contribution. The 401(k) Plan permits, but does not require, discretionary contributions to the 401(k) Plan by Holdings' Eligible employees are vested 100% in their own contributions. Contributions made by Holdings vest in equal installments over five years.

  Employment Agreements. Mr. Krakoff and Mr. Alic entered into employment agreements with Holdings dated as of July 1, 1996. Each agreement provides for a four year term. Pursuant to the agreements, Mr. Krakoff and Mr. Alic are entitled to annual base salaries of not less than $400,000 and $300,000, respectively. Mr. Krakoff and Mr. Alic are entitled to annual bonuses based on the Company's EBITDA for any year, up to a maximum bonus in any one year of 100% of base salary. The agreements provide for indemnification of the executives to the extent permissible under Delaware law. Pursuant to Mr. Krakoff's agreement, Holdings agreed to establish a stock option plan for employees of the Company and to make additional options available for grant in the event of additional equity capital contributions to Holdings (subject to a maximum of $200 million of contributed equity capital). The agreements provide for severance benefits equal to one year's base salary and benefits (and a pro rated bonus) upon termination of employment by Holdings without "cause" or by the executive for "good reason" (which includes a change of control). Mr. Krakoff and Mr. Alic also entered into noncompetition and confidentiality agreements with Holdings. The noncompete period is one year after termination of employment unless employment is terminated by Holdings without cause or by the executive for good reason, in which case the noncompetition period is six months. During the noncompetition period, the executives may not hire any Company employee or solicit any trade show or publishing business from a third party which has a relationship or contract with the Company.

                            PRINCIPAL STOCKHOLDERS

  All of the Company's issued and outstanding capital stock is indirectly owned by Holdings. As of August 31, 1998, the outstanding equity securities of Holdings consisted of 16,733,333 shares of Common Stock. The following table sets forth certain information as of August 31, 1998 regarding the beneficial ownership of (i) each person who is known to Holdings to beneficially own more than 5% of the outstanding shares of the Common Stock; (ii) each director of Holdings; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group.

                                                                  PERCENTAGE OF
                                                        SHARES       SHARES
                                                     BENEFICIALLY BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED (1)     OWNED (1)
------------------------------------                 ------------ -------------
AHI Advanstar LLC (2)...............................  16,733,333       100%
 One Maritime Plaza
 San Francisco, CA 94111
Robert L. Krakoff** (2).............................         --        --
James M. Alic** (2).................................         --        --
Martin C. ("Skip") Farber** (3).....................      23,300        *
David W. Montgomery** (4)...........................      16,000        *
Kenneth T. Berliner** (2)(5)........................         --        --
Mitchell R. Cohen** (2).............................         --        --
John M. Pasquesi** (2)..............................         --        --
All directors and executive officers as a group
 (7 persons) (6)....................................      39,300        *

--------
 *  Represents less than 1% of the outstanding Common Stock.
** c/o Advanstar Communications Inc., 7500 Old Oak Boulevard, Cleveland, Ohio 44130-3369.

(1) Applicable percentage of ownership as of August 31, 1998 is based upon 16,733,333 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of Holdings, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Commission, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days of May 31, 1998 ("presently exercisable stock options").

(2) AHI Advanstar LLC ("AHI Advanstar") is the sole owner of all of the outstanding shares of Common Stock of Holdings. Hellman & Friedman Capital Partners III, LP, a California limited partnership ("HFCP"), H&F Orchard Partners III, L.P., a California limited partnership ("HFOP III"), H&F International Partners III, L.P., a California limited partnership ("HFIP III", and, together with HFCP and HFOP III, "HFCP III"), Mr. Krakoff and Mr. Alic own all of the membership interests of AHI Advanstar. HFCP III owns approximately 98% of the membership interest of AHI Advanstar. H&F Investors III, a California general partnership ("HFI III"), is the general partner of each of HFCP, HFOP III and HFIP III. The managing general partner of HFI III is Hellman & Friedman Associates III, L.P., a California limited partnership whose managing general partner is H&F Investors III, Inc., a California corporation ("HFI III, Inc.") which is wholly owned by the Hellman Family Revocable Trust. The investment decisions of HFI III, Inc. are made by an executive committee, of which Mr. Pasquesi is a member. The executive committee indirectly exercises sole voting and investment power with respect to the shares of Holdings owned by AHI Advanstar. Mr. Pasquesi and Mr. Cohen disclaim beneficial ownership of such shares. Mr. Krakoff has made a $2.48 million investment in AHI Advanstar and Mr. Alic has made a $0.5 million investment in AHI Advanstar. Each of PJSC, Mr. Krakoff and Mr. Alic has a carried interest in AHI Advanstar.

(3) Consists of 23,300 shares of Common Stock issuable pursuant to presently exercisable stock options.
(4) Consists of 16,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(5) Mr. Berliner is a managing director of PJSC.
(6) Consists of 39,300 shares of Common Stock issuable pursuant to presently exercisable stock options.

                              THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

  The Original Notes were sold by the Company on April 30, 1998 (the "Issue Date") to the Initial Purchasers pursuant to a Purchase Agreement dated as of April 27, 1998 (the "Purchase Agreement"). As a condition to the sale of the Original Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Issue Date, (ii) use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Issue Date and
(iii) upon effectiveness of the Registration Statement, commence the Exchange Offer, keep the Exchange Offer open for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent Exchange Notes in the same aggregate principal amount at maturity as the Original Notes that were tendered by holders thereof pursuant to the Exchange Offer.

  Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act will be delivered as required. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below for such period of 90 days after the Expiration Date. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the Registration Rights Agreement (including certain indemnification rights and obligations). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

  The Company is generally not required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Original Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The prospectus may be the Prospectus for the Exchange Offer, so long as it contains a plan of distribution with respect to such resale transaction. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, however, this Prospectus may not be used for resales of Notes acquired directly from the Company. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer; provided, however, that Original Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to the certain rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

  Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from November 1, 1998. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 1, 1998. Original Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on such Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offer.

  As of the date of this Prospectus, $150 million aggregate principal amount of the Original Notes are outstanding. Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering holders thereof (or in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account of such holder maintained at the Depository), as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; TERMINATION

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "--Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "-- Certain Conditions of the Exchange Offer."

  If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Exchange Notes for, any Original Notes, or is unable to accept for exchange of, or issue Exchange Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Original Notes tendered, and such Original Notes may not be withdrawn except as otherwise provided below in "--Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the Exchange Notes, for any Original Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal and any other documents referenced therein, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company ("DTC" or the "Depository") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under "--Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original

Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes) or if delivery of the Exchange Notes is to be made to a person other than the registered holder, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Original Notes with the signature on the Original Notes or the bond power guaranteed by an Eligible Institution (as defined below).

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing, an "Eligible Institution").

  If the Letter of Transmittal or any Original Notes or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Original Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Certain Conditions to the Exchange Offer," to terminate the

Exchange Offer and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Original Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

RETURN OF NOTES

  If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depository) as promptly as practicable upon termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes (or complete the procedures for book-entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (a) the tender is made through an Eligible Institution; (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Original Notes delivered electronically), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor") and the name of the record holder of the Original Notes to be withdrawn, if different than the Depositor, (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). If Original Notes have been tendered pursuant to the procedures for book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of the Original Notes. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its subsidiaries; or (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained. If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "The Exchange Offer--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION OF CERTAIN RIGHTS

  All rights under Registration Rights Agreement (including registration rights) of holders of the Original Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Notes by broker-dealers for a period of 180 days from the date on which the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of 180 days from the date on which the Registration Statement is declared effective. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as all correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

  By Facsimile (eligible institutions only):

    (212) 571-3080

  By Overnight Courier or by Hand:

    The Bank of New York
    101 Barclay Street
    Corporate Trust Services Window
    Ground Level
    New York, NY 10286
    Attn: Reorganization Section

  By Mail:

    The Bank of New York
    101 Barclay Street, 7E
    New York, NY 10286
    Attention: Reorganization Section

  To confirm by telephone, or for information, call the Exchange Agent at
(212) 805-6333. Requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes, or Original Notes for principal amounts not tendered or acceptable for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Original Notes.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. The Original Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                    DESCRIPTION OF AMENDED CREDIT FACILITY

  The summary of the Amended Credit Facility set forth below does not purport to be complete and is qualified in its entirety by reference to all the provisions of the credit agreement and related documents governing the Amended Credit Facility, copies of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Amended Credit Facility will consist of three components: a 5 1/2-year term loan facility in an aggregate principal amount equal to $100 million (the "Tranche A Term Loan Facility"), increased from $85 million under the First Amended Credit Facility (such increase, the "Incremental Tranche A Term Loan Facility"); a 7-year term loan facility in an aggregate principal amount equal to $150 million (the "Tranche B Term Loan Facility"), increased from $125 million under the First Amended Credit Facility (such increase, the "Incremental Tranche B Term Loan Facility" and, together with the Incremental Tranche A Term Loan Facility, the "Incremental Term Loan Facilities"); and a 5 1/2-year revolving credit facility in the maximum amount of $60 million (the "Revolving Credit Facility"). Loans made under the Tranche A Term Loan Facility ("Tranche A Term Loans") and the Tranche B Term Loan Facility ("Tranche B Term Loans") are sometimes collectively referred to herein as "Term Loans." Advances under the Revolving Credit Facility are sometimes referred to herein as "Revolving Loans."

  The obligations of the Company under the Amended Credit Facility and any related interest rate protection agreements will be guaranteed by Holdings and by substantially all of the domestic subsidiaries of the Company (including, without limitation, MAGIC). The Company's obligations in connection with the Amended Credit Facility and the obligations of the guarantors will be secured by liens on substantially all of their respective tangible and intangible assets, including, but not limited to, mortgages on unencumbered real property, blanket security interests in personal property and pledges of the capital stock of the Company and substantially all of the Company's subsidiaries (including, without limitation, MAGIC).

  The Company drew $85 million in Tranche A Term Loans and $125 million in Tranche B Term Loans on the closing date of the MAGIC Acquisition to finance a portion of the MAGIC Acquisition, to replace or refinance indebtedness under the Original Credit Facility, to pay related fees and expenses and for general corporate purposes. The Incremental Tranche A Term Loan Facility and the Incremental Tranche B Term Loan Facility were drawn in full on the effective date of the Second Amended Credit Facility, and will be applied to repay Revolving Loans used to fund recent acquisitions. Subject to compliance with customary conditions precedent, the Revolving Credit Facility (which will include sublimits for the issuances of letters of credit) will be available to be drawn from time to time by the Company for working capital and general corporate purposes (including permitted acquisitions).

  The Term Loans will be amortized in quarterly installments totalling approximately $1.77 million in 1998, $8.26 million in 1999, $15.91 million in 2000, $20.02 million in 2001, $22.96 million in 2002, $37.08 million in 2003,
$72.30 million in 2004 and $71.70 in 2005. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full at maturity, approximately 5 1/2 years after the closing date of the First Amended Credit Facility.

  Interest on outstanding borrowings will accrue, at the option of the Company, at the customary Alternate Base Rate (the "ABR") of The Chase Manhattan Bank ("Chase") or at a reserve adjusted Eurodollar Rate (the "Eurodollar Rate") plus, in each case, the Applicable Margin (as hereinafter defined). The term "Applicable Margin" means a percentage that will vary in accordance with a pricing matrix based upon operating performance targets and step-downs to be agreed upon. The maximum Applicable Margin for Revolving Loans and Tranche A Term Loans will equal 1.25% for loans based on ABR ("ABR Loans") and 2.25% for loans based on the Eurodollar Rate ("Eurodollar Loans"); and for Tranche B Term Loans, 1.50% in the case of ABR Loans and 2.50% in the case of Eurodollar Loans.

  In addition to paying interest on outstanding principal under the Amended Credit Facility, the Company will be required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to a percentage that will vary in accordance with a pricing matrix based upon operating performance targets and step-downs set forth in the pricing matrix. The maximum commitment fee rate will be 0.50% per annum. Additionally, the Company will pay to each Lender providing a portion of the Incremental Term Loan Facilities under the Second Amended Credit Facility a fee of 0.25% and 0.10% respectively, of its allocated commitment in respect of the Incremental Tranche A Term Loan Facility and the Incremental Tranche B Term Loan Facility. The Company will also pay letter of credit commissions on the outstanding stated amount of all letters of credit issued under the Revolving Credit Facility at a rate equal to the Applicable Margin for Eurodollar Loans under the Revolving Credit Facility (subject to adjustments based on the pricing matrix), plus a fronting fee to the bank issuing such letters of credit at 0.25% per annum, and the customary administrative, issuance, drawing, payment, negotiation and amendment charges of the issuing bank.

  Subject in each case to certain exceptions, the following amounts are required to be applied, as mandatory prepayments, to prepay the Term Loans:
(i) 50% of the net cash proceeds of certain issuances of equity by Holdings or its subsidiaries; (ii) 100% of the net cash proceeds of the incurrence of certain indebtedness by Holdings (or any successor corporation) or any of its subsidiaries; (iii) 100% of the net cash proceeds of any sale or other disposition by the Company or any of its subsidiaries of any assets (excluding sales in the ordinary course of business, and subject to a limited exception for reinvestment of such proceeds within 270 days); and (iv) 50% of excess cash flow for each fiscal year. Mandatory prepayments will be applied pro rata to the unpaid installments of the Tranche A Term Loans and the Tranche B Term Loans, provided, that as long as any Tranche A Term Loans remain outstanding, each holder of a Tranche B Term Loan will have the right to refuse any such mandatory prepayment otherwise allocable to it, in which case the amount so refused will be applied as an additional prepayment of the Tranche A Term Loans. The Company will also have the right to optionally prepay the loans under the Amended Credit Facility, without premium, in whole or in part. Amounts applied as prepayments of the Revolving Credit Facility may be reborrowed; amounts prepaid in respect of the Term Loans may not.

  Subject to customary exceptions, covenants include (but will not necessarily be limited to) restrictions on fundamental changes; liens; indebtedness; investments; dividend payments; lines of business; transactions with affiliates; use of proceeds; certain matters respecting ownership of subsidiaries; negative pledge clauses and clauses restricting subsidiary distributions; modifications of certain documents (including the Indenture); prepayments of the Notes; and activities of holding companies. Financial covenants include a minimum fixed charge coverage ratio and a maximum leverage ratio.

  Events of default include nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three-day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a 30-day grace period after notice); cross-default; bankruptcy events; certain ERISA events; material judgments; material environmental claims; actual or asserted invalidity of any guarantee, security interest or subordination provisions; and a change of control.

                             DESCRIPTION OF NOTES

GENERAL

  The Exchange Notes are to be issued under an Indenture, to be dated as of April 30, 1998 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture also governs the Original Notes. For purposes of the following description, the Exchange Notes and Original Notes are at times collectively referred to as the "Notes." The Exchange Notes and any Original Notes that remain outstanding after consummation of the Exchange Offer will be treated as a single class of securities under the Indenture.

  The Indenture is limited in aggregate principal amount to $250.0 million, of which $150.0 million aggregate principal amount was issued in the Offering. Additional notes may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants--Limitation on Indebtedness," which may vote as a class with the Notes. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes.

  The Notes will be unsecured, senior subordinated obligations of the Company, limited to $150.0 million aggregate principal amount, and will mature on May 1, 2008. Each Note will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year commencing on November 1, 1998 to holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date.

  Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee in New York, New
York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  The Notes will be issued in fully registered form without interest coupons, in denominations of $1,000 and any integral multiple of $1,000. The Notes will be represented by one or more registered notes in global form and in certain circumstances may be represented by Notes in definitive form. See "Book-Entry; Delivery and Form."

OPTIONAL REDEMPTION

  Except as set forth below, the Notes will not be redeemable at the option of the Company prior to May 1, 2003. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  If redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                      REDEMPTION
         PERIOD                                         PRICE
         ------                                       ----------
         2003........................................  104.625%
         2004........................................  103.083%
         2005........................................  101.542%
         2006 and thereafter.........................  100.000%

  In addition, at any time and from time to time prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings received by, or invested in, the Company so long as there is a Public Market at the time of such redemption, at a redemption price (expressed as a percentage of principal amount) of 109.250% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original principal amount of the Notes must remain outstanding after each such redemption; provided further, that each such redemption occurs within 90 days of the date of closing of such Equity Offering.

  At any time on or prior to May 1, 2003, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 30 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at May 1, 2003 (such redemption price being described under "Optional Redemption") plus (2) all required interest payments due on such Note through May 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2003; provided, however, that if the period from the Redemption Date to May 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to May 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

RANKING AND SUBORDINATION

  The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of June 30, 1998, after giving effect to the Pro Forma Adjustments, the outstanding Senior Indebtedness of the Company would have been $250.0 million (exclusive of unused commitments). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness" below.

  "Senior Indebtedness" is defined, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, as the Bank Indebtedness and all other Indebtedness of the Company, including accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment to the Notes; provided, however, that Senior Indebtedness will not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company,
(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations or (v) any Capital Stock.

  Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, a Subsidiary Guarantor may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or
(ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets or securities of the Company upon a total or partial liquidation, dissolution, reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

  By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

GUARANTEES

  Holdings and each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the Notes, and of all other obligations under the Indenture.

  The Indebtedness evidenced by each Note Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to all Guarantor Senior Indebtedness of such Guarantor on the same basis as the Notes are subordinated to Senior Indebtedness of the Company. As of June 30, 1998, after giving effect to the Pro Forma Adjustments, there would have been approximately $250.0 million of Guarantor Senior Indebtedness (all of which would have represented Guarantees of borrowings under the Senior Credit Agreement). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness" below. See "--Ranking and Subordination" above.

  The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

  Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Wholly-Owned Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than the Company or a Wholly-Owned Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) except that if the surviving corporation of any such merger or consolidation is a Subsidiary of the Company, such Subsidiary shall not be a Foreign Subsidiary. Upon the sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"), such Subsidiary Guarantor will be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such Subsidiary Guarantor under the Senior Credit Agreement and all of its Guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company will also terminate upon such release, sale or transfer.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each a "Change of Control"), unless the Company shall have exercised its right to redeem the Notes as described under "--Optional Redemption", each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (i) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules

  13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% (or, if there is a Public Market at the time such person is or is deemed to have beneficial ownership, more than 50%) of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or other business combination) (for the purposes of this clause, such person shall be deemed to beneficially own any Voting Stock of the Company or Holdings held by a parent corporation, if such person "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation); and (B) if there is no Public Market, the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or such successor (for the purposes of this clause, such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in clause (A) above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in this clause (B)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Holdings, as the case may be, was approved by a vote of at least a majority of the directors of the Company or Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the Permitted Holders or was nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

    (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

    (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of the Company.

  Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control as described under "--Optional Redemption", the Company will mail a notice to each holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date); (ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iii) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of Holdings, the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement will (and other Senior Indebtedness may) prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

CERTAIN COVENANTS

  The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries which are Subsidiary Guarantors may Incur Indebtedness if on the date thereof, after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio for the Company and its Restricted Subsidiaries is less than (i) 6.50 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date, and (ii) 6.00 to 1.00, if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to the Senior Credit Agreement of (x) up to $210.0 million in term loan borrowings outstanding at any time and (y) up to $60.0 million in revolving credit borrowings outstanding at any time; (ii) the Subsidiary Guarantees and Guarantees of Indebtedness Incurred pursuant to paragraph (a) or clause (i) of this paragraph (b); (iii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly-Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;
(iv) Indebtedness represented by (x) $150.0 million aggregate principal amount of the Notes, (y) any Indebtedness (other than the Indebtedness described in clauses (i), (ii) and (iii)) outstanding on the Issue Date and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or clause (v) or Incurred pursuant to paragraph (a) above;
(v) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company; provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v); (vi) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; and (vii) Indebtedness (other than Indebtedness described in clauses (i)-(vi)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (vii) and then outstanding, will not exceed $20.0 million.

  (c) Neither the Company nor any Restricted Subsidiary will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

  (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph
(b) above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  (e) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

  Limitation on Layering. The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company or any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company, other than another Restricted Subsidiary (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to in clauses (i) through (iv) as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); or (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of: (A) (i) Consolidated EBITDA accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (or, in case such Consolidated EBITDA is a deficit, minus 100% of such deficit) less (ii) 150% of Consolidated Interest Expense for such period; (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds to the extent (x) used to redeem Notes or (y) received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets as a return of capital or similar payment (excluding by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (D) to the extent it is already included in Consolidated Net Income.

  (b) The provisions of paragraph (a) will not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (A) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (3) (B) of paragraph
(a); (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments; (v) cash dividends to Holdings for the purpose of, and in amounts equal to, amounts required to permit Holdings (A) to redeem or repurchase Capital Stock of Holdings (or pay dividends to AHI Advanstar for the purpose of redeeming or repurchasing membership interests in AHI Advanstar pursuant to the operating agreement of AHI Advanstar) from existing or former employees or management of Holdings, the Company or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments; (B) to make loans or advances to employees or directors of the Company or any Subsidiary the proceeds of which are used to purchase Capital Stock of Holdings or membership interests in AHI Advanstar LLC; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments; (C) to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Company and its Subsidiaries, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses Incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Holdings and the Company; provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments and (D) so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments; provided further, however, that the aggregate amount of dividends paid to Holdings pursuant to this clause (v) shall not exceed $3.0 million in any fiscal year; and (vi) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price hereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens and Liens securing Senior Indebtedness and Guarantor Senior Indebtedness) upon any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except
(a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture (including, without limitation, the Senior Credit Agreement); (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of the Notes than encumbrances and restrictions contained in such agreements; (d) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; (e) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and (f) encumbrances or restrictions arising or existing by reason of applicable law.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and (ii) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

  With respect to any Asset Disposition occurring on or after the Issue Date from which the Company or any Restricted Subsidiary receives Net Available Cash, the Company or such Restricted Subsidiary shall apply an amount equal to 100% of the Net Available Cash from such Asset Disposition at its election, to either (i) prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (ii) invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or (iii) make an offer pursuant to paragraph (b) to purchase the Notes and other Senior Subordinated

Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") at 100% of the principal amount thereof (or 100% of the accreted value of such Pari Passu Notes so tendered if such Pari Passu Notes were issued at a discount) plus accrued and unpaid interest, if any, to the date of purchase; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any), unless such commitment is for the provision of a revolving credit facility, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $1.0 million. Any Net Available Cash from an Asset Disposition that is not invested or applied as provided and within the time period set forth in clauses (i) and (ii) of the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  For the purposes of this covenant and for no other purpose, the following will be deemed to be cash: (x) the assumption by the transferee of Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (i) of the preceding paragraph); (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and
(z) the fair market value, as determined by the Board of Directors of the Company in good faith, of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in any Asset Disposition, taken together with the fair market value, as determined by the Board of Directors of the Company in good faith, of all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), in which case such Designated Noncash Consideration shall not constitute Net Available Cash.

  (b) When the aggregate amount of Excess Proceeds exceeds $5.0 million (with lesser amounts to be carried forward for purposes of determining whether an Offer (as defined) is required with respect to the Excess Proceeds from any subsequent Asset Disposition), the Company will be required to apply such Excess Proceeds to the repayment of the Notes and any Pari Passu Notes as follows: (A) the Company will make an offer to purchase (an "Offer") within ten days of such time from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount (or accreted value, as the case may be) of the Pari Passu Notes at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and (B) the Company will make an offer to purchase any Pari Passu Notes (a "Pari Passu Offer") in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of the principal amount (or accreted value, as the case may be) thereof plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the documentation governing such Pari Passu Notes with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Notes tendered pursuant to the Offer and the Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company to fund other corporate purposes not otherwise prohibited by the Indenture.

  (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Limitation on Asset Swaps. The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $1.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that this clause (iii) will not apply to any Affiliate Transaction with any joint venture or similar entity in which the Permitted Holders do not have any direct or indirect interests other than the interests of the Company and its Restricted Subsidiaries in such joint venture or similar entity.

  (b) The foregoing paragraph (a) will not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) any issuance of (A) securities to any of the Permitted Holders or (B) securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries or
(iv) any transaction between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

  Limitation on Dispositions of Capital Stock of Restricted Subsidiaries. The Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), unless (A) such transfer, conveyance, sale, lease or other disposition is a sale of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, the Company owns (x) more than 50% of the outstanding common stock of such Restricted Subsidiary or (y) none of the outstanding common stock of such Restricted Subsidiary and (B) the cash net proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock"; and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary, unless such issuance is an issuance of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, the Company owns (x) more than 50% of the outstanding common stock of such Restricted Subsidiary or (y) none of the outstanding common stock of such Restricted Subsidiary.

  SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide, within 15 days after the Company is required to file the same with the Commission, the Trustee and the holders of the Notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

  Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust, limited liability company or other similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

  Notwithstanding the foregoing clauses (ii) and (iii), (i) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

  Future Subsidiary Guarantors. After the Issue Date, the Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by the Company to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis.

  Limitation on Lines of Business. The Company will not, nor will it permit any of its Subsidiaries to, engage in any line of business, other than a Related Business.

EVENTS OF DEFAULT

  Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (iii) the failure by the Company to comply with its obligations under "Certain Covenants--Merger and Consolidation" above, (iv) failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (ii) above), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),
(viii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company or a Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or (ix) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

  Without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)
(2) (B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

  The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes, and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the Notes. If the Company exercises its legal defeasance option, the Note Guarantees in effect at such time will terminate. The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Events of Default" above and the limitations contained in clauses (iii) and (iv) under "Certain Covenants-- Merger and Consolidation" above ("covenant defeasance") and thereafter any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the Notes.

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of any event that, in the absence of such legal defeasance, would have constituted an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, the events specified in clause (iv), (vi),
(vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under "Events of Default" above will no longer constitute an Event of Default, and payment of the Notes may not be accelerated because of the occurrence of any such event or because of the failure of the Company to comply with clause
(iii) or (iv) under "Certain Covenants--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

  The Indenture provides that it, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Acquisitions" has the meaning set forth in this Offering Memorandum.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary Guarantor,
(ii) the sale of Cash Equivalents in the ordinary course of business, (iii) a disposition of inventory in the ordinary course of business, (iv) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (v) transactions permitted under "Certain Covenants--Merger and Consolidation" above, (vi) an Asset Swap effected in compliance with the "Limitation on Asset Swaps" covenant and (vii) for purposes of "Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to "Limitation on Restricted Payments."

  "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Company in good faith believes will be satisfied, for a concurrent purchase and sale or exchange of Related Business Assets, between the Company or any of its Restricted Subsidiaries and another Person, and the consummation of such purchase and sale or exchange; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to any Asset Swap shall be deemed to be a new Asset Swap that must comply with the "Limitation on Asset Swaps" covenant.

  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by the Company under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into with a Lender (as defined in the Senior Credit Agreement) in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Rating Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and
(iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Rating Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, plus (ii) Consolidated Interest Expense, plus (iii) depreciation expense, plus (iv) amortization of intangibles, plus (v) other non-cash charges, including without limitation, any non-cash charge reflecting compensation expense relating to employee stock option or similar plans, reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), less (vi) non-cash items increasing Consolidated Net Income (excluding any non-cash item to the extent it represents the reversal of an accrual of, or a cash reserve for, anticipated cash charges in any prior period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the interest, depreciation and amortization of, a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest and accrued interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of Subsidiaries, in each case, held by Persons other than the Company or a Wholly Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary. For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company that was not a Wholly-Owned Subsidiary will be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there will be excluded for purposes of calculating Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income; (iv) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any

Capital Stock of any Person; (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

  "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Noncash Consideration" means noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of determining the fair market value thereof, executed by the principal executive officer and the principal financial officer of the Company; provided, that in determining the aggregate fair market value of Designated Noncash Consideration that is outstanding from time to time, there shall be subtracted the aggregate amount of cash or Cash Equivalents received in connection with a sale of any Designated Noncash Consideration (which sale shall be deemed an Asset Disposition, and which cash or Cash Equivalents must be applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant).

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness in the case of the Company and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary) or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity will be deemed to be Disqualified Stock.

  "Equity Offering" means an offering for cash by the Company, Holdings or AHI of its respective common stock, or options, warrants or rights with respect to its common stock.

  "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit and indemnities given by the Company or any of its Subsidiaries in connection with exhibitions, in each case, in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor" means Holdings and each Subsidiary Guarantor.

  "Guarantor Senior Indebtedness" means, with respect to a Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) any Guarantee of the Bank Indebtedness by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness for any other Guarantor; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Guarantor under the Note Guarantee; provided, however, that Guarantor Senior Indebtedness will not include (1) any obligations of a Subsidiary Guarantor to another Subsidiary Guarantor, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by a Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of a Subsidiary Guarantor that is expressly subordinate in right of payment to any of the Indebtedness of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor or (5) any Capital Stock.

  "Guarantor Senior Subordinated Indebtedness" means with respect to a Guarantor, the obligations of such Guarantor under the Note Guarantee and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Guarantor under the Note Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor which is not Guarantor Senior Indebtedness of such Guarantor.

  "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holdings" means Advanstar Holdings, Inc., a Delaware corporation.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), other than (except for purposes of the cross-acceleration provisions described under "Events of Default") obligations in respect of the undrawn face amount of letters of credit that are the functional equivalents of surety or performance bonds or that support self-insurance programs to the extent that the aggregate amount of all such obligations does not exceed $3.0 million; (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services other than trade payables arising and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (if and to the extent any such obligation would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP); (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time). The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any one time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, Indebtedness shall exclude (i) obligations created, issued or incurred by any Person with respect to customer subscription payments or customer deposits for trade shows and exhibitions and
(ii) any indemnification obligation of the Company to third parties in respect of customary representations and warranties contained in stock purchase, asset purchase or similar acquisition agreements to which the Company is a party, if such indemnification obligation would not appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of

Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

  "Issue Date" means the date on which the Notes are originally issued.

  "Leverage Ratio": as of any date of determination means, with respect to any Person, the ratio of (i) the sum of the aggregate outstanding Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination; provided, however, that (1) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Leverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the SEC) as if such Investment or acquisition occurred on the first day of such period and (3) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the SEC) as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. Notwithstanding anything herein to the contrary, if at the time the calculation of the Leverage Ratio is to be made, the Company does not have available consolidated financial statements reflecting the consummation of the Acquisitions for a period of at least four full fiscal quarters, all calculations required by the Leverage Ratio shall be prepared on a pro forma basis in accordance with

Regulation S-X promulgated by the SEC, as though each of the Acquisitions (to the extent not otherwise reflected in the consolidated financial statements of the Company) had occurred on the first day of the period of four fiscal quarters for which such calculation is being made.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, whether or not constituting Designated Noncash Consideration) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Note Guarantee" means, individually, any Subsidiary Guarantee and the Guarantee of payment of the Notes by Holdings and AHI (or, if they are merged, the surviving entity of such merger) pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed in the Indenture.

  "Officer" means the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

  "Officers' Certificate" means a certificate signed by two Officers.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Holders" means (i) AHI Advanstar LLC, a Delaware limited liability company, and partnerships in which the ultimate managing general partner is controlled by, or (ii) other entities controlled by, members of Hellman & Friedman LLC, a Delaware limited liability company, or any successor entity, and shall in any event include Hellman and Friedman Capital Partners III, L.P., H&F International Partners III, L.P., and H&F Orchard Partners III, L.P.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) cash and Cash Equivalents; (iv) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Asset Swap made in accordance with the "Limitation on Asset Swaps" covenant or any Investment in securities or other assets received in connection with an Asset Disposition made in accordance with the provisions of the "Limitation on Sales of Assets and Subsidiary Stock" covenant; (ix) Investments made after the Issue Date in a Related Business in the form of joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties, the aggregate outstanding amount of which does not exceed $25.0 million (which aggregate amount outstanding will be reduced by returns of capital received by the Company or any Restricted Subsidiary in respect of such Investments) at any time; (x) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with the "Limitation on Indebtedness" covenant; and (xi) other Investments in an aggregate amount outstanding at any time not to exceed $5.0 million.

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person is then proceeding with an appeal or other proceedings for review; (c) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of the Company; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(e) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing an Interest Rate Protection Agreement so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement; and (g) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (h) judgement Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (i) Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed and (y) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor expository institution; provided that (x) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and
(y) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution; (k) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business (l) Liens existing on the Issue Date; (m) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (n) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; (o) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly Owned Subsidiary; and (p) Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  A "Public Market" exists at any time with respect to the common stock of the Company, Holdings or AHI, as the case may be, if (i) the common stock of the Company, Holdings or AHI, as the case may be, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of Exchange Act and traded either on a national securities exchange or in the National

Association of Securities Dealers Automated Quotation System and (ii) at least 15% of the total issued and outstanding common stock of the Company, Holdings or AHI, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act 1933.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that
(i) (x) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (y) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Notes, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced.

  "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Related Business Assets" means assets used or useful in a Related Business.

  "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

  "Senior Credit Agreement" means (i) the amended and restated Senior Secured Credit Agreement to be entered into on the Issue Date among the Company, the guarantors parties thereto, The Chase Manhattan Bank, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders, whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior Senior Credit Agreement).

  "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

  "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

  "Subsidiary Guarantor" means each Subsidiary of the Company (other than a Foreign Subsidiary) in existence on the Issue Date and any Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by the Company after the Issue Date.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness" and
(y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

  "Wholly-Owned Subsidiary Guarantor" means a Wholly-Owned Subsidiary which is a Subsidiary Guarantor.

                  EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

  The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement concurrently with the issuance of the Original Notes. Pursuant to the Registration Rights Agreement, the Company agreed to
(i) file with the Commission on or prior to 60 days after the date of issuance of the Original Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to the Exchange Offer and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the Exchange Notes that are identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Original Notes.

  If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Securities validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Securities within 185 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Original Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any Holder so requests because any applicable law or interpretations do not permit such holder of Original Notes to participate in the Exchange Offer, (v) any holder of Notes so requests because such Holder participated in the Exchange Offer and did not receive freely transferable Exchange Notes in exchange for tendered Original Notes, or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

  The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 185 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

  Subject to certain conditions and limitations set forth in the Registration Rights Agreement, if (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date; (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date; (iii) the Exchange Offer is not consummated on or prior to 185 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Original Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Original Notes on semi-annual payment dates which correspond to interest payment dates for the Original Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease. Notwithstanding the foregoing, the Company may issue a notice (a "Suspension Notice") to the Holders stating that a Shelf Registration Statement may not be used; a Suspension Notice may be given by the Company pending the announcement of material information by the Company which the Board of Directors of the Company has determined, based upon an opinion of counsel, would be required to be disclosed in such Registration Statement in order to make the statements therein not misleading, and may issue any Suspension Notice suspending use of the Shelf Registration Statement required under applicable securities laws to be issued (a "Suspension"). In the event that the aggregate number of days in any consecutive twelve-month period for which all such Suspension Notices are issued and effective exceeds 45 days in the aggregate, then the Company will be obligated to pay liquidated damages to each Holder of Transfer Restricted Securities, during the period of one or more such Suspension, in an amount equal to $0.192 per week per $1,000 principal amount of Transfer Restricted Securities held by such Holder.

  The Exchange and Registration Rights Agreement also will provide that the Company (i) shall make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Notes) and will indemnify certain holders of the Original Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Original Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Holders of the Original Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their

Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  For so long as the Original Notes are outstanding, the Company will continue to provide to holders of the Original Notes and to prospective purchasers of the Original Notes the information required by Rule 144A(d)(4) under the Securities Act.

  Each Guarantor will agree to be bound by the terms and provisions of the Registration Rights Agreement with respect to registration of the Note Guarantees.

  The foregoing description of the Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTES

  Exchange Notes will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the date of the closing of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

  Except as set forth below, the Global Notes, may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

  All interests in the Global Notes may be subject to the procedures and requirements of DTC.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

  The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. The Company takes no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

  DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants with an interest in the Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by the Global Notes to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by the Global Notes to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in the Global Notes must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Notes. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in the Global Notes desires to take any action that DTC, as the holder of such Global Notes, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

  Payments with respect to the principal of, and premium, if any, Liquidated Damages, if any, and interest on, any Notes represented by the Global Notes registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Notes representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in the Global Notes (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in the Global Notes will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

CERTIFICATED NOTES

  If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

  Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

  The following is a summary of certain United States federal tax consequences to holders of the Original Notes of (i) the exchange of the Original Notes for the Exchange Notes and (ii) the ownership and disposition of the Exchange Notes. Except where noted, the summary deals only with Exchange Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, the term "Non-U.S. Holder" means any person or entity that is not a United States holder ("U.S. Holder"). A U.S. Holder is any beneficial owner of an Exchange Note that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

  The following summary is based upon the provisions of the Code, and on regulations, rulings and judicial decisions thereunder as of the date hereof, and does not address any state, local or foreign tax consequences. This summary does not discuss all aspects of United States federal taxation which may be important to particular holders in light of their individual investment circumstances, such as Exchange Notes held by investors subject to special tax rules (e.g. financial institutions, insurance companies, broker-dealers, tax-exempt organizations and private foundations) or to persons that will hold the Exchange Notes as part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. Special rules may also apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Finally, prospective holders of Exchange Notes should be aware that tax laws frequently change. When these changes occur, the statutes, regulations, rulings and judicial decisions giving rise to such changes may have a retroactive effect. Accordingly, there can be no assurance that future changes in such tax laws will not cause the consequences of the exchange of the Original Notes for the Exchange Notes or the ownership and disposition of the Exchange Notes to differ significantly from the consequences summarized below. HOLDERS OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER LAWS OR ANY APPLICABLE TAX TREATIES, WHICH MAY PROVIDE FOR A LOWER RATE OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED BELOW.

EXCHANGE OFFER

  The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Original Notes because the terms of the Exchange Notes are not materially different from the terms of the Original Notes. Accordingly, such exchange should not constitute a taxable event and, therefore, (i) no gain or loss should be realized upon receipt of an Exchange Note, (ii) the holding period of the Exchange Notes should include the holding period of the Original Note exchanged therefor and
(iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Original Note exchanged therefor immediately before the exchange.

NON-U.S. HOLDERS

 United States Withholding Tax

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on an Exchange Note owned by a Non-U.S. Holder, provided that
  (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the ownership statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of an Exchange Note; and

    (c) an Exchange Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

  If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from (or a reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under recently finalized Treasury Regulations, the benefit of an applicable tax treaty may, in certain circumstances, and subject to significant limitations under the Code, be claimed by the foreign partners of a foreign partnership that holds the Exchange Notes. Foreign partners are urged to consult their own tax advisors to determine whether they are eligible to claim such benefits.

  If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Exchange Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on an Exchange Note will be included in such foreign corporation's earnings and profits.

  Any gain or income realized upon the sale, exchange, retirement or other disposition of an Exchange Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION, REPORTING AND BACKUP WITHHOLDING

  In general, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. Holders if a statement described in (a)(iv) above has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person).

  In addition, backup withholding and information reporting may apply to the proceeds of the sale of an Exchange Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement described in (a)(iv) above has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS and certain procedures are followed.

PROSPECTIVE FINAL REGULATIONS

  On October 6, 1997, new Treasury Regulations ("New Regulations") were issued that modify the requirements imposed on a Non-U.S. Holder and certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from or reduction in United States withholding tax and backup withholding described above. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. In addition, the New Regulations impose different conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers may be, depending on facts and circumstances, a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes that describe such resales in the plan of distribution. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities; however, this Prospectus may not be used by the Initial Purchasers for resales of Notes acquired by them directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, for 90 days after the date of this Prospectus, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Original Notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated balance sheets of MAGIC as of May 31, 1996 and 1997 and the consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1997 included in this Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in accounting and auditing, appearing herein.

  The financial statements of Universal Media, Inc., as of December 31, 1997 and for the year then ended, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Mahoney Cohen & Company, CPA, P.C., independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http: www.sec.gov).

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of the Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has agreed that, whether or not the Company is subject to filing requirements under Section 13 or 15(d) of the Exchange Act, and so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and will send the Trustee copies of the financial information, documents and reports that would have been required to be filed with the Commission pursuant to the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ADVANSTAR COMMUNICATIONS INC. AND SUBSIDIARIES (AND PREDECESSOR)
  Report of Independent Public Accountants................................  F-3
  Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-4
  Consolidated Statements of Operations for the year ended December 31,
   1995, five months ended May 31, 1996, seven months ended December 31,
   1996 and year ended December 31, 1997..................................  F-5
  Consolidated Statements of Shareholder's Equity for the periods ended
   December 31, 1994, 1995, 1996 and 1997 and May 31, 1996................  F-6
  Consolidated Statements of Cash Flows for the year ended December 31,
   1995, five months ended May 31, 1996, seven months ended December 31,
   1996 and year ended December 31, 1997..................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
  Condensed Consolidated Balance Sheet as of December 31, 1997 and June
   30, 1998 (unaudited)................................................... F-21
  Condensed Consolidated Statement of Operations for the six month periods ended
   June 30, 1997 and 1998 (unaudited)..................................... F-22
  Condensed Consolidated Statements of Cash Flows for the six month peri-
   ods ended June 30, 1997 and 1998 (unaudited)........................... F-23
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-24
MEN'S APPAREL GUILD IN CALIFORNIA, INC.
  Report of Independent Public Accountants................................ F-32
  Report of Independent Accountants....................................... F-33
  Consolidated Balance Sheets as of May 31, 1996 and 1997 and February 28,
   1998................................................................... F-34
  Consolidated Statements of Income for the fiscal years ended May 31,
   1995, 1996 and 1997 and the nine months ended February 28, 1998........ F-35
  Consolidated Statements of Cash Flows for the fiscal years ended May 31,
   1995, 1996 and 1997 and the nine months ended February 28, 1998........ F-36
  Consolidated Statements of Shareholders' Equity for the fiscal years ended May 31, 1995, 1996 and 1997 and the nine months ended February
   28, 1998............................................................... F-37
  Notes to Consolidated Financial Statements.............................. F-38
UNIVERSAL MEDIA, INC.
  Report of Independent Auditors.......................................... F-43
  Balance Sheet as of December 31, 1997................................... F-44
  Statement of Operations for the year ended December 31, 1997............ F-45
  Statement of Stockholder's Deficiency for the year ended December 31,
   1997................................................................... F-46
  Statement of Cash Flows for the year ended December 31, 1997............ F-47
  Notes to Financial Statements........................................... F-48
  Condensed Balance Sheet as of June 30, 1998 (unaudited)................. F-52
  Condensed Statement of Income for the six month periods ended June 30,
   1997 and 1998 (unaudited).............................................. F-53
  Condensed Statement of Cash Flows for the six month periods ended June
   30, 1997 and 1998 (unaudited).......................................... F-54
  Notes to Condensed Financial Statements (unaudited)..................... F-55

                                                                           PAGE
                                                                           ----
VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION
  Report of Independent Public Accountants................................ F-59
  Statement of Net Liabilities to be Contributed as of December 31, 1997.. F-60
  Statement of Operations for the year ended December 31, 1997............ F-61
  Statement of Cash Flows for the year ended December 31, 1997............ F-62
  Notes to Financial Statements........................................... F-63
TELEPROFESSIONAL, INC.
  Report of Independent Public Accountants................................ F-65
  Balance Sheet as of December 31, 1997................................... F-66
  Statement of Operations for the year ended December 31, 1997............ F-67
  Statement of Shareholders' Equity as of December 31, 1997............... F-68
  Statement of Cash Flows for the year ended December 31, 1997............ F-69
  Notes to Financial Statements........................................... F-70
SCANTECH
  Report of Independent Public Accountants................................ F-73
  Statement of Net Liabilities to be Assumed as of December 31, 1997 and
   March 31, 1998......................................................... F-74
  Statement of Operations for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 (unaudited)................. F-75
  Statement of Cash Flows for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 (unaudited)................. F-76
  Notes to Financial Statements........................................... F-77

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Advanstar Communications Inc.:

  We have audited the accompanying consolidated balance sheets as of December 31, 1996 and 1997 and the consolidated statements of operations, shareholder's equity and cash flows of Advanstar Communications Inc. (a New York Corporation and wholly-owned subsidiary of Advanstar Holdings, Inc.) and subsidiaries and its predecessor for the year ended December 31, 1995, the five-month period ended May 31, 1996, the seven-month period ended December 31, 1996 and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanstar Communications Inc. and subsidiaries and its predecessor as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1995, the five-month period ended May 31, 1996, the seven-month period ended December 31, 1996, and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,
February 6, 1998

                         ADVANSTAR COMMUNICATIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                                                            (IN THOUSANDS,
                                                           EXCEPT SHARE AND
                                                          PER SHARE AMOUNTS)
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................. $   2,531  $   7,024
  Accounts receivable, net of allowance for doubtful
   accounts of $541 at December 31, 1996 and $553 at
   December 31, 1997.....................................    16,530     18,819
  Prepaid expenses.......................................     6,437      9,607
  Other..................................................     1,705      2,256
                                                          ---------  ---------
    Total current assets.................................    27,203     37,706
                                                          ---------  ---------
PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements..................................     3,034      2,514
  Buildings..............................................     5,007      5,041
  Furniture, machinery and equipment.....................     7,023      9,229
  Leasehold improvements.................................       490        517
  Accumulated depreciation and amortization..............    (1,954)    (5,155)
                                                          ---------  ---------
    Net property, plant and equipment....................    13,600     12,146
                                                          ---------  ---------
INTANGIBLE ASSETS, net:
  Goodwill...............................................   161,199    176,103
  Other intangibles......................................    74,871     72,542
                                                          ---------  ---------
    Total intangible assets..............................   236,070    248,645
                                                          ---------  ---------
OTHER ASSETS, net........................................       300        --
                                                          ---------  ---------
                                                          $ 277,173  $ 298,497
                                                          =========  =========
          LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt................... $   9,500  $  15,350
  Accounts payable.......................................     5,303     10,938
  Accrued compensation...................................     6,535      6,809
  Income taxes payable...................................     2,961      1,552
  Other accrued liabilities..............................     4,763      2,312
  Deferred revenue.......................................    16,682     21,105
                                                          ---------  ---------
    Total current liabilities............................    45,744     58,066
                                                          ---------  ---------
LONG-TERM DEBT, net of current maturities:
  Senior term loans......................................   124,500    146,873
  Revolving credit loan..................................    17,000      2,000
                                                          ---------  ---------
    Total long-term debt.................................   141,500    148,873
                                                          ---------  ---------
OTHER LONG-TERM LIABILITIES..............................     3,090      1,824
                                                          ---------  ---------
COMMITMENTS AND CONTINGENCIES (Notes 3, 4, 5 and 7)
SHAREHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,500,000 shares
   authorized, 1,000,000 shares outstanding at December
   31, 1996 and December 31, 1997........................        10         10
  Capital in excess of par value.........................    96,990    108,990
  Accumulated deficit....................................   (10,414)   (19,309)
  Translation adjustment.................................       253         43
                                                          ---------  ---------
    Total shareholder's equity...........................    86,839     89,734
                                                          ---------  ---------
                                                          $ 277,173  $ 298,497
                                                          =========  =========

  The accompanying notes to financial statements are an integral part of these consolidated balance sheets.

                         ADVANSTAR COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  PREDECESSOR
                           -------------------------
                                                     SEVEN MONTHS
                            YEAR ENDED  FIVE MONTHS     ENDED      YEAR ENDED
                           DECEMBER 31,    ENDED     DECEMBER 31, DECEMBER 31,
                               1995     MAY 31, 1996     1996         1997
                           ------------ ------------ ------------ ------------
Net revenue...............   $145,300     $68,286     $   82,720   $  187,656
                             --------     -------     ----------   ----------
Operating expenses:
  Cost of sales...........     34,729      15,764         18,394       39,096
  Selling, editorial and
   circulation............     62,213      28,063         35,099       87,007
  General and administra-
   tive...................     23,747      10,031         15,446       27,514
  Amortization of goodwill
   and other intangible
   assets.................      4,801       1,588         13,171       24,326
  Depreciation............      3,405       1,431          1,949        3,200
                             --------     -------     ----------   ----------
    Total operating ex-
     penses...............    128,895      56,877         84,059      181,143
                             --------     -------     ----------   ----------
Operating income (loss)...     16,405      11,409         (1,339)       6,513
Other income (expense):
  Interest expense, net...    (19,613)     (6,963)        (7,511)     (15,117)
  Other income (expense),
   net....................      2,230          23           (488)         292
                             --------     -------     ----------   ----------
Income (loss) before in-
 come taxes...............       (978)      4,469         (9,338)      (8,312)
Provision for income tax-
 es.......................        (16)        (13)        (1,076)        (583)
                             --------     -------     ----------   ----------
Net income (loss).........   $   (994)    $ 4,456     $  (10,414)  $   (8,895)
                             ========     =======     ==========   ==========
Net income (loss) per
 share, basic and
 diluted..................                            $   (10.41)  $    (8.90)
                                                      ==========   ==========
Weighted average common
 stock outstanding, basic
 and diluted..............                             1,000,000    1,000,000


  The accompanying notes to financial statements are an integral part of these consolidated statements.

                         ADVANSTAR COMMUNICATIONS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     COMMON   CAPITAL IN
                         NUMBER OF STOCK $.01 EXCESS OF  TRANSLATION ACCUMULATED
                          SHARES   PAR VALUE  PAR VALUE  ADJUSTMENT    DEFICIT     TOTAL
                         --------- ---------- ---------- ----------- ----------- ---------
Balance, December 31,
 1994 (Predecessor)..... 1,000,000    $10      $ 53,089     $119      $(180,639) $(127,421)
  Net loss..............       --     --            --       --            (994)      (994)
  Stock proceeds........         0    --            125      --             --         125
  Translation adjust-
   ment.................       --     --            --       (14)           --         (14)
                         ---------    ---      --------     ----      ---------  ---------
Balance, December 31,
 1995 (Predecessor)..... 1,000,000     10        53,214      105       (181,633)  (128,304)
  Net income............       --     --            --       --           4,456      4,456
  Translation adjust-
   ment.................       --     --            --      (105)           --        (105)
                         ---------    ---      --------     ----      ---------  ---------
Balance, May 31, 1996
 (Predecessor).......... 1,000,000    $10      $ 53,214     $--       $(177,177) $(123,953)
                         =========    ===      ========     ====      =========  =========
Balance, May 31, 1996
 (Successor)............ 1,000,000     10        96,990      --             --      97,000
  Net loss..............       --     --            --       --         (10,414)   (10,414)
  Translation adjust-
   ment.................       --     --            --       253            --         253
                         ---------    ---      --------     ----      ---------  ---------
Balance, December 31,
 1996 (Successor)....... 1,000,000     10        96,990      253        (10,414)    86,839
  Net loss..............       --     --            --       --          (8,895)    (8,895)
  Translation adjust-
   ment.................       --     --            --      (210)           --        (210)
  Capital contribution..       --     --         12,000      --             --      12,000
                         ---------    ---      --------     ----      ---------  ---------
Balance, December 31,
 1997 (Successor)....... 1,000,000    $10      $108,990     $ 43      $ (19,309) $  89,734
                         =========    ===      ========     ====      =========  =========


  The accompanying notes to financial statements are an integral part of these consolidated statements.

                         ADVANSTAR COMMUNICATIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                     PREDECESSOR
                                 --------------------
                                               FIVE       SEVEN
                                              MONTHS      MONTHS        YEAR
                                  YEAR ENDED   ENDED      ENDED        ENDED
                                 DECEMBER 31, MAY 31,  DECEMBER 31, DECEMBER 31,
                                     1995      1996        1996         1997
                                 ------------ -------  ------------ ------------
OPERATING ACTIVITIES:
 Net income (loss).............    $  (994)   $ 4,456   $ (10,414)    $ (8,895)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................      8,206      3,019      15,120       27,526
 Noncash interest..............      3,443        963          (4)         934
 (Gain) loss on sales of as-
  sets and other...............     (1,929)       (28)          8         (228)
 Changes in operating assets
  and liabilities:
  Accounts receivable, net.....       (373)      (422)     (2,010)      (2,098)
  Inventories..................       (553)       257         (45)        (317)
  Prepaid expenses.............        861      2,055      (2,206)      (2,001)
  Accounts payable and accrued
   liabilities.................     (3,570)    (5,820)      6,169       (2,591)
  Deferred revenue.............        692     (5,320)      5,745          290
  Other........................     (1,876)      (171)        253          (28)
                                   -------    -------   ---------     --------
   Net cash provided by (used
    in) operating activities...      3,907     (1,011)     12,616       12,592
                                   -------    -------   ---------     --------
INVESTING ACTIVITIES:
 Additions to property, plant
  and equipment................     (1,451)      (365)       (780)      (2,260)
 Change in notes receivable....        119         34         235         (235)
 Acquisition of publications
  and trade shows..............       (468)       --      (18,379)     (31,871)
 Proceeds from sale of fixed
  assets.......................      6,232         57         --         1,043
                                   -------    -------   ---------     --------
   Net cash provided by (used
    in) investing activities...      4,432       (274)    (18,924)     (33,323)
                                   -------    -------   ---------     --------
FINANCING ACTIVITIES:
 Acquisition-related financing
  transactions:
 Redemption of common stock,
  options and warrants.........        --         --      (57,002)         --
 Repayment of long-term debt...        --         --     (171,162)         --
 Repayment of revolving credit
  loan.........................        --         --       (6,898)         --
 Proceeds from capital
  contributions................        --         --       97,000          --
 Proceeds from long-term
  debt.........................        --         --      140,000          --
 Proceeds from revolving
  credit loan..................        --         --        4,000          --
 Transaction costs and loan
  origination fees.............        --         --       (5,699)         --
 Repayments of:
 Revolving credit loan.........    (21,602)    (7,950)     (1,000)     (15,000)
 Long-term debt................     (7,452)    (2,500)     (6,000)     (11,776)
 Borrowings of:
 Revolving credit loan.........     13,166     12,282      14,000          --
 Long-term debt................        922        245         --        40,000
 Proceeds from sale of common
  stock and capital contribu-
  tions and other..............        308        150         --        12,000
 Purchase of interest rate cap
  agreements and
  origination/underwriters
  fees.........................        --         --       (1,295)         --
                                   -------    -------   ---------     --------
   Net cash provided by (used
    in) financing activities...    (14,658)     2,227       5,944       25,224
                                   -------    -------   ---------     --------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS..........     (6,319)       942        (364)       4,493
CASH AND CASH EQUIVALENTS, be-
 ginning of period.............      8,272      1,953       2,895        2,531
                                   -------    -------   ---------     --------
CASH AND CASH EQUIVALENTS, end
 of period.....................    $ 1,953    $ 2,895   $   2,531     $  7,024
                                   =======    =======   =========     ========
Supplemental disclosures of
 cash flow information:
 Cash paid during the period
  for:
   Interest....................    $15,600    $ 9,839   $   6,343     $ 15,437
   Income taxes................         17          0         908        2,877

                 The accompanying notes to financial statements
             are an integral part of these consolidated statements.

                         ADVANSTAR COMMUNICATIONS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997

1. DESCRIPTION OF BUSINESS AND ACQUISITION:

 Description of Business

  The accompanying consolidated financial statements include the accounts of Advanstar Communications Inc. (a New York corporation) and its wholly owned subsidiaries, collectively referred to as the Company. All intercompany transactions have been eliminated in consolidation. The Company is a wholly owned subsidiary of Advanstar Holdings, Inc. (Holdings). Holdings has limited operations and all of its activities are performed solely on behalf of the Company. Accordingly, all financial transactions and results of Holdings are reflected in the financial statements of the Company via intercompany charges (see Note 9).

  The Company publishes controlled circulation trade and professional periodicals; operates and manages expositions, trade shows and conferences; and markets a broad range of marketing, direct mail and database products and services.

 Acquisition of the Company

  On May 31, 1996, Holdings acquired in a cash merger the stock and became the sole shareholder of the Company. Holdings was established expressly for the purpose of effecting the acquisition of the Company (the HFCP III Acquisition) and is wholly owned by AHI Advanstar. The aggregate purchase price for the Company was approximately $267.0 million, consisting of $97.0 million cash equity, $144.0 million debt and approximately $26.0 million of assumed liabilities and transaction costs.

  Due to the effects of the HFCP III Acquisition on the recorded bases of goodwill, intangibles, property and shareholder's equity, as discussed below and in Note 4, the financial statements prior to and subsequent to the HFCP III Acquisition are not comparable. Periods prior to June 1, 1996 represent the accounts of the Predecessor.

 Other Acquired Entities

  During 1995, 1996 and 1997, the Company purchased certain publication and exposition properties for an aggregate purchase price of $0.5 million, $18.3 million and $39.7, respectively. The cost of these acquired entities in excess of the fair market value of net assets acquired has been recorded as goodwill and intangibles. The pro forma affect of these acquisitions on the results of operations was not material.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates their fair market value. The effect of foreign currency translation on cash held by foreign operations is immaterial.

 Prepaid Expenses and Other Current Assets

  Prepaid expenses consist primarily of prepaid exposition expenses, prepaid publication production costs and miscellaneous deposits. Exposition and publication expenses are charged to operations at the time of the occurrence of the related exposition and at the time of publication issuance. Other current assets consist of paper inventories and notes receivable.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997
 Property, Plant and Equipment

  Property, plant and equipment additions are recorded at cost. For financial reporting purposes, depreciation is provided on a straight-line basis over the following estimated useful lives:

                                                                     ESTIMATED
                                                                   USEFUL LIVES
                                                                   -------------
   Land improvements..............................................  10-15 years
   Buildings......................................................  20-40 years
   Furniture, machinery and equipment.............................   3-10 years
   Leasehold improvements......................................... Life of lease

  For tax reporting purposes, certain assets have different estimated useful lives.

 Goodwill

  All acquisitions have been accounted for using the purchase method of accounting, with the purchase price in excess of the fair values of specific identifiable tangible and intangible assets acquired allocated to goodwill.

  Goodwill, which is being amortized on a straight-line basis over an average life of 23 years, is recorded in the accompanying consolidated balance sheet net of accumulated amortization of $3.9 million and $11.9 million at December 31, 1996 and 1997, respectively.

 Intangible Assets

  Intangible assets related to the HFCP III Acquisition consist primarily of advertiser, paid subscriber and trade show exhibitor lists, computer software, the value assigned to the Company's assembled workforce and fulfillment agreements. Such intangibles are being amortized on a straight-line basis over 3 months to 20 years. Intangible assets associated with acquired businesses consist primarily of identifiable intangibles and are being amortized on a straight-line basis over one to eight years. Accumulated amortization was $9.6 million and $25.6 million at December 31, 1996 and 1997, respectively.

 Impairment of Long-Lived Assets

  The Company evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to determine whether certain circumstances may affect the estimated useful lives or the recoverability of such assets. A number of factors, including estimated future undiscounted cash flows associated with the long-lived asset, are considered in this determination. The accompanying financial statements reflect no adjustments relative to this evaluation.

 Revenue Recognition

  Exposition revenue is recognized in the accounting period in which the exposition is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized as the publication with the respective advertisement is published and issued. Deferred revenue is recorded when cash is received in advance of providing the related service.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

  Deferred revenue consisted of the following at December 31 (in thousands):

                                                                 1996    1997
                                                                ------- -------
   Deferred exposition revenue................................. $10,777 $16,529
   Deferred advertising and subscription revenue...............   5,905   4,576
                                                                ------- -------
   Total deferred revenue...................................... $16,682 $21,105
                                                                ======= =======

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from these estimates.

 Foreign Currency Translation

  The Company accounts for translation investments in foreign entities in accordance with SFAS No. 52, "Foreign Currency Translation."

 Reclassifications

  Certain amounts previously reported in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

 Recently Issued Accounting Standards


  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The statement requires an enterprise to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. The Company will adopt this standard during 1998. Adoption of this standard is not expected to have a material effect on the Company.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments such as a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. The Company will adopt this standard during 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3. DEBT:

  In connection with the HFCP III Acquisition, all existing debt at May 31, 1996 was paid in full, and the Company entered into a credit agreement securing new debt in the form of two tranche term loan notes and a revolving credit loan. During 1997, the Company obtained an amendment to its credit facility which provided $40 million of a new tranche term loan. The Company also expanded its revolving credit loan capacity during 1997 from $25.0 million to $35.0 million. The credit facility was used to finance acquisitions completed late in 1996 and early 1997.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

  Debt consisted of the following (in thousands):

                                                               DECEMBER 31
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
Tranche A term loan, interest at LIBOR plus 2.25%, 8.19%
 at December 31, 1997, due June 30, 2001..................  $ 60,000  $ 51,500
Tranche A2 term loan, interest at LIBOR plus 2.75%, 8.69%
 at December 31, 1997, due December 31, 2002..............       --     38,850
Tranche B term loan, interest at LIBOR plus 3.0%, 8.94% at
 December 31, 1997, due December 31, 2003.................    74,000    71,873
Revolving credit loan, interest at LIBOR plus 2.25%, 8.19%
 at December 31, 1997, due June 30, 2001..................    17,000     2,000
                                                            --------  --------
                                                             151,000   164,223
Less--Current maturities..................................    (9,500)  (15,350)
                                                            --------  --------
                                                            $141,500  $148,873
                                                            ========  ========

  Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt was substantially the same as its carrying value at December 31, 1996 and 1997.

  The Tranche A , A2 and B term loan notes require annual scheduled principal payments as follows (in thousands):

   1998................................................................. $15,350
   1999.................................................................  18,874
   2000.................................................................  23,000
   2001.................................................................  29,000
   2002.................................................................  43,000

  The Company has a revolving credit loan with a commitment of $35.0 million against which an outstanding letter of credit of approximately $0.5 million was utilized at December 31, 1997. As of December 31, 1997, $32.5 million of borrowing capacity remains available under the revolving credit loan. The revolving credit loan expires June 30, 2001.

  In connection with the tranche term notes and revolving credit loan, the Company has granted a security interest in substantially all real and intellectual property of the Company.

  The Company has also agreed, among other matters, to maintain certain defined ratios of total leverage (debt to EBITDA) and total fixed charges (EBITDA to fixed charges). The Company was in compliance with all such covenants as of December 31, 1997.

4. SHAREHOLDER'S EQUITY:

  The amounts recorded in the Company's shareholder's equity accounts as of May 31, 1996 have been adjusted to reflect a $97.0 million capital contribution from the new shareholder. During 1997, the Company received an additional capital contribution from its shareholder of $12.0 million at the time of the credit facility amendment discussed in Note 3.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997
 Stock Option Plan

  In November 1996, Holdings implemented a nonqualified stock option plan (the
Plan) under which certain members of the Company's management were granted options to purchase shares of Holdings' common stock. The exercise price for these options was $10 per share initially, and increases at a 10% annually compounded rate. The term of the options runs for ten years, with options vesting 20% in each of the first five years of the option term. Options become immediately exercisable upon a change of control of Holdings, as defined, or at the discretion of Holdings' Board of Directors. If the Company does not complete an initial public offering by January 1, 2001, option holders may agree with the Company to sell the shares under option to the Company at a fair market value price to be determined by the Board of Directors. However, the Company is not obligated to agree to any such repurchase under the terms of the Plan. In addition, the Company has certain repurchase rights under the Plan. Under the Plan, up to 745,200 options may be granted at the discretion of the Holdings' Board of Directors.

  Because of the variable features of the Plan, the Company measures the difference between the exercise price of the options and the fair value of the shares under option at the end of each fiscal period, and recognizes compensation expense to provide for such difference. As of December 31, 1996 and 1997 no compensation expense was required to be recognized.

  A summary of stock option activity under the Plan is as follows:

                                                     1996             1997
                                               ---------------- ----------------
                                               SHARES           SHARES
                                                UNDER  EXERCISE  UNDER  EXERCISE
                                               OPTION   PRICE   OPTION   PRICE
                                               ------- -------- ------- --------
Outstanding at beginning of year..............     --           623,700
  Granted..................................... 623,700  $10.00  111,700  $11.00
  Exercised...................................     --               --
  Forfeited...................................     --               --
                                               -------          -------
Outstanding at end of year.................... 623,700          735,400
                                               =======          =======
Exercisable at end of year....................     --           124,740
                                               =======          =======

  The Company accounts for the Plan under the provisions of "Accounting for Stock-Based Compensation" (SFAS No. 123). As of December 31, 1997, the outstanding stock options granted in 1996 had a remaining contractual life of approximately 9 years and the outstanding stock options granted in 1997 had a remaining contractual life of approximately 10 years. The assumed expected life for option grants is five years, and the risk-free interest rate is 6.6% in 1996 and 6.4% in 1997.


5. POSTRETIREMENT AND OTHER EMPLOYEE BENEFITS:

 Postretirement Benefits

  Prior to June 1, 1995, the Company maintained a plan whereby employees retiring from the Company on or after attaining age 62 who had rendered at least 20 years of service were entitled to postretirement medical coverage and life insurance. These benefits were subject to deductibles, copayment provisions and other limitations.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

  As permitted by the provisions of the plan, on June 1, 1995, the Company terminated the plan for all employees, except current retirees and active employees who were at least 57 years of age and will have 20 years of service at age 62.

  The components of net postretirement benefit cost for 1997 were as follows (in thousands):

                                                  FULLY        OTHER
                                      CURRENT    ELIGIBLE   ACTIVE PLAN
                                      RETIREES PARTICIPANTS PARTICIPANTS TOTAL
                                      -------- ------------ ------------ -----
   Service cost......................   $--        $--          $ 8       $ 8
   Interest on accumulated benefit
    obligations......................     46          5          10        61
                                        ----       ----         ---       ---
   Net periodic postretirement bene-
    fit cost.........................   $ 46       $  5         $18       $69
                                        ====       ====         ===       ===

  The accumulated postretirement benefit obligation at December 31, 1997 included in the accompanying consolidated balance sheet was as follows (in thousands):

   Retirees............................................................. $  677
   Fully eligible active plan participants..............................     70
   Other fully active plan participants.................................    155
                                                                         ------
   Total accumulated postretirement benefit obligation..................    902
   Unrecognized actuarial loss..........................................    326
                                                                         ------
   Accrued postretirement benefit cost.................................. $1,228
                                                                         ======

  The actuarial determinations were based on various assumptions as follows:

   Annual increase in cost of covered healthcare benefits:
     Participants under age 65......................................        8.5%
     Participants over age 65.......................................        7.5%
   Assumed annual reduction in rate for ten years:
     Participants under age 65...................................... 0.25%-0.50%
     Participants over age 65....................................... 0.25%-0.50%
     Discount rate..................................................       7.00%

 401(k) Plan

  Holdings has an Employees' 401(k) Plan and Trust (the "Plan") available to employees of Holdings, the Company and its domestic subsidiaries. All current and future domestic employees who have completed one year of service and are at least 21 years of age are eligible to participate in the Plan. Holdings is required to make a matching contribution to the Plan and may, at its discretion, make discretionary contributions to the Plan. Eligible employees are vested 100% in their own contributions. Contributions made by the Company vest in equal installments over five years. The Company expensed $0.4 million in the seven months ended December 31, 1996 and $0.9 million for the year ended December 31, 1997.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

6. INCOME TAXES:

  The Company utilizes the liability method for calculating deferred income taxes, and deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities pursuant to the provisions of enacted tax laws. Significant components of the Company's deferred tax assets were as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 1,200  $ 4,900
     Foreign tax credit carryforwards.........................   1,025    1,042
     Charitable contribution carryover........................     --         9
     Amortization of intangible assets........................     556      305
     Postretirement benefits other than pension...............     467      467
     Allowance for bad debts..................................      55      --
     Depreciation.............................................     495      572
     Other, primarily accrued expenses........................     950      823
                                                               -------  -------
       Gross deferred tax assets..............................   4,748    8,118
   Deferred tax liabilities:
     Prepaid expenses.........................................     --    (1,736)
     Valuation allowance......................................  (4,748)  (6,382)
                                                               -------  -------
   Deferred income taxes...................................... $   --   $   --
                                                               =======  =======

  A valuation allowance has been provided because of the Company's history of operating losses. Net operating loss carryforwards totalling $1,200 expire in 2011 and the remainder ($3,700) expire in 2012. The foreign tax credit carryforwards substantially expire in 2001.

7. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense was $2.7, $2.6 and $3.0 million for 1995, 1996 and 1997, respectively. Future minimum lease commitments under operating leases with initial terms of one year or more are as follows (in thousands):

   1998................................................................... 2,874
   1999................................................................... 2,266
   2000................................................................... 1,686
   2001................................................................... 1,525
   2002................................................................... 1,369
   Thereafter............................................................. 2,313

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

 Employment Agreements


  Two senior executives of the Company entered into employment agreements with Holdings dated as of July 1, 1996. Each agreement provides for a four year term. Pursuant to the agreements, the executives are entitled to annual base salaries and annual bonuses based on the Company's EBITDA for any year. The agreements also provide for severance benefits equal to one year's base salary and benefits (and a pro rated bonus) upon termination of employment by Holdings without "cause" or by the executive for "good reason". The executives also entered into noncompetition and confidentiality agreements with Holdings. The noncompete period is one year after termination of employment unless employment is terminated by Holdings without cause or by the executive for good reason, in which case the noncompetition period is six months. During the noncompetition period, the executives may not hire any Company employee or solicit any trade show or publishing business from a third party which has a relationship or contract with the Company. Compensation expense for these executives is included in general and administrative expenses of the Company.

 Litigation

  The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these proceedings cannot presently be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the results of operations or financial position of the Company.

8. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):



 MAGIC Acquisition

  On April 30, 1998, the Company acquired Men's Apparel Guild in California, Inc. (MAGIC), which operates apparel expositions. The purchase price was approximately $230.2 million in cash. Concurrent with the MAGIC Acquisition, the Company renegotiated its credit agreement to provide additional borrowing capacity, issued $150.0 million in senior subordinated notes and received an additional equity contribution from Holdings of approximately $70.0 million.

 Travel Agent Acquisition

  On August 17, 1998, the Company acquired certain travel related publication and trade show assets of Universal Media, Inc., including Travel Agent (collectively, Travel Agent). The purchase price was approximately $68.0 million in cash plus approximately $1.0 million in assumed liabilities. Concurrent with the Travel Agent Acquisition, the Company undertook the Second Credit Facility Amendment to borrow an additional $40.0 million, and financed the balance of the cash purchase price with its revolving credit loan.

 Other 1998 Acquisitions

  From January 1, 1998 through August 31, 1998, the Company completed nine other acquisitions of exposition and publishing properties, with a cumulative purchase price totaling approximately $43.1 million.

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

 Pro Forma Financial Information

  The aforementioned acquisitions will be accounted for as purchases and, accordingly, the acquired entities' assets and liabilities will be recorded at fair values as of the acquisition dates. Following is an unaudited pro forma balance sheet of the Company, based on preliminary estimates of the allocation of the purchase price, as if the acquisitions and the financing transactions described above had been completed as of December 31, 1997 (in thousands):

                                    ASSETS

   Current assets..................................................... $ 39,039
   Property, plant and equipment, net.................................   13,331
   Other assets, net..................................................  602,342
                                                                       --------
                                                                       $654,712
                                                                       ========

                     LIABILITIES AND SHAREHOLDER'S EQUITY

   Current liabilities................................................ $ 80,045
   Long-term debt, net of current maturities..........................  266,000
   Subordinated Notes (net of discount)...............................  149,619
   Other noncurrent liabilities.......................................    4,039
   Shareholder's equity...............................................  155,009
                                                                       --------
                                                                       $654,712
                                                                       ========

  Following are unaudited pro forma results of operations for the year ended December 31, 1997 as if the aforementioned Acquisitions and the financing transactions described above had been completed at the beginning of the year (in thousands, expect per share data):

   Revenues.......................................................... $267,927
                                                                      ========
   Operating income.................................................. $ 18,008
                                                                      ========
   Net loss.......................................................... $(13,548)
                                                                      ========
   Net loss per share, basic and diluted............................. $ (13.55)
                                                                      ========

  The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

9. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS:

 Basis of presentation

  The Notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly-owned domestic subsidiaries (the Subsidiary Guarantors) and by Holdings. As discussed in Note 1, the Company is a wholly-owned subsidiary of Holdings. The limited activities of Holdings are performed solely for the benefit of the Company. Accordingly, the financial transactions and results of Holdings are "passed through" to the Company, without markup or discount, via intercompany charges. Separate consolidated financial statements of Holdings are not

                         ADVANSTAR COMMUNICATIONS INC.

                          DECEMBER 31, 1996 AND 1997

presented herein as they are not materially different from those presented for the Company. Summarized, consolidating financial statements of Holdings are provided as supplemental information.

  The Subsidiary Guarantors are Art Expositions International, Inc.; Expocon Management Associates, Inc.; On Demand Marketing, Inc.; Men's Apparel Guild in California, Inc.; Magic Kids, Inc.; Technology Events Company, LLC and Applied Business teleCommunications. The condensed consolidating financial statements of the Guarantors are presented below and should be read in connection with the Consolidated Financial Statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors.

  There are no significant restrictions on the ability of the Subsidiary Guarantors to make distributions to the Company. Condensed consolidating financial information has not been presented for 1996 and 1995 because the Company had no non-guarantor subsidiaries in 1996 and 1995.

                         ADVANSTAR COMMUNICATIONS INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 AS OF DECEMBER 31, 1997
                           ----------------------------------------------------------------------------------------------------
                             ADVANSTAR                     NON-                 THE COMPANY                          HOLDINGS
                           COMMUNICATIONS  GUARANTOR    GUARANTOR               CONSOLIDATED                       CONSOLIDATED
                                INC.      SUBSIDIARIES SUBSIDIARIES ELIMINATION    TOTAL     HOLDINGS  ELIMINATION    TOTAL
                           -------------- ------------ ------------ ----------- ------------ --------  ----------- ------------
        ASSETS
 CURRENT ASSETS:
  Cash and cash
   equivalents........        $  3,403      $  (317)      $3,938     $    --      $  7,024   $    --    $     --     $  7,024
  Accounts receivable,
   net................          16,545          (77)       2,351          --        18,819        --          --       18,819
  Prepaid expenses....           6,887        2,107          613          --         9,607        --          --        9,607
  Intercompany
   receivable/(payable)..        4,488       (1,420)      (3,068)         --           --         740        (740)        --
  Other...............           1,894          --           362          --         2,256        --          --        2,256
                              --------      -------       ------     --------     --------   --------   ---------    --------
  Total current
   assets.............          33,217          293        4,196          --        37,706        740        (740)     37,706
                              --------      -------       ------     --------     --------   --------   ---------    --------
  PROPERTY PLANT AND
   EQUIPMENT, net: ...          11,453          207          486          --        12,146        --          --       12,146
  INVESTMENTS IN
   SUBSIDIARIES.......          29,194          --           --       (29,194)         --     107,496    (107,496)        --
  INTANGIBLE ASSETS,
   net:...............         216,540       28,856        3,249          --       248,645        --          --      248,645
                              --------      -------       ------     --------     --------   --------   ---------    --------
                              $290,404      $29,356       $7,931     $(29,194)    $298,497   $108,236   $(108,236)   $298,497
                              ========      =======       ======     ========     ========   ========   =========    ========
    LIABILITIES AND
 SHAREHOLDER'S EQUITY
 CURRENT LIABILITIES:
  Current maturities
   of long-term debt..        $ 15,350      $   --        $  --      $    --      $ 15,350   $    --    $     --     $ 15,350
  Accounts payable....           8,806          799        1,333          --        10,938        189        (189)     10,938
  Deferred revenue....          17,122        2,681        1,302          --        21,105        --          --       21,105
  Accrued
   liabilities........           8,695          230        1,748          --        10,673        551        (551)     10,673
                              --------      -------       ------     --------     --------   --------   ---------    --------
   Total current
    liabilities.......          49,973        3,710        4,383          --        58,066        740        (740)     58,066
                              --------      -------       ------     --------     --------   --------   ---------    --------
 LONG-TERM DEBT, net
  of
  current
  maturities: ........         148,873          --           --           --       148,873        --          --      148,873
 OTHER LONG TERM
  LIABILITIES: .......           1,824          --           --           --         1,824        --          --        1,824
 SHAREHOLDER'S EQUITY:
  Common stock........              10            2          332         (334)          10        --          --           10
  Paid-in Capital ....         108,990       26,959        1,863      (28,822)     108,990    109,000    (109,000)    108,990
  Accumulated earnings
   (deficit)..........         (19,309)      (1,315)       1,353          (38)     (19,309)    (1,504)      1,504     (19,309)
  Translation
   adjustment.........              43          --           --           --            43        --          --           43
                              --------      -------       ------     --------     --------   --------   ---------    --------
   Total
    shareholder's
    equity............          89,734       25,646        3,548      (29,194)      89,734    107,496    (107,496)     89,734
                              --------      -------       ------     --------     --------   --------   ---------    --------
                              $290,404      $29,356       $7,931     $(29,194)    $298,497   $108,236   $(108,236)   $298,497
                              ========      =======       ======     ========     ========   ========   =========    ========

                         ADVANSTAR COMMUNICATIONS INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                     FOR THE YEAR ENDED DECEMBER 31, 1997
                      ----------------------------------------------------------------------------------------------------
                        ADVANSTAR                     NON-                 THE COMPANY                          HOLDINGS
                      COMMUNICATIONS  GUARANTOR    GUARANTOR               CONSOLIDATED                       CONSOLIDATED
                           INC.      SUBSIDIARIES SUBSIDIARIES ELIMINATION    TOTAL     HOLDINGS  ELIMINATION    TOTAL
                      -------------- ------------ ------------ ----------- ------------ --------  ----------- ------------
Net revenue.........     $146,349      $17,848      $23,459       $ --       $187,656   $   --      $  --       $187,656
Operating expenses:
 Cost of sales and
  selling, editorial
  and circulation...       96,852       13,991       15,260         --        126,103       --         --        126,103
 General and
  administrative....       24,242          703        2,569         --         27,514     2,902     (2,902)       27,514
 Amortization of
  goodwill and other
  intangible
  assets............       21,777        2,499           50         --         24,326       --         --         24,326
 Depreciation.......        2,855           93          252         --          3,200       --         --          3,200
                         --------      -------      -------       -----      --------   -------     ------      --------
  Total operating
   expenses.........      145,726       17,286       18,131         --        181,143     2,902     (2,902)      181,143
Operating income
 (loss).............          623          562        5,328         --          6,513    (2,902)     2,902         6,513
Other income
 (expense):
 Interest expense,
  net...............      (15,173)           5           51         --        (15,117)      --         --        (15,117)
 Other income
  (expense), net....        5,714       (1,759)      (3,663)        --            292     2,902     (2,902)          292
                         --------      -------      -------       -----      --------   -------     ------      --------
Income (loss) before
 income taxes.......       (8,836)      (1,192)       1,716         --         (8,312)      --         --         (8,312)
Provision for income
 taxes..............           14         (125)        (472)        --           (583)      --         --           (583)
Equity in income
 (loss) of
 subsidiaries.......          (73)         --           --           73           --     (8,895)     8,895           --
                         --------      -------      -------       -----      --------   -------     ------      --------
Net income (loss)...     $ (8,895)     $(1,317)     $ 1,244       $  73      $ (8,895)  $(8,895)    $8,895      $ (8,895)
                         ========      =======      =======       =====      ========   =======     ======      ========

                         ADVANSTAR COMMUNICATIONS INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                       ----------------------------------------------------------------------------------------------------
                         ADVANSTAR                     NON-                 THE COMPANY                          HOLDINGS
                       COMMUNICATIONS  GUARANTOR    GUARANTOR               CONSOLIDATED                       CONSOLIDATED
                            INC.      SUBSIDIARIES SUBSIDIARIES ELIMINATION    TOTAL     HOLDINGS  ELIMINATION    TOTAL
                       -------------- ------------ ------------ ----------- ------------ --------  ----------- ------------
OPERATING ACTIVITIES:
 Net income (loss)...     $ (8,895)     $ (1,317)     $1,244       $  73      $ (8,895)  $(8,895)    $ 8,895     $ (8,895)
 Adjustments to
  reconcile net
  income (loss) to
  net cash provided
  by operating
  activities:
 Depreciation and am-
  ortization.........       24,632         2,592         302         --         27,526       --          --        27,526
 Non cash interest...          934           --          --          --            934       --          --           934
 (Gain) loss on sales
  of assets and oth-
  er.................         (228)          --          --          --           (228)      --          --          (228)
 Translation adjust-
  ment...............            5           --           (5)        --            --        --          --           --
 Changes in operating
  assets and liabili-
  ties...............      (36,715)       27,273       2,770         (73)       (6,745)    8,895      (8,895)      (6,745)
                          --------      --------     -------       -----      --------   -------     -------     --------
  Net cash provided
   by (used in) oper-
   ating activities..      (20,267)       28,548       4,311         --         12,592       --          --        12,592
                          --------      --------     -------       -----      --------   -------     -------     --------
INVESTING ACTIVITIES:
 Additions to proper-
  ty, plant and
  equipment..........       (1,609)         (299)       (352)        --         (2,260)      --          --        (2,260)
 Changes in notes
  receivable.........           65           --         (300)        --           (235)      --          --          (235)
 Acquisition of pub-
  lications and trade
  shows..............       (3,183)      (28,566)       (122)        --        (31,871)      --          --       (31,871)
 Proceeds from sale
  of fixed assets....        1,043           --          --          --          1,043       --          --         1,043
                          --------      --------     -------       -----      --------   -------     -------     --------
  Net cash provided
   by (used in) in-
   vesting activi-
   ties..............       (3,684)      (28,865)       (774)        --        (33,323)      --          --       (33,323)
                          --------      --------     -------       -----      --------   -------     -------     --------
FINANCING ACTIVITIES:
 Proceeds from sale
  of common stock and
  capital
  contributions and
  other..............       12,000           --          --          --         12,000       --          --        12,000
 Borrowings of long-
  term debt..........       40,000           --          --          --         40,000       --          --        40,000
 Repayments of long-
  term debt..........      (26,776)          --          --          --        (26,776)      --          --       (26,776)
                          --------      --------     -------       -----      --------   -------     -------     --------
  Net cash provided
   by (used in) fi-
   nancing activi-
   ties..............       25,224           --          --          --         25,224       --          --        25,224
                          --------      --------     -------       -----      --------   -------     -------     --------
NET INCREASE
 (DECREASE) IN CASH
 AND CASH
 EQUIVALENTS:                1,273          (317)      3,537         --          4,493       --          --         4,493
CASH AND CASH
 EQUIVALENTS,
 BEGINNING OF
 PERIOD:.............        2,130           --          401         --          2,531       --          --         2,531
                          --------      --------     -------       -----      --------   -------     -------     --------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD:.............     $  3,403      $   (317)     $3,938       $ --       $  7,024   $   --      $   --      $  7,024
                          ========      ========     =======       =====      ========   =======     =======     ========

                         ADVANSTAR COMMUNICATIONS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  7,024    $ 21,974
  Receivables, net.....................................     18,819      22,679
  Prepaids.............................................      9,607      11,715
  Other................................................      2,256       2,041
                                                          --------    --------
    Total current assets...............................     37,706      58,409
                                                          --------    --------
PROPERTY, PLANT AND EQUIPMENT, NET.....................     12,146      13,031
Goodwill and intangibles, net..........................    248,645     528,018
                                                          --------    --------
                                                          $298,497    $599,458
                                                          ========    ========
         LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.................   $ 15,350    $  3,000
  Accounts payable.....................................     10,938      12,888
  Accrued liabilities..................................     10,673      15,449
  Deferred revenue.....................................     21,105      36,109
                                                          --------    --------
    Total current liabilities..........................     58,066      67,446
                                                          --------    --------
LONG-TERM DEBT, net of current portion.................    148,873     362,619
OTHER LONG-TERM LIABILITIES............................      1,824       1,478
MINORITY INTEREST......................................        --       13,764
SHAREHOLDER'S EQUITY:
  Common stock.........................................         10          10
  Paid-in-capital......................................    108,990     178,990
  Accumulated earnings (deficit).......................    (19,309)    (24,479)
  Translation adjustment...............................         43        (370)
                                                          --------    --------
    Total shareholder's equity.........................     89,734     154,151
                                                          --------    --------
                                                          $298,497    $599,458
                                                          ========    ========

                         ADVANSTAR COMMUNICATIONS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS--UNAUDITED)

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                       ----------------------
                                                          1997        1998
                                                       ----------  ----------
Net revenue........................................... $  100,054  $  121,212
Operating expenses
  Cost of sales.......................................     20,207      25,379
  Selling, editorial and circulation..................     45,482      55,375
  General and administrative..........................     13,768      17,164
  Depreciation and amortization.......................     12,461      15,850
                                                       ----------  ----------
Operating income......................................      8,136       7,444
Interest expense, net.................................      7,435      10,491
Other, net............................................         38      (1,894)
Provision for income taxes............................        936         229
                                                       ----------  ----------
Net income (loss)..................................... $     (197) $   (5,170)
                                                       ==========  ==========
Net income (loss) per share, basic and diluted........ $    (0.20) $    (5.17)
                                                       ==========  ==========
Weighted average common stock outstanding, basic and
 diluted..............................................  1,000,000   1,000,000

                         ADVANSTAR COMMUNICATIONS INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                       (AMOUNTS IN THOUSANDS--UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1997      1998
                                                           --------  ---------
OPERATING ACTIVITIES:
  Net income (loss)....................................... $   (197) $  (5,170)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities--
    Depreciation and amortization.........................   12,461     15,850
    Other non cash items..................................      456     (1,701)
    Changes in operating items............................   (7,190)       658
                                                           --------  ---------
  Net cash provided by operating activities...............    5,530      9,637
                                                           --------  ---------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net.........   (1,112)     2,343
  Additions to intangible assets and acquisition working
   capital................................................  (31,162)  (272,903)
  Change in notes receivable..............................       37         14
                                                           --------  ---------
Net cash used in investing activities.....................  (32,237)  (270,546)
                                                           --------  ---------
FINANCING ACTIVITIES:
  Borrowings (payments) of long-term debt, net............   32,474    199,859
  Stock purchase proceeds.................................   12,000     70,000
  Revolver borrowings, net................................  (13,000)     6,000
                                                           --------  ---------
Net cash provided by financing activities.................   31,474    275,859
                                                           --------  ---------
Net increase (decrease) in cash and cash equivalents......    4,767     14,950
Cash and cash equivalents beginning of period.............    2,531      7,024
                                                           --------  ---------
Cash and cash equivalents end of period................... $  7,298  $  21,974
                                                           ========  =========

                ADVANSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

   The accompanying condensed consolidated financial statements have been prepared by Advanstar Communications Inc. (the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company's Registration Statement on Form S-4, relating to the Company's exchange offer for its outstanding 9 1/4% Senior Subordinated Notes.

  Revenues and operating results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

2. ACQUISITIONS AND FINANCING TRANSACTIONS:

 MAGIC Acquisition

  On April 30, 1998, the Company acquired Men's Apparel Guild in California, Inc. (MAGIC), which operates apparel expositions. The purchase price was approximately $230.2 million in cash. Concurrent with the MAGIC Acquisition, the Company renegotiated its credit agreement to provide additional borrowing capacity and issued $150.0 million of 9 1/4% Senior Subordinated Notes (see
Note 3). On the Closing Date, the Company also received an additional equity contribution from its parent of approximately $70.0 million.

 Travel Agent Acquisition

  On August 17, 1998, the Company acquired certain travel related publication and trade show assets of Universal Media Inc., including Travel Agent (collectively, Travel Agent). The purchase price was approximately $68.0 million in cash plus approximately $1.0 million in assumed liabilities. Concurrent with the Travel Agent Acquisition, the Company undertook the Second Credit Facility Amendment to borrow an additional $40.0 million, and financed the balance of the cash purchase price with its revolving credit loan.

 Other 1998 Acquisitions

  From January 1, 1998 through August 31, 1998, the Company completed nine other acquisitions of exposition and publishing properties, with a cumulative purchase price totaling approximately $43.1 million.

 Pro Forma Financial Information

  The aforementioned acquisitions have been or will be accounted for as purchases and, accordingly, the acquired entities' assets and liabilities have been or will be recorded at fair values as of the acquisition dates.

                ADVANSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

  Following is an unaudited pro forma balance sheet of the Company, based on preliminary estimates of the allocation of the purchase price, as if the acquisitions and the financing transactions described herein had been completed as of June 30, 1998 (in thousands):

                               ASSETS
Current assets....................................................... $ 53,172
                                                                      --------
Property, plant and equipment, net...................................   13,250
                                                                      --------
Goodwill, intangibles and other assets, net..........................  596,403
                                                                      --------
                                                                      $662,825
                                                                      ========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities.................................................. $ 69,675
                                                                      --------
Long-term debt, net of current maturities............................  272,000
                                                                      --------
Subordinated Notes (net of discount).................................  149,619
                                                                      --------
Other noncurrent liabilities.........................................   17,380
                                                                      --------
Shareholder's equity.................................................  154,151
                                                                      --------
                                                                      $662,825
                                                                      ========

  Following are unaudited pro forma results of operations for the six months ended June 30, 1998 as if the aforementioned Acquisitions and the financing transactions described above had been completed at the beginning of the year
(in thousands, except per share data):

Revenues............................................................. $160,137
                                                                      ========
Operating income..................................................... $ 17,669
                                                                      ========
Net income (loss).................................................... $ (2,488)
                                                                      ========
Net income per share, basic and diluted ............................. $  (2.49)
                                                                      ========

  The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

3. DEBT AND AMENDED CREDIT FACILITY:

  In order to facilitate the acquisition of MAGIC and to provide greater flexibility in pursuing its growth strategy, on April 30, 1998, the Company issued $150 million of its 9 1/4% Senior Subordinated Notes (the Notes) and amended its existing senior credit facility (the "Original Credit Facility" and, as amended, the "Amended Credit Facility") with a syndicate of banks, by increasing its borrowing capacity thereunder from $215.0 million under the Original Credit Facility to $270.0 million under the Amended Credit Facility.

                ADVANSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

 Description of Amended Credit Facility

  The Amended Credit Facility will consist of three components: a 5 1/2-year term loan in an aggregate principal amount equal to $85 million, a 7-year term loan in an aggregate principal amount equal to $125 million, and a 5 1/2-year revolving credit facility in the maximum available amount of $60 million.

  The obligations of the Company under the Amended Credit Facility will be guaranteed by the parent and will be collateralized by substantially all tangible and intangible assets and pledges of the capital stock of the Company and substantially all of the Company's subsidiaries (including MAGIC).

  The term loans will be amortized in quarterly installments totaling approximately $1.5 million in 1998, $7.0 million in 1999, $13.5 million in 2000 and $17.0 million in 2001, $19.5 million 2002, $31.5 million in 2003,
$60.25 million in 2004 and $59.75 in 2005. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, approximately 5 1/2 years after April 30, 1998. Interest on outstanding borrowings will accrue, at floating variable rates, as defined, approximating a blended average rate of 8.1% on April 30, 1998. In addition, the Company will be required to pay a commitment fee under the revolving credit facility in respect of the unutilized commitments thereunder at a rate that will vary based upon operating performance targets and step-downs set forth in the agreement, subject to a maximum commitment fee rate of 0.50% per annum.

  The Company will be required to apply certain amounts to prepay the term loans, including (i) proceeds from certain issuances of equity or indebtedness by the Company, its parent, or its subsidiaries; (ii) the net cash proceeds of certain sales or other dispositions by the Company or any of its subsidiaries of any assets; and (iii) 50% of excess cash flow (as defined) for each fiscal year. The Company will also have the right to optionally prepay the loans under the Amended Credit Facility, without premium, in whole or in part. Amounts applied as prepayments of the revolving credit facility may be reborrowed; amounts prepaid in respect of the term loans may not.

  Under the Amended Credit Facility, restrictive financial covenants include a minimum fixed charge coverage ratio and a maximum leverage ratio.

 Description of Notes

  The Notes are unsecured, senior subordinated obligations of the Company, limited to $150.0 million aggregate principal amount, and will mature on May 1, 2008. Each Note will bear interest at the 9 1/4%, payable semi-annually. The Notes will be redeemable at the Company's option after May 1, 2003 through April 30, 2006 at specified premiums, and at par thereafter. A portion of the Notes may be redeemed at a premium prior to May 1, 2001 with proceeds of certain equity offerings made by the Company, and the Notes may also be redeemed at par prior to May 1, 2003 upon a qualifying change of control of the Company.

  Restrictive financial covenants under the Notes include a minimum fixed charge coverage ratio and limitations on certain asset dispositions and dividend, distribution, and other restricted payments.

                ADVANSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. COMPREHENSIVE INCOME:

  The table below presents comprehensive income, defined as changes in the equity of the Company excluding changes resulting from investments by and distributions to shareholders, for the three month periods ended June 30, 1997 and 1998 (in thousands):

                                                                1997    1998
                                                                -----  -------
      Net Income (loss)........................................ $(197) $(5,170)
      Change in translation adjustment.........................    14     (413)
                                                                -----  -------
      Comprehensive income (loss).............................. $(183) $(5,583)
                                                                =====  =======

5. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these proceedings cannot presently be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the results of operations or financial position of the Company.

6. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS:

 Basis of presentation

  The Notes will be fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly-owned domestic subsidiaries (the Subsidiary Guarantors) and by Holdings. The Company is a wholly-owned subsidiary of Holdings. The limited activities of Holdings are performed solely for the benefit of the Company. Accordingly, the financial transactions and results of Holdings are "passed-through" to the Company, without markup or discount, via intercompany charges. Separate consolidated financial statements of Holdings are not presented herein as they are not materially different from those presented for the Company.

  The Subsidiary Guarantors are Art Expositions International, Inc.; Expocon Management Associates, Inc.; On Demand Marketing, Inc.; Men's Apparel Guild in California, Inc.; Magic Kids, Inc.; Technology Events Company, LLC and Applied Business teleCommunications. The condensed consolidating financial statements of the Guarantors are presented above and should be read in connection with the Consolidated Financial Statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors.

  There are no significant restrictions on the ability of the Subsidiary Guarantors to make distributions to the Company.

                         ADVANSTAR COMMUNICATIONS INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                AS OF JUNE 30, 1998
                        -----------------------------------------------------------------------------------------------------
                          ADVANSTAR                                           THE COMPANY                          HOLDINGS
                        COMMUNICATIONS  GUARANTOR   NON-GUARANTOR             CONSOLIDATED                       CONSOLIDATED
                             INC.      SUBSIDIARIES SUBSIDIARIES  ELIMINATION    TOTAL     HOLDINGS  ELIMINATION    TOTAL
                        -------------- ------------ ------------- ----------- ------------ --------  ----------- ------------
        ASSETS
 CURRENT ASSETS:
  Cash and cash
   equivalents.......      $ 11,761      $  4,072      $ 6,141     $     --     $ 21,974   $    --    $     --     $ 21,974
  Accounts
   receivable, net...        16,175         2,446        4,058           --       22,679        --          --       22,679
  Prepaid expenses...         4,472         6,044        1,199           --       11,715        --          --       11,715
  Intercompany
   receivable
   (payable).........       (11,525)       15,339       (3,814)          --          --         470        (470)        --
  Other..............         1,593            70          378           --        2,041        --          --        2,041
                           --------      --------      -------     ---------    --------   --------   ---------    --------
   Total current
    assets...........        22,476        27,971        7,962           --       58,409        470        (470)     58,409
                           --------      --------      -------     ---------    --------   --------   ---------    --------
 PROPERTY, PLANT AND
  EQUIPMENT, net:....        11,771           611          649           --       13,031        --          --       13,031
 INVESTMENTS IN
  SUBSIDIARIES:......       302,144           --           --       (302,144)        --     172,326    (172,326)        --
 INTANGIBLE ASSETS,
  net:...............       225,173       290,637       12,208           --      528,018        --          --      528,018
                           --------      --------      -------     ---------    --------   --------   ---------    --------
                           $561,564      $319,219      $20,819     $(302,144)   $599,458   $172,796   $(172,796)   $599,458
                           ========      ========      =======     =========    ========   ========   =========    ========
   LIABILITIES AND
 SHAREHOLDER'S EQUITY
 CURRENT LIABILITIES:
  Current maturities
   of long-term
   debt..............      $  3,000      $    --       $   --        $   --     $  3,000   $    --    $     --     $  3,000
  Accounts payable...         6,330         4,487        2,071           --       12,888        129        (129)     12,888
  Deferred revenue...        10,549        21,579        3,981           --       36,109        --          --       36,109
  Accrued
   liabilities.......         9,663         3,583        2,203           --       15,449        341        (341)     15,449
                           --------      --------      -------     ---------    --------   --------   ---------    --------
   Total current
    liabilities......        29,542        29,649        8,255           --       67,446        470        (470)     67,446
                           --------      --------      -------     ---------    --------   --------   ---------    --------
 LONG-TERM DEBT, net
  of current
  maturities:........       362,619           --           --            --      362,619        --          --      362,619
 OTHER LONG TERM
  LIABILITIES:.......         1,478           --           --            --        1,478        --          --        1,478
 MINORITY INTEREST:..        13,764           --           --            --       13,764        --          --       13,764
 SHAREHOLDER'S
  EQUITY:
  Common stock.......            10             5          332          (337)         10        --          --           10
  Paid-in Capital ...       179,000       293,629        9,101      (302,740)    178,990    179,000    (179,000)    178,990
  Accumulated
   earnings
   (deficit).........       (24,479)       (4,064)       3,131           933     (24,479)    (6,674)      6,674     (24,479)
  Translation
   adjustment........          (370)          --           --            --         (370)       --          --         (370)
                           --------      --------      -------     ---------    --------   --------   ---------    --------
   Total
    shareholder's
    equity...........       154,161       289,570       12,564      (302,144)    154,151    172,326    (172,326)    154,151
                           --------      --------      -------     ---------    --------   --------   ---------    --------
                           $561,564      $319,219      $20,819     $(302,144)   $599,458   $172,796   $(172,796)   $599,458
                           ========      ========      =======     =========    ========   ========   =========    ========

                         ADVANSTAR COMMUNICATIONS INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     ------------------------------------------------------------------------------------------------------
                       ADVANSTAR                                           THE COMPANY                           HOLDINGS
                     COMMUNICATIONS  GUARANTOR   NON-GUARANTOR             CONSOLIDATED                        CONSOLIDATED
                          INC.      SUBSIDIARIES  SUBSIDIARIES ELIMINATION    TOTAL     HOLDINGS   ELIMINATION    TOTAL
                     -------------- ------------ ------------- ----------- ------------ --------   ----------- ------------
Net revenue........     $87,886       $13,098       $20,228        $--       $121,212   $    --      $   --      $121,212
Operating expenses:
 Cost of sales and
  selling,
  editorial and
  circulation......      56,669        10,888        13,197         --         80,754        --          --        80,754
 General and
  administrative...      13,337         1,093         2,734         --         17,164      1,527      (1,527)      17,164
 Amortization and
  Depreciation.....      12,945         2,678           227         --         15,850        --          --        15,850
                        -------       -------       -------       -----      --------   --------     -------     --------
Operating income
 (loss)............       4,935        (1,561)        4,070         --          7,444     (1,527)      1,527        7,444
Other income
 (expense):
 Interest expense,
  net..............      10,308            (6)          189         --         10,491        --          --        10,491
 Other income
  (expense), net...       1,105        (1,176)       (1,823)        --         (1,894)     1,527      (1,527)      (1,894)
                        -------       -------       -------       -----      --------   --------     -------     --------
Income (loss)
 before
 income taxes......      (4,268)       (2,731)        2,058         --         (4,941)       --          --        (4,941)
Provision for
 income taxes......          40            18           171         --            229        --          --           229
Equity in income
 (loss) of
 subsidiaries......        (862)          --            --          862           --      (5,170)      5,170          --
                        -------       -------       -------       -----      --------   --------     -------     --------
Net income (loss)..      (5,170)      (2,749)         1,887         862        (5,170)    (5,170)      5,170       (5,170)
                        =======       =======       =======       =====      ========   ========     =======     ========

                         ADVANSTAR COMMUNICATIONS INC.
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                       ----------------------------------------------------------------------------------------------------
                         ADVANSTAR                     NON-                 THE COMPANY                          HOLDINGS
                       COMMUNICATIONS  GUARANTOR    GUARANTOR               CONSOLIDATED                       CONSOLIDATED
                            INC.      SUBSIDIARIES SUBSIDIARIES ELIMINATION    TOTAL     HOLDINGS  ELIMINATION    TOTAL
                       -------------- ------------ ------------ ----------- ------------ --------  ----------- ------------
OPERATING ACTIVITIES:
 Net income (loss)...    $  (5,170)    $  (2,749)    $ 1,887       $862      $  (5,170)  $(5,170)    $ 5,170    $  (5,170)
 Adjustments to
  reconcile net
  income (loss) to
  net cash provided
  by operating
  activities:
 Depreciation and
  amortization.......       12,945         2,678         227        --          15,850       --          --        15,850
 Other non cash
  items..............       (1,721)           20         --         --          (1,701)      --          --        (1,701)
 Changes in operating
  assets and
  liabilities........     (264,902)      260,264       6,158       (862)           658     5,170      (5,170)         658
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
  Net cash provided
   by (used in)
   operating
   activities........     (258,848)      260,213       8,272        --           9,637       --          --         9,637
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
INVESTING ACTIVITIES:
 Additions to
  property, plant and
  equipment, net.....        2,507           (66)        (98)       --           2,343       --          --         2,343
 Changes in notes
  receivable.........            2           --           12        --              14       --          --            14
 Additions to
  intangible assets
  and acquisition
  working capital....      (11,162)     (255,758)     (5,983)       --        (272,903)      --          --      (272,903)
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
  Net cash provided
   by (used in)
   investing
   activities........       (8,653)     (255,824)     (6,069)       --        (270,546)      --          --      (270,546)
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
FINANCING ACTIVITIES:
 Proceeds from sale
  of common stock and
  capital
  contributions and
  other..............       70,000           --          --                     70,000       --          --        70,000
 Borrowings
  (payments) of long-
  term debt..........      199,859           --          --                    199,859       --          --       199,859
 Revolver borrowings,
  net................        6,000           --          --                      6,000       --          --         6,000
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
  Net cash provided
   by financing
   activities........      275,859           --          --         --         275,859       --          --       275,859
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
NET INCREASE
 (DECREASE) IN CASH
 AND CASH
 EQUIVALENTS:........        8,358         4,389       2,203        --          14,950       --          --        14,950
CASH AND CASH
 EQUIVALENTS,
 BEGINNING OF
 PERIOD:.............        3,403          (317)      3,938        --           7,024       --          --         7,024
                         ---------     ---------     -------       ----      ---------   -------     -------    ---------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD:.............       11,761         4,072       6,141        --          21,974       --          --        21,974
                         =========     =========     =======       ====      =========   =======     =======    =========

7. NEW ACCOUNTING PRONOUNCEMENT:

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative financial instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company will be required to adopt SFAS No. 133 no later than January 1, 2000.

  The Company has not entered into any derivative financial instruments as of June 30, 1998. As a result, adoption of SFAS No. 133 would currently have no impact on the Company. In the future, if the Company were to enter into derivative financial instruments which are covered by SFAS No. 133, volatility in earnings and other comprehensive income could be increased.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Men's Apparel Guild in California, Inc.:

  We have audited the accompanying consolidated balance sheets of Men's Apparel Guild in California, Inc. and subsidiary as of February 28, 1998, and the related consolidated statements of income, shareholder's equity and cash flows for the nine-month period ended February 28, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Men's Apparel Guild in California, Inc. and subsidiary as of February 28, 1998, and the consolidated results of their operations and their cash flows for the nine-month period ended February 28, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,
March 20, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Men's Apparel Guild in California, Inc.:

  We have audited the accompanying consolidated balance sheets of Men's Apparel Guild in California, Inc. and subsidiary as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Men's Apparel Guild in California, Inc. and subsidiary as of May 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended May 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Los Angeles, California
June 24, 1997

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   FEBRUARY 28,
                                                 MAY 31,               1998
                                         ------------------------  ------------
                                            1996         1997
                                         -----------  -----------
                 ASSETS
Current assets:
  Cash and cash equivalents............. $ 8,773,384  $ 9,386,181  $19,707,338
  Short-term investments................   6,830,325    9,743,512          --
  Other current assets..................   1,691,956    1,688,580    3,370,926
                                         -----------  -----------  -----------
    Total current assets................  17,295,665   20,818,273   23,078,264
Property and equipment, net.............     201,768      343,788      292,336
Long-term investments...................   7,502,131    7,909,644          --
Intangible and other assets.............      14,098      911,243      989,963
                                         -----------  -----------  -----------
    Total assets........................ $25,013,662  $29,982,948  $24,360,563
                                         ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued ex-
   penses............................... $ 3,572,234  $ 1,648,838  $ 8,687,916
  Deferred revenue......................   8,140,750    8,064,014      890,025
  Exhibitors' security deposits.........   1,875,576    1,909,760    1,909,497
                                         -----------  -----------  -----------
    Total current liabilities...........  13,588,560   11,622,612   11,487,438
Commitments and contingencies (Notes 7,
 8)
Shareholders' equity:
  Common stock (no par value; 100,000
   shares authorized 42,000, 40,000 and
   33,523 shares issued and outstanding
   at May 31, 1996 and 1997 and February
   28, 1998, respectively)..............     161,204      153,528      128,668
  Retained earnings.....................  11,342,077   18,241,367   12,744,457
  Shareholders' note receivable.........     (16,211)         --           --
  Unrealized loss on investments........     (61,968)     (34,559)         --
                                         -----------  -----------  -----------
    Total shareholders' equity..........  11,425,102   18,360,336   12,873,125
                                         -----------  -----------  -----------
    Total liabilities and shareholders'
     equity............................. $25,013,662  $29,982,948  $24,360,563
                                         ===========  ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   NINE MONTHS
                                       YEARS ENDED MAY 31,            ENDED
                               ----------------------------------- FEBRUARY 28,
                                  1995        1996        1997         1998
                               ----------- ----------- ----------- ------------
Booth revenue................. $19,802,379 $24,716,709 $28,460,935 $35,692,946
Other operating revenue.......   1,931,848   1,890,940   2,691,582   3,001,601
                               ----------- ----------- ----------- -----------
  Total revenue...............  21,734,227  26,607,649  31,152,517  38,694,547
Direct costs..................  10,067,269  13,036,535  14,491,101  14,562,032
                               ----------- ----------- ----------- -----------
  Gross profit................  11,666,958  13,571,114  16,661,416  24,132,515
General and administrative
 expenses.....................   3,423,456   3,109,448   4,303,749   3,262,179
Profit participation..........     289,123     574,279     354,624     364,640
                               ----------- ----------- ----------- -----------
  Income from operations......   7,954,379   9,887,387  12,003,043  20,505,696
Interest and investment in-
 come.........................     677,381     986,603   1,194,568     653,738
                               ----------- ----------- ----------- -----------
  Income before provision for
   income taxes...............   8,631,760  10,873,990  13,197,611  21,159,434
Provision for income taxes....   3,089,209   3,965,213   4,805,997   7,696,565
                               ----------- ----------- ----------- -----------
  Net income.................. $ 5,542,551 $ 6,908,777 $ 8,391,614 $13,462,869
                               =========== =========== =========== ===========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        NINE
                                                                       MONTHS
                                      YEARS ENDED MAY 31,              ENDED
                                ----------------------------------  FEBRUARY 28,
                                   1995        1996        1997         1998
                                ----------  ----------  ----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...................  $5,542,551  $6,908,777  $8,391,614  $13,462,869
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and
   amortization...............     459,391     282,778     243,905      211,974
  Deferred income taxes.......     (85,791)    121,395     (91,401)     166,781
  Loss on disposal of fixed
   assets.....................      65,635         --          --           --
  Realized loss on sale of
   investments................         --          --          --        34,559
 Changes in operating assets
  and liabilities:
  Prepaid expenses and other
   current assets.............    (342,175)   (138,448)   (223,593)    (844,945)
  Prepaid income taxes........      (8,397)   (509,194)    318,364   (1,132,002)
  Other assets................    (100,000)    112,087       2,855       16,159
  Accounts payable and accrued
   expenses...................     468,185    (534,205)    911,604    7,039,078
  Deferred revenue............   1,366,910     924,116     (76,736)  (7,173,989)
  Exhibitors' security
   deposits...................     266,715     370,861      34,184         (263)
  Accrued loss on leasehold...     250,470    (455,949)        --           --
                                ----------  ----------  ----------  -----------
   Net cash provided by
    operating activities......   7,883,494   7,082,218   9,510,796   11,780,221
                                ----------  ----------  ----------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Net change in short-term
  investments.................  (4,023,766) (2,806,559) (2,913,187)   9,743,512
 Proceeds from sale of long-
  term investments............   3,416,011   4,150,613   3,596,778    7,875,085
 Purchases of investments.....  (3,592,471) (4,575,474) (3,976,902)         --
 Investment in subsidiary.....         --          --     (900,000)         --
 Purchases of fixed assets....    (335,932)   (119,962)   (385,899)     (93,022)
                                ----------  ----------  ----------  -----------
   Net cash used in investing
    activities................  (4,536,158) (3,351,382) (4,579,210)  17,525,575
                                ----------  ----------  ----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Payment of dividends.........         --   (2,835,000) (2,835,000)  (2,835,000)
 Repayments of shareholders'
  notes receivable............      85,660      60,933      16,211          --
 Repurchases of common stock..      (2,000)        --   (1,500,000) (16,149,639)
                                ----------  ----------  ----------  -----------
   Net cash used in financing
    activities................      83,660  (2,774,067) (4,318,789) (18,984,639)
                                ----------  ----------  ----------  -----------
   Net increase in cash and
    cash equivalents..........   3,430,996     956,769     612,797   10,321,157
CASH AND CASH EQUIVALENTS,
 beginning of year............   4,385,619   7,816,615   8,773,384    9,386,181
                                ----------  ----------  ----------  -----------
CASH AND CASH EQUIVALENTS, end
 of year......................  $7,816,615  $8,773,384  $9,386,181  $19,707,338
                                ==========  ==========  ==========  ===========
SUPPLEMENTARY INFORMATION:
 Cash paid for income taxes...  $3,138,397  $4,353,500  $4,583,000  $ 4,305,000
                                ==========  ==========  ==========  ===========
NONCASH INVESTING AND
 FINANCING ACTIVITIES:

 The Company's Board of Directors declared a dividend of $67.50 per common share on May 31, 1996. Payment of these dividends, totaling $2,835,000 was made on June 14, 1996.

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998

                                                                       UNREALIZED
                          COMMON STOCK                   SHAREHOLDERS' GAIN (LOSS)
                         ----------------    RETAINED        NOTES         ON
                         SHARES   AMOUNT     EARNINGS     RECEIVABLE   INVESTMENTS    TOTAL
                         ------  --------  ------------  ------------- ----------- ------------
Balance, May 31, 1994... 43,000  $163,204  $  4,560,749    $(162,804)   $ (58,897) $  4,502,252
 Change in unrealized
  gain (loss) on
  investments...........    --        --            --           --       113,868       113,868
 Dividends declared on
  common stock ($67.50
  per share)............    --        --     (2,835,000)         --           --     (2,835,000)
 Repurchase of common
  stock................. (1,000)   (2,000)          --           --           --         (2,000)
 Repayments of notes
  receivable from
  shareholders..........    --        --            --        85,660          --         85,660
 Net income.............    --        --      5,542,551          --           --      5,542,551
                         ------  --------  ------------    ---------    ---------  ------------
Balance, May 31, 1995... 42,000   161,204     7,268,300      (77,144)      54,971     7,407,331
 Change in unrealized
  gain (loss) on
  investments...........    --        --            --           --      (116,939)     (116,939)
 Dividends declared on
  common stock ($67.50
  per share)............    --        --     (2,835,000)         --           --     (2,835,000)
 Repayments of notes
  receivable from
  shareholders..........    --        --            --        60,933          --         60,933
 Net income.............    --        --      6,908,777          --           --      6,908,777
                         ------  --------  ------------    ---------    ---------  ------------
Balance, May 31, 1996... 42,000   161,204    11,342,077      (16,211)     (61,968)   11,425,102
 Change in unrealized
  gain (loss) on
  investments...........    --        --            --           --        27,409        27,409
 Repurchase of common
  stock................. (2,000)   (7,676)   (1,492,324)         --           --     (1,500,000)
 Repayments of notes
  receivable from
  shareholders..........    --        --            --        16,211          --         16,211
 Net income.............    --        --      8,391,614          --           --      8,391,614
                         ------  --------  ------------    ---------    ---------  ------------
Balance, May 31, 1997... 40,000   153,528    18,241,367          --       (34,559)   18,360,336
 Change in unrealized
  gain (loss) on
  investments...........    --        --            --           --        34,559        34,559
 Dividends declared on
  common stock ($84.57
  per share)............    --        --     (2,835,000)         --           --     (2,835,000)
 Repurchase of common
  stock................. (6,477)  (24,860)  (16,124,779)         --           --    (16,149,639)
 Net income.............    --        --     13,462,869          --           --     13,462,869
                         ------  --------  ------------    ---------    ---------  ------------
Balance, February 28,
 1998................... 33,523  $128,668  $ 12,744,457    $     --     $     --   $ 12,873,125
                         ======  ========  ============    =========    =========  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

  The accompanying consolidated financial statements include the accounts of Men's Apparel Guild in California (MAGIC) and its wholly owned subsidiary, MAGIC KIDS, INC. (MAGIC Kids), collectively referred to as the Company. All intercompany transactions have been eliminated in consolidation.

 Nature of Operations

  The Company has produced trade shows for the men's apparel industry for over sixty years. For each of the periods presented in the accompanying statements of operations, including the nine months ended February 28, 1998, two trade shows have occurred (in February and August).

 Basis of Presentation

  During fiscal 1994, as a result of a private placement offering circular, the Company converted from a nonprofit mutual benefit corporation to a for-profit corporation status and issued common stock to its "charter" members. In addition, the Company issued common stock to four individuals for notes receivable (Note 6).

 Joint Participation Agreement

  During fiscal 1995, the Company entered into a joint participation agreement to co-sponsor a women's apparel trade show with Fairchild Publications under the name "WWD/Magic." In accordance with the cosponsor agreement, 30% of show net income and 50% of publication net income related to the WWD/Magic show has been allocated to the cosponsor of the show as profit participation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents and are stated at cost, which approximates their fair market value. Short-term investments principally include United States Treasury bills with original maturities greater than three months and are stated at fair value. The Company places its cash, cash equivalents and short-term investments with high-credit quality financial institutions. At times, bank balances may be in excess of the federally insured limit. Bank balances were in excess of federally insured limits in the amounts of $11,395,338 for the nine-month period ended February 28, 1998 and $5,813,723 and $7,055,031 at May 31, 1997 and 1996, respectively.

 Other Current Assets

  Other current assets consist primarily of prepaid expenses, which consists of prepaid show costs and prepaid taxes.

 Property and Equipment

  The Company's property and equipment are recorded at cost. For financial reporting purposes depreciation and amortization of property and equipment are provided on the straight-line method based on the estimated useful lives of the respective assets. Leasehold improvements are amortized over the lesser of the useful life or the term of the lease. Maintenance and repair costs are expensed

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

 FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997 AND FOR THE NINE MONTHS ENDED
                               FEBRUARY 28, 1998
as incurred; renewals and betterments are capitalized. Upon the sale or retirement of fixed assets, any resulting profit or loss is included in operations. Estimated useful lives are as follows:

                                                                     ESTIMATED
                                                                    USEFUL LIVES
                                                                    ------------
   Show equipment..................................................   2-5 years
   Computer equipment..............................................     5 years
   Office furniture, fixtures and equipment........................     5 years
   Leasehold improvements..........................................  3-10 years

 Intangible Assets and Other Assets

  Intangible assets, consisting primarily of goodwill, are stated at cost less accumulated amortization, and are amortized on a straight-line basis over their estimated useful lives of approximately 10 years.

  The Company periodically evaluates the realizability of its long-lived and intangible assets. Based on its most recent analysis, no impairment exists at May 31, 1997 or February 28, 1998.

 Revenue Recognition

  Revenue is recorded in the period in which the applicable shows are held. Deferred revenue is recorded when cash is received in advance of the applicable show.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If required, valuation allowances would be established to reduce deferred tax assets to the amount expected to be realized.

 Long-Term Investments

  The Company accounts for its long-term investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." For the years ended May 31, 1996 and 1997, all of the Company's investments have been classified as available-for-sale. The Company utilizes specific identification in computing realized and unrealized gains and losses on investments. At May 31, 1996 and 1997, the Company had unrealized losses on investments of $61,968 and $34,559, respectively, which is included as a separate component of equity. The long-term investments had a fair market value of $7,502,131 and a cost basis of $7,564,099 as of May 31, 1996 and a fair market value of $7,909,644 and a cost basis of $7,944,203 as of May 31, 1997. The Company's available-for-sale investments at May 31, 1997 consist primarily of tax advantaged municipal bonds (54%), United States Treasury Notes (36%), money market funds (6%) and corporate bonds (4%). Of the investments, other than money market funds, 23% will mature in one year or less, 38% in two years, 30% in three years and 9% mature in four or more years.

  During February 1998, the Company liquidated its investment portfolio which approximated book value. At February 28, 1998, the Company is invested in highly liquid investments with maturities of less than 60 days.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997
                AND FOR THE NINE MONTHS ENDED FEBRUARY 28, 1998
 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from the estimates.

 Recently Issued Accounting Standard

  In March 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information About Capital Structure." The accounting or disclosure requirements of this statement are effective for the Company's fiscal year 1998. The Company is reviewing the potential impact of adopting the new accounting standard.

  During June 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in 1998 and has not yet determined the impact it will have on the disclosures in its financial statements.

  During June 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3. INCOME TAXES:

  The provision for income taxes consists of the following:

                                                                        NINE
                                                                       MONTHS
                                       YEARS ENDED MAY 31,             ENDED
                                 ---------------------------------  FEBRUARY 28,
                                    1995        1996       1997         1998
                                 ----------  ---------- ----------  ------------
   Federal:
     Current.................... $2,920,000  $3,641,859 $4,722,243   $7,045,407
     Deferred...................    (78,928)    121,395    (91,401)     157,766
                                 ----------  ---------- ----------   ----------
                                  2,841,072   3,763,254  4,630,842    7,203,173
                                 ----------  ---------- ----------   ----------
   State:
     Current....................    255,000     201,959    175,155      484,377
     Deferred...................     (6,863)        --         --         9,015
                                 ----------  ---------- ----------   ----------
                                    248,137     201,959    175,155      493,392
                                 ----------  ---------- ----------   ----------
                                 $3,089,209  $3,965,213 $4,805,997   $7,696,565
                                 ==========  ========== ==========   ==========

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

 FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997 AND FOR THE NINE MONTHS ENDED
                               FEBRUARY 28, 1998
  The provision for income taxes differs from the amount obtained by applying the federal statutory income tax rate primarily due to tax-exempt interest and state income taxes.

  The tax effected amounts of temporary differences which give rise to the Company's net deferred tax asset are as follows:

                                                                      NINE
                                                                     MONTHS
                                       YEARS ENDED MAY 31,           ENDED
                                    ----------------------------  FEBRUARY 28,
                                      1995      1996      1997        1998
                                    --------  --------  --------  ------------
Accrued loss on contingency and
 other............................. $    --   $111,099  $ 99,106    $ 96,498
Accrued loss on leasehold..........  168,593       --        --          --
Accrued compensation...............   63,045    29,689   129,900      76,535
Accrued pension liability..........   38,973       --        --          --
Depreciation.......................  (14,611)   (6,183)   (3,000)    (26,813)
                                    --------  --------  --------    --------
Net deferred tax asset............. $256,000  $134,605  $226,006    $146,220
                                    ========  ========  ========    ========

  No valuation allowance has been established since net deferred tax assets are expected to be realized through either expected future taxable income or taxable income in prior carryback years. At February 28, 1998, approximately $4.2 million is included in accrued liabilities for income taxes payable.

4. BENEFIT PLANS:

  During fiscal 1994, the Company implemented a defined contribution plan covering all full-time employees. The Company's contributions to this plan for the years ended May 31, 1995, 1996 and 1997 and for the nine-month period ended February 28, 1998 were $55,988, $40,365, $97,531 and $63,800, respectively.

  In addition, the Company had a noncontributory defined benefit pension plan (the Plan) which covered all full-time employees through May 31, 1993. Effective May 31, 1993, the Company terminated this Plan. Upon formal approval from the Internal Revenue Service, the Company distributed the assets of the Plan during the year ended May 31, 1996.

5. SHAREHOLDERS' EQUITY:

  In July 1997, the Company's Board of Directors approved a stock redemption plan under which a total amount not to exceed $50.0 million may be repurchased. These repurchases are made through a "dutch auction" program at a price range of $2,080 to $2,500 per share subject to certain restrictions. Total shares repurchased during the nine month period ended February 28, 1998 were 6,477 for approximately $16.1 million including certain transaction costs.

6. RELATED-PARTY TRANSACTIONS:

  During fiscal year 1994, the Company issued 2,000 shares of common stock to four board members who were not charter members in exchange for notes receivable which were due in three equal annual installments. Payments made during fiscal years 1995, 1996 and 1997 on these notes receivable totaled $85,660, $60,933 and $16,211, respectively.

                    MEN'S APPAREL GUILD IN CALIFORNIA, INC.

 FOR THE YEARS ENDED MAY 31, 1996, 1996 AND 1997 AND FOR THE NINE MONTHS ENDED
                               FEBRUARY 28, 1998
7. EXECUTIVE EMPLOYMENT AGREEMENT:

  On July 16, 1996, the Company entered into an Executive Employment Agreement (the Agreement) with an officer of the Company that effectively granted the officer stock appreciation rights (SARs) with respect to 1,000 shares of the Company's common stock. The SARs granted by the Agreement become vested in and exercisable by the officer in five equal installments each May 31 beginning May 31, 1996. The SARs become fully vested and exercisable by the officer only in the event of a change of control or if the officer's employment is terminated. The Agreement was amended in July 1997 to provide for additional grants of SARs based on the Company's future performance. The future compensation expense related to this Agreement (assuming change in control at May 31, 1998) is estimated at $6.5 million. Due to the contingent nature of the SARs, no compensation expense was recognized as of May 31, 1996 and 1997 or February 28, 1998. No SARs have been exercised as of February 28, 1998.

8. COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS:

  The Company leases facilities and various equipment under operating leases. Leases that expire are expected to be renewed or replaced by leases on other properties.

  Future minimum rental payments as of May 31, 1997 for operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows:

     1998.............................................................. $154,477
     1999..............................................................  139,777
     2000..............................................................   10,566
     2001..............................................................    5,728
     2002..............................................................    5,728
     Thereafter........................................................      --

  Rent expense amounted to $112,244, $114,896, $244,403 and $217,856 for the
nine months ended February 28, 1998 and for the years ended May 31, 1997, 1996 and 1995, respectively.

  The Company was obligated under a noncancellable operating lease for its premises which would have expired on August 31, 2000. On April 11, 1996, the Company entered into a lease termination agreement with its landlord to vacate its premises prior to the scheduled expiration date of August 31, 2000. The Company paid $275,000 to relinquish it from all obligations under the lease after September 30, 1996. Rental payments with respect to this lease were made through September 30, 1996.

9. ACQUISITION BY ADVANSTAR COMMUNICATIONS INC.:

  On March 6, 1998, Advanstar Communications Inc. signed a merger agreement to acquire the Company. The aggregate purchase price will consist of approximately $230.2 million in cash subject to adjustment based on the shareholders' equity of the Company on the closing date.

                       INDEPENDENT AUDITORS' REPORT

Advanstar Communications Inc.

  We have audited the accompanying balance sheet of Universal Media, Inc. as of December 31, 1997, and the related statements of operations, stockholder's deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Media, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

March 6, 1998, except for

 Note 13, as to which the

 date is August 17, 1998

                           UNIVERSAL MEDIA, INC.

                               BALANCE SHEET

                             DECEMBER 31, 1997

                         ASSETS (NOTE 5)
Current assets:
  Cash............................................................ $   515,734
  Cash--restricted (Note 5).......................................      50,000
  Accounts receivable, net of allowance for doubtful accounts of
   $270,000 (Notes 5 and 9).......................................   3,330,255
  Inventory (Note 5)..............................................     208,023
  Prepaid expenses and other current assets.......................     286,386
                                                                   -----------
      Total current assets........................................   4,390,398
Property and equipment, net (Note 3)..............................     206,500
Other assets:
  Intangible assets, net (Note 4).................................     493,468
  Security deposits and other.....................................      64,141
                                                                   -----------
      Total other assets..........................................     557,609
                                                                   -----------
                                                                   $ 5,154,507
                                                                   ===========
             LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Note payable--bank (Note 5)..................................... $   505,000
  Deferred subscription income....................................      15,440
  Current portion of long-term debt (Note 6)......................     158,532
  Accounts payable................................................     704,825
  Due to affiliates (Note 8)......................................   2,988,061
  Accrued expenses and other current liabilities (Note 12)........   1,055,599
                                                                   -----------
      Total current liabilities...................................   5,427,457
Long-term debt (Note 6)...........................................   1,350,682
Subordinated notes payable--related party (Notes 6 and 7).........     819,317
Deferred lease obligations........................................      51,425
Commitments and contingencies (Note 11)
Stockholder's deficiency:
  Common stock, no par value:
    Authorized--1,500 shares
    Issued and outstanding--100 shares............................     600,000
Accumulated deficit...............................................  (1,192,027)
Net advances to Affiliate (Note 8)................................  (1,902,347)
                                                                   -----------
      Total stockholder's deficiency..............................  (2,494,374)
                                                                   -----------
                                                                   $ 5,154,507
                                                                   ===========

                          See accompanying notes.

                           UNIVERSAL MEDIA, INC.

                          STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

Net revenues...................................................... $24,152,162
Operating expenses:
  Production and mechanical.......................................   6,723,817
  Selling, editorial and circulation..............................  10,171,958
  General and administrative......................................   6,918,664
  Depreciation expense............................................      74,830
  Amortization of intangible assets...............................     524,725
                                                                   -----------
    Total operating expenses......................................  24,413,994
                                                                   -----------
Loss from operations..............................................    (261,832)
Interest expense, net.............................................     206,021
                                                                   -----------
Loss before income taxes..........................................    (467,853)
Income taxes......................................................      59,883
                                                                   -----------
Net loss.......................................................... $  (527,736)
                                                                   ===========

                          See accompanying notes.

                           UNIVERSAL MEDIA, INC.

                   STATEMENT OF STOCKHOLDER'S DEFICIENCY

                   FOR THE YEAR ENDED DECEMBER 31, 1997

                         NUMBER                       NET ADVANCES      TOTAL
                           OF    COMMON  ACCUMULATED       TO       STOCKHOLDER'S
                         SHARES  STOCK     DEFICIT     AFFILIATE     DEFICIENCY
                         ------ -------- -----------  ------------  -------------
Balance, January 1,
 1997...................  100   $600,000 $  (664,291) $(2,468,612)   $(2,532,903)
Net change in advances
 to Affiliate...........  --         --          --       566,265        566,265
Net loss................  --         --     (527,736)         --        (527,736)
                          ---   -------- -----------  -----------    -----------
Balance, December 31,
 1997...................  100   $600,000 $(1,192,027) $(1,902,347)   $(2,494,374)
                          ===   ======== ===========  ===========    ===========

                          See accompanying notes.

                           UNIVERSAL MEDIA, INC.

                          STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
 Net loss........................................................... $(527,736)
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation of property and equipment............................    74,830
  Amortization of intangible assets.................................   524,725
  Deferred lease obligations........................................     3,075
  Bad debt expense..................................................    95,671
  Change in assets and liabilities:
   Accounts receivable..............................................  (425,259)
   Inventory........................................................    12,882
   Prepaid expenses and other current assets........................     5,923
   Deferred subscription income.....................................       629
   Accounts payable.................................................  (165,186)
   Accrued expenses and other current liabilities...................   345,340
                                                                     ---------
    Net cash used in operating activities...........................   (55,106)
                                                                     ---------
Cash flows from investing activities:
 Purchase of property and equipment.................................  (105,406)
 Security deposits and other assets.................................       263
                                                                     ---------
    Net cash used in investing activities...........................  (105,143)
                                                                     ---------
Cash flows from financing activities:
 Repayment of revolver loan.........................................  (700,000)
 Proceeds from revolver loan........................................   505,000
 Increase in advances from affiliates...............................    90,655
 Repayment of advances to Affiliate.................................   566,265
 Repayment of severance agreement...................................   (47,991)
 Repayment of restrictive covenant..................................   (95,982)
                                                                     ---------
    Net cash provided by financing activities.......................   317,947
                                                                     ---------
Net increase in cash................................................   157,698
Cash, beginning of year.............................................   408,036
                                                                     ---------
Cash, end of year................................................... $ 565,734
                                                                     =========
              Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
 Interest........................................................... $ 211,157
 Taxes.............................................................. $ 110,947

                          See accompanying notes.

                          UNIVERSAL MEDIA, INC.

                      NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

  Universal Media, Inc. (the "Company") publishes and distributes primarily Travel Agent, a trade national newsweekly magazine serving travel agencies and the travel services industry. The Company is related by common ownership with several uncombined entities with which it has significant transactions and financial relationships. See Note 8 for further discussion.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

 Revenue Recognition

  Advertising and subscription revenue, net of estimated returns and allowances, are recorded as magazines are shipped. Reprint income is recorded when the reprints are mailed.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of paper stock.

 Property and Equipment

  Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by both straight-line and accelerated methods over the assets' estimated lives ranging from five to seven years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

 Intangible Assets

  Intangible assets are being amortized by the straight-line method over the following useful lives:

   Subscriber list.....................................................  8 years
   Trademarks.......................................................... 40 years
   Goodwill............................................................ 40 years

  Loan acquisition costs and related legal fees are deferred and amortized using the straight-line method over the term of the related debt.

 Deferred Subscription Income

  The Company's magazine is sold on a subscription basis for periods up to one year. Subscription funds received in advance of magazines being shipped is recorded as deferred subscription income. Costs in connection with the procurement of subscriptions are charged to expense as incurred.

                          UNIVERSAL MEDIA, INC.

 Income Taxes

  The Company elected treatment as a small business corporation under Subchapter S of the Internal Revenue Code and the related provisions of the New York State Franchise Tax law. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholder's individual federal and state income tax returns. Accordingly, no provision has been made for federal income taxes for in the accompanying financial statements. The Company is subject to New York State S corporation and New York City corporate income taxes.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of:

   Computer equipment................................................. $305,546
   Furniture and equipment............................................  239,152
   Leasehold improvements.............................................   64,232
                                                                       --------
                                                                        608,930
   Less: Accumulated depreciation and amortization....................  402,430
                                                                       --------
                                                                       $206,500
                                                                       ========

NOTE 4--INTANGIBLE ASSETS

  Intangible assets consist of:

   Restrictive covenant............................................. $3,299,372
   Subscriber list..................................................  1,600,000
   Trademarks and copyrights........................................    450,000
   Goodwill.........................................................     82,542
   Loan acquisition and sundry......................................     97,607
                                                                     ----------
                                                                      5,529,521
   Less: Accumulated amortization...................................  5,036,053
                                                                     ----------
                                                                     $  493,468
                                                                     ==========

NOTE 5--NOTE PAYABLE--BANK

  On June 18, 1997, the Company and an affiliated company under common control ("Affiliate") entered into a $2,000,000 secured revolving line of credit which expires on April 30, 1998. Interest is payable monthly at 1% above the bank's prime rate (9.5% at December 31, 1997).

  The revolving credit note is collateralized by a first priority lien and security interest in the accounts receivable and inventory of the Company and Affiliate. The loan agreement contains covenants which, among other matters, require the Company and Affiliate to maintain certain levels of combined operating income and compensating balances. At December 31, 1997, the Company and Affiliate were in compliance with these covenants on a combined basis. The principal stockholder has personally guaranteed the revolving credit note.

  The Company and Affiliate, which are affiliated through common ownership, each guarantee the bank indebtedness of the other. At December 31, 1997, Affiliate had outstanding bank indebtedness of $50,000.

                          UNIVERSAL MEDIA, INC.

NOTE 6--LONG-TERM DEBT

  Long-term debt consists of:

   Deferred compensation payable to a former employee in forty quarterly installments of $25,000 without interest through
    October 2004(a)................................................. $  503,071
   Non-compete agreement payable to a former employee in forty quarterly installments of $50,000 without interest through
    October 2004(a) ................................................  1,006,143
                                                                     ----------
                                                                      1,509,214
   Less: Current portion of long-term debt..........................    158,532
                                                                     ----------
                                                                     $1,350,682
                                                                     ==========

  (a) The financial statements include the present value of all future payments at an imputed interest rate of 9.75% per annum.

  At December 31, 1997, long-term debt matures as follows:

   FOR THE YEAR
      ENDING
   DECEMBER 31,
   ------------
     1998........................................................... $  158,532
     1999...........................................................    174,563
     2000...........................................................    192,215
     2001...........................................................    211,653
     2002...........................................................    233,056
     Thereafter.....................................................    539,195
                                                                     ----------
                                                                     $1,509,214
                                                                     ==========

NOTE 7--SUBORDINATED NOTE PAYABLE--RELATED PARTY

  Subordinated debt at December 31, 1997 consists of a note payable to an entity related through common ownership in the amount of $819,317. The note is subordinated to bank borrowings (see Notes 5 and 6) and is non-interest bearing.

NOTE 8--RELATED PARTY TRANSACTIONS

 Management Advisory and General and Administrative Services

  Certain management advisory and general and administrative services including certain accounting, marketing, information systems support and other services are received from entities under common ownership and control. For the year ended December 31, 1997, $978,500 has been reflected as general and administrative expenses in the statement of operations. This amount was determined based on an estimate of time and related costs to perform such services. Management believes that the allocation is reasonable.

 Due to affiliates

  The Company has received advances (in the form of cash or as liquidation of Company obligations) from entities affiliated with the Company by common ownership. Such advances are non-interest bearing and are due on demand.

 Net Advances to Affiliate

  The Company has advanced funds to Affiliate and has received repayment of certain amounts advanced. Such transactions, which do not have any effect on the accompanying statement of income, have been treated as equity transactions since ultimate repayment of the net advances to Affiliate is not assured.

                          UNIVERSAL MEDIA, INC.

NOTE 9--CONCENTRATION OF CREDIT RISK

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations.

  The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE 10--401(K) PLAN

  The Company maintains a 401(k) plan for the benefit of its eligible employees. Contributions to the plan are accrued and funded on a current basis at amounts determined by the board of directors. 401(k) matching contributions amounted to approximately $60,100 for the year ended December 31, 1997.

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases office space under operating leases expiring in various years through December 31, 2005.

  Minimum annual rentals under non-cancellable operating leases, excluding escalations based upon increases in real estate taxes and operating expenses, are due as follows:

    FOR THE YEAR
       ENDING
    DECEMBER 31,
    ------------
     1998............................................................. $367,873
     1999.............................................................  345,971
     2000.............................................................  345,924
     2001.............................................................  252,833
     2002.............................................................  193,452
     Thereafter.......................................................  580,356

  Rent expense charged to operations for the year ended December 31, 1997 amounted to approximately $404,000.

NOTE 12--ACCRUED EXPENSES AND OTHER ACCRUED LIABILITIES

  Accrued expenses and other accrued liabilities consist of the following:

     Accrued salaries................................................ $  264,065
     Accrued commissions.............................................    365,079
     Other...........................................................    426,455
                                                                      ----------
                                                                      $1,055,599

NOTE 13--SUBSEQUENT EVENT

  On August 17, 1998, the Company entered into an Asset Purchase Agreement with Advanstar Communications Inc. (the "Buyer"), wherein the Company sold its primary business, Travel Agent, and certain other of its assets to the Buyer for total consideration of approximately $69,000,000.

                           UNIVERSAL MEDIA, INC.

                               BALANCE SHEET

                                                                    JUNE 30,
                                                                      1998
                                                                   -----------
                                                                   (UNAUDITED)
                         ASSETS (NOTE 6)
Current assets:
  Cash............................................................ $   374,706
  Cash--restricted (Note 6).......................................      50,000
  Accounts receivables, net of allowance for doubtful accounts of
   $270,000 (Notes 6 and 10)......................................   3,871,302
  Inventory (Note 6)..............................................     312,159
  Prepaid expenses and other current assets.......................     154,703
                                                                   -----------
      Total current assets........................................   4,762,870
Property and equipment, net (Note 4)..............................     219,236
Other assets:
  Intangible assets, net (Note 5).................................     457,537
  Security deposits and other.....................................      61,510
                                                                   -----------
      Total other assets..........................................     519,047
                                                                   -----------
                                                                   $ 5,501,153
                                                                   ===========
             LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Note payable--bank (Note 6)..................................... $   655,000
  Deferred subscription income....................................      23,396
  Current portion of long-term debt (Note 7)......................     166,354
  Accounts payable................................................     742,532
  Due to affiliates...............................................   1,502,793
  Accrued expenses and other current liabilities..................     606,851
                                                                   -----------
      Total current liabilities...................................   3,696,926
Long-term debt (Note 7)...........................................   1,265,502
Subordinated notes payable--related party (Notes 8 and 9).........     819,317
Deferred lease obligations........................................      52,962
Commitments and contingencies (Note 11)...........................
Stockholder's deficiency:
  Common stock, no par value:
    Authorized--1,500 shares......................................
    Issued and outstanding--100 shares............................     600,000
  Retained earnings...............................................   1,074,523
  Net advances to Affiliate.......................................  (2,008,077)
                                                                   -----------
      Total stockholder's deficiency..............................    (333,554)
                                                                   -----------
                                                                   $ 5,501,153
                                                                   ===========

                          See accompanying notes.

                           UNIVERSAL MEDIA, INC.

                            STATEMENT OF INCOME

                         FOR THE SIX MONTHS ENDED

                                                         JUNE 30,    JUNE 30,
                                                           1997        1998
                                                        ----------- -----------
                                                              (UNAUDITED)
Revenues............................................... $12,506,068 $14,507,139
Operating expenses:
  Production and mechanical............................   3,486,668   3,949,622
  Selling, editorial and circulation...................   4,973,211   5,395,945
  General and administrative...........................   1,454,888   2,636,446
  Depreciation expense.................................      32,439      42,192
  Amortization of intangible assets....................     262,364      36,931
                                                        ----------- -----------
    Total operating expenses...........................  10,209,570  12,061,136
                                                        ----------- -----------
Income from operations.................................   2,296,498   2,446,003
Interest expenses, net.................................     110,407     101,996
                                                        ----------- -----------
Income before income taxes.............................   2,186,091   2,344,007
Income taxes...........................................      63,300      77,657
                                                        ----------- -----------
Net income............................................. $ 2,122,791 $ 2,266,350
                                                        =========== ===========

                          See accompanying notes.

                           UNIVERSAL MEDIA, INC.

                          STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30,

                                                           1997        1998
                                                        ----------  ----------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income........................................... $2,122,791  $2,266,350
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation of property and equipment.............     32,439      42,192
    Amortization of intangible assets..................    262,364      36,931
    Deferred lease obligations.........................      1,576       1,537
    Bad debt expense...................................     89,952     104,360
    Change in assets and liabilities:
     Accounts receivable...............................   (685,517)   (645,407)
     Inventory.........................................    (36,819)   (104,136)
     Prepaid expenses and other current assets.........     54,693     131,883
     Deferred subscription income......................      6,102       7,956
     Accounts payable..................................   (231,126)     36,707
     Accrued expenses and other current liabilities....      1,646    (448,748)
                                                        ----------  ----------
      Net cash provided by operating activities........  1,618,101   1,429,625
                                                        ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment...................    (19,760)    (54,928)
  Security deposits and other assets...................      1,732       2,631
                                                        ----------  ----------
      Net cash used in investing activities............    (18,028)    (52,297)
                                                        ----------  ----------
Cash flows from financing activities:
  Net proceeds/(repayment) of revolver loan............    180,000     150,000
  Decrease in advances from affiliates................. (1,592,702) (1,485,268)
  Repayment of advances to (proceeds to) Affiliate ....    158,121    (105,730)
  Net repayment of long-term debt......................    (70,253)    (77,358)
                                                        ----------  ----------
      Net cash used in financing activities............ (1,324,834) (1,518,356)
                                                        ----------  ----------
Net increase (decrease) in cash........................    275,239    (141,028)
Cash, beginning of period..............................    408,036     565,734
                                                        ----------  ----------
Cash, end of period.................................... $  683,275  $  424,706
                                                        ==========  ==========
      Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
  Interest............................................. $  109,806  $  103,751
  Taxes................................................ $   54,083  $   22,725

                          See accompanying notes.

                          UNIVERSAL MEDIA, INC.

                      NOTES TO FINANCIAL STATEMENTS

                               (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying condensed financial statements have been prepared by management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included elsewhere in the Advanstar Communications Inc. (Advanstar) Registration Statement on Form S-4, relating to Advanstar's exchange offer for its outstanding 9 1/4% Senior Subordinated Notes.

  Revenues and operating results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

NOTE 2--THE COMPANY

  Universal Media, Inc. (the "Company") publishes and distributes primarily Travel Agent, a trade national newsweekly magazine serving travel agencies and the travel services industry. The Company is related by Common ownership with several uncombined entities with which it has significant transactions and financial relationships. See Notes 6 and 9. On August 17, 1998, the Company sold Travel Agent to Advanstar for total consideration of approximately $69,000,000.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Advertising and subscription revenue, net of estimated returns and allowances, are recorded as magazines are shipped. Reprint income is recorded when the reprints are mailed.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market and consists of paper stock.

 Property and Equipment

  Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by both straight-line and accelerated methods over the assets' estimated lives ranging from five to seven years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

                          UNIVERSAL MEDIA, INC.

                               (UNAUDITED)

 Intangible Assets

  Intangible assets are being amortized by the straight-line method over the following useful lives:

   Subscriber list.....................................................  8 years
   Trademarks.......................................................... 40 years
   Goodwill............................................................ 40 years

  Loan acquisition costs and related legal fees are deferred and amortized using the straight-line method over the term of the related debt.

 Deferred Subscription Income

  The Company's magazine is sold on a subscription basis for periods up to one year. Subscription funds received in advance of shipment of the magazine is recorded as deferred subscription income. Costs in connection with the procurement of subscriptions are charged to expense as incurred.

 Income Taxes

  The Company elected treatment as a small business corporation under Subchapter S of the Internal Revenue Code and the related provisions of the New York State Franchise Tax law. Under the aforementioned provision, corporate income or loss and any tax credits earned are included in the stockholder's individual federal and state income tax returns. Accordingly, no provision has been made for federal income taxes for in the accompanying financial statements. The Company is subject to New York State S corporation and New York City corporate income taxes.

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of:

   Computer equipment.................................................. $349,505
   Furniture and equipment.............................................  242,667
   Leasehold improvements..............................................   71,667
                                                                        --------
                                                                         663,859
   Less: Accumulated depreciation and amortization.....................  444,623
                                                                        --------
                                                                        $219,236
                                                                        ========

NOTE 5--INTANGIBLE ASSETS

  Intangible assets consist of:

   Restrictive covenant............................................. $3,299,372
   Subscriber list..................................................  1,600,000
   Trademarks.......................................................    450,000
   Goodwill.........................................................     82,542
   Loan acquisition and sundry......................................     97,607
                                                                     ----------
                                                                      5,529,521
   Less: Accumulated amortization...................................  5,071,984
                                                                     ----------
                                                                     $  457,537
                                                                     ==========

                          UNIVERSAL MEDIA, INC.

                               (UNAUDITED)

NOTE 6--NOTE PAYABLE--BANK

  On June 18, 1997, the Company and an affiliated company under common control ("Affiliate") entered into a $2,000,000 secured revolving line of credit which expires on April 30, 1998. Interest is payable monthly at 1% above the bank's prime rate (9.5% at June 30, 1998).

  The revolving credit note is collateralized by a first priority lien and security interest in the accounts receivable and inventory of the Company and Affiliate. The loan agreement contains covenants which, among other matters, require the Company and Affiliate to maintain certain levels of operating income and compensating balances. At June 30, 1998, the Company and Affiliate were in compliance with these covenants. The principal stockholder has personally guaranteed the revolving credit note.

  The Company and Affiliate, which are affiliated through common ownership, each guarantee the indebtedness of the other. At June 30, 1998, Affiliate had outstanding bank indebtedness of $50,000.

NOTE 7--LONG-TERM DEBT

  Long-term debt consists of:

   Deferred compensation payable to a former employee in forty quarterly installments of $25,000 without interest through
    October 2004(a)................................................. $  477,285
   Non-compete agreement payable to a former employee in forty quarterly installments of $50,000 without interest through
    October 2004(a).................................................    954,571
                                                                     ----------
                                                                      1,431,856
   Less: Current portion of long-term debt..........................    166,354
                                                                     ----------
                                                                     $1,265,502
                                                                     ==========

  (a) The financial statements include the present value of all future payments at an imputed interest rate of 9.75% per annum.

  At June 30, 1998, long-term debt matures as follows:

   FOR THE YEAR
      ENDING
   DECEMBER 31,
   ------------
     1998--Remainder................................................ $   81,174
     1999...........................................................    174,563
     2000...........................................................    192,215
     2001...........................................................    211,653
     2002...........................................................    233,056
     2003...........................................................    256,623
     2004...........................................................    282,572
                                                                     ----------
                                                                     $1,431,856
                                                                     ==========

                          UNIVERSAL MEDIA, INC.

                               (UNAUDITED)

NOTE 8--SUBORDINATED NOTE PAYABLE--RELATED PARTY

  Subordinated debt at June 30, 1998 consists of a note payable to an entity related through common ownership in the amount of $819,317. The note is subordinated to bank borrowings (see Note 5 and 6) and is non-interest bearing.

NOTE 9--RELATED PARTY TRANSACTIONS

  Management advisory and general and administrative services, including certain accounting, marketing, information systems support and other services, are received from entities under common ownership and control. The value of such services for the six months ended June 30, 1997 and 1998 was $475,000 and $489,250, respectively and are included in general and administrative expenses in the statement of income. These amounts were determined based on an estimate of time and related costs to perform such services. Management believes the allocations are reasonable.

NOTE 10--CONCENTRATION OF CREDIT RISK

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations.

  The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases office space under operating leases expiring in various years through December 31, 2005.

  Minimum annual rentals under non-cancellable operating leases, excluding calculations based upon increases in real estate taxes and operating expenses, are payable as follows:

     FOR THE YEAR ENDING DECEMBER 31,
     --------------------------------
     1998--Remainder.................................................. $183,900
     1999.............................................................  345,971
     2000.............................................................  345,924
     2001.............................................................  252,833
     2002.............................................................  193,452
     2003.............................................................  193,452
     Thereafter.......................................................  386,904

  Rent expenses charged to operations for each of the six months ended June 30, 1997 and 1998 amounted to approximately $205,000.

NOTE 12--NET ADVANCES TO AFFILIATE

  The Company has advanced funds to Affiliate and has received repayment of certain amounts advanced. Such transactions have been treated as a reduction of stockholder's equity since ultimate repayment of such net amount is not assured.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Advanstar Communications Inc.:

  We have audited the accompanying statement of net liabilities to be contributed of the Video Software Dealers Association Convention and Exhibition as of December 31, 1997, and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the statement of net liabilities to be contributed of the Video Software Dealers Association Convention and Exhibition as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,

 June 11, 1998

       VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION

              STATEMENT OF NET LIABILITIES TO BE CONTRIBUTED

                          AS OF DECEMBER 31, 1997

                               ASSETS
PREPAID CONVENTION EXPENSES.......................................... $ 101,174
                                                                      ---------

                             LIABILITIES
COMMITMENTS AND CONTINGENCIES (Note 4)
DEFERRED REVENUE.....................................................   372,650
                                                                      ---------
  Net liabilities to be contributed.................................. $(271,476)
                                                                      =========

      The accompanying notes are an integral part of this statement.

       VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION

                          STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

REVENUE:
  Exhibit booths.................................................... $2,673,186
  Registrations.....................................................  2,365,193
  Other.............................................................    289,791
                                                                     ----------
    Total convention revenues.......................................  5,328,170
CONVENTION AND EXHIBITION EXPENSES..................................  1,839,334
                                                                     ----------
  Gross profit......................................................  3,488,836
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........................    275,766
                                                                     ----------
  Net income........................................................ $3,213,070
                                                                     ==========

 The accompanying notes are an integral part of this financial statement.

       VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION

                          STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................... $3,213,070
  Adjustments to reconcile net income to net cash provided by oper-
   ating activities--
    Decrease in prepaid expenses...................................    (32,179)
    Increase in deferred revenue...................................    242,261
                                                                    ----------
      Net cash provided by operating activities....................  3,423,152
                                                                    ----------
CASH RETAINED BY PARENT............................................ (3,423,152)
                                                                    ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............        --
CASH AND CASH EQUIVALENTS, beginning of year.......................        --
                                                                    ----------
CASH AND CASH EQUIVALENTS, end of year............................. $      --
                                                                    ==========

 The accompanying notes are an integral part of this financial statement.

       VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION

                      NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1997

1. DESCRIPTION OF THE BUSINESS:

  The accompanying financial statements include the accounts of the Video Software Dealers Association Convention and Exhibition (the VSDA Convention and Exhibition).

 Nature of Operations

  The VSDA Convention and Exhibition is an annual trade show organized to promote the home video entertainment industry. The 1997 convention and exhibition was owned and operated by The Video Software Dealers Association (the Association) which is a not-for-profit international trade association that represents the home video industry. The convention and trade show are the Association's primary source of revenue. The convention brings together retailers, studios, distributors and suppliers of home video products in order to promote and expand the home video industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Prepaid Convention Expenses

  Prepaid convention expenses consist of costs incurred in advance of the show. Costs are charged to operations at the time of the occurrence of the related exhibition, to be refunded in the event that the show is cancelled.

 Revenue Recognition

  Revenue is recognized in the period in which the show is held. Deferred revenue is recorded when cash is received in advance of the applicable show.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

3. INCOME TAXES:

  The Association is exempt from federal income taxes under section 501c(6) of the Internal Revenue Code. The 1997 convention was owned and operated by the Association and, as such, was also exempt from taxes.

4. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The VSDA Convention and Exhibition is subject to asserted and unasserted claims encountered in the normal course of business. In the opinion of management, disposition of these matters will not have a material effect on the VSDA Convention and Exhibition's financial condition or results of its operations.

       VIDEO SOFTWARE DEALERS ASSOCIATION CONVENTION AND EXHIBITION

                      NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1997

5. SUBSEQUENT EVENTS:

  On February 9, 1998, the Association entered into a 50/50 joint venture partnership agreement with Advanstar Communications Inc. (Advanstar) to form Home Entertainment Events (the Partnership). The Association contributed the VSDA Convention and Exhibition to the Partnership in consideration for its 50% ownership interest. Advanstar contributed its East Coast Video Show and cash in consideration for its 50% partnership interest.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleProfessional, Inc.:

  We have audited the accompanying balance sheet of TeleProfessional, Inc. (an Iowa corporation) as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleProfessional, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,

 June 11, 1998

                          TELEPROFESSIONAL, INC.

                               BALANCE SHEET

                          AS OF DECEMBER 31, 1997

                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................ $   38,918
  Accounts receivable, net of allowance of $15,000.................  1,002,280
  Prepaid expenses.................................................      4,227
                                                                    ----------
    Total current assets...........................................  1,045,425
                                                                    ----------
PROPERTY AND EQUIPMENT:
  Furniture and equipment..........................................    127,108
  Leasehold improvements...........................................      3,175
  Accumulated depreciation.........................................    (65,200)
                                                                    ----------
    Net property and equipment.....................................     65,083
OTHER ASSETS, net..................................................     11,481
                                                                    ----------
                                                                    $1,121,989
                                                                    ==========
               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt............................. $  558,393
  Accounts payable.................................................    220,398
  Accrued expenses, net............................................    257,714
  Deferred revenue.................................................     18,994
                                                                    ----------
    Total current liabilities......................................  1,055,499
                                                                    ----------
LONG-TERM DEBT, net of current maturities..........................     29,327
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 100,000 shares authorized; 10,000 shares
   issued and outstanding..........................................     22,001
  Retained earnings................................................     15,162
                                                                    ----------
    Total shareholders' equity.....................................     37,163
                                                                    ----------
                                                                    $1,121,989
                                                                    ==========

    The accompanying notes are an integral part of this balance sheet.

                          TELEPROFESSIONAL, INC.

                          STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

NET SALES........................................................... $3,933,230
COST OF SALES.......................................................  2,153,089
                                                                     ----------
  Gross profit......................................................  1,780,141
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........................    967,130
                                                                     ----------
  Operating income..................................................    813,011
INTEREST EXPENSE, net...............................................     (7,645)
OTHER INCOME, net...................................................        597
                                                                     ----------
NET INCOME.......................................................... $  805,963
                                                                     ==========

 The accompanying notes are an integral part of this financial statement.

                          TELEPROFESSIONAL, INC.

                     STATEMENT OF SHAREHOLDERS' EQUITY

                                                       RETAINED
                                                       EARNINGS       TOTAL
                                  NUMBER    COMMON   (ACCUMULATED SHAREHOLDERS'
                                 OF SHARES  STOCK      DEFICIT)      EQUITY
                                 --------- --------  ------------ -------------
BALANCE, January 1, 1997........  10,000   $522,001   $(590,801)    $(68,800)
  Net income....................      --         --     805,963      805,963
  Distribution paid to share-
   holders......................      --   (500,000)   (200,000)    (700,000)
                                  ------   --------   ---------     --------
BALANCE, December 31, 1997......  10,000   $ 22,001   $  15,162     $ 37,163
                                  ======   ========   =========     ========

 The accompanying notes are an integral part of this financial statement.

                          TELEPROFESSIONAL, INC.

                          STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

OPERATING ACTIVITIES:
  Net income.......................................................... $805,963
  Adjustments to reconcile net income to net cash provided by--
    Depreciation and amortization.....................................   19,849
    Changes in operating assets and liabilities:
    Accounts receivable, net.......................................... (683,479)
    Prepaid expenses..................................................    7,530
    Accounts payable and accrued liabilities..........................  275,402
    Deferred revenue.................................................. (131,845)
                                                                       --------
      Net cash provided by operating activities.......................  293,420
                                                                       --------
INVESTING ACTIVITIES:
  Purchase of property, plant and equipment...........................  (32,586)
                                                                       --------
      Net cash used in investing activities...........................  (32,586)
                                                                       --------
FINANCING ACTIVITIES:
  Distribution to shareholders........................................ (700,000)
  Repayment of long-term debt......................................... (375,921)
  Proceeds from long-term debt........................................  706,189
                                                                       --------
      Net cash used in financing activities........................... (369,732)
                                                                       --------
NET DECREASE IN CASH AND CASH EQUIVALENTS............................. (108,898)
CASH AND CASH EQUIVALENTS, beginning of year..........................  147,816
                                                                       --------
CASH AND CASH EQUIVALENTS, end of year................................ $ 38,918
                                                                       ========
CASH PAID FOR:
  Interest............................................................ $114,864
                                                                       ========
  Income taxes........................................................ $     --
                                                                       ========

 The accompanying notes are an integral part of this financial statement.

                          TELEPROFESSIONAL, INC.

                      NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1997

1. DESCRIPTION OF BUSINESS:

  The accompanying financial statements include the accounts TeleProfessional, Inc. (an Iowa Corporation), referred to herein as the Company. The Company publishes trade periodicals providing information on new and evolving call center strategies, tactics and technologies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated useful lives of 3 to 7 years for furniture and equipment and 39 years for leasehold improvements.

 Other Assets

  Other assets consist of publishing rights, trademarks and lease deposits and are amortized using the straight-line method over the periods of 5 to 17 years. Accumulated amortization as of December 31, 1997 was $11,610.

  The Company periodically evaluates whether events and circumstances have occurred that may affect the estimated useful lives or recoverability of its long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, an impairment loss would be recognized. No such impairment has been recognized for the year ended December 31, 1997.

 Revenue Recognition

  Advertising revenue is recognized as due and payable upon the publication's mail date. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Deferred revenue is recorded when cash is received in advance of providing the related service.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from those estimates.

 Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires

                          TELEPROFESSIONAL, INC.

                         STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

an enterprise to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of their comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. The Company will adopt this standard during fiscal 1998. Adoption of this standard is not expected to have a material effect on the Company.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments such as a measure of segment profit or loss, certain specific revenue and expense items and segment assets. The Company will adopt this standard during 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3. LONG-TERM DEBT:

   Long-term debt consists of the following as of December 31, 1997:

  Shareholder notes payable, interest at rates of 9% to 10%........... $567,103
  Capital lease payables, interest rate of 15.5% to 23.4%.............   20,617
                                                                       --------
    Total debt........................................................  587,720
  Less-- Current maturities........................................... (558,393)
                                                                       --------
    Total long-term debt.............................................. $ 29,327
                                                                       ========

  Scheduled maturities of long-term debt at December 31, 1997 are as follows:

  1998................................................................ $558,393
  1999................................................................   21,951
  2000................................................................    7,376
                                                                       --------
                                                                       $587,720
                                                                       ========

4. INCOME TAXES:

  The Company maintains an S corporation status for income tax purposes under Subchapter S of the Internal Revenue Code and relevant state income tax regulations. Accordingly, the Company's income and any available tax credits are included in the income tax return of its shareholders.

5. SHAREHOLDERS' EQUITY:

 Dividend Distribution

  During 1997, the Company declared a $700,000 cash dividend. The dividend was charged to retained earnings in the amount of $200,000, and the remainder was charged to common stock.

6. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is subject to asserted and unasserted claims encountered in the normal course of business. In the opinion of management and its legal counsel, disposition of these matters will not have a material effect on the Company's financial condition or results of operations.

                          TELEPROFESSIONAL, INC.

                         STATEMENT OF CASH FLOWS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

Operating Leases

  The Company leases office space and equipment with various expiration dates through February 28, 2002. Total rent expense was $35,700 in 1997. Future minimum lease payments under operating lease commitments as of December 31, 1997 are $40,900 in 1998, $41,400 in 1999, $42,400 in 2000, $42,700 in 2001
and $42,700 in 2002.

7. EVENT SUBSEQUENT TO DECEMBER 31, 1997:

 Acquisition

  On March 26, 1998, the Company entered into an Asset Purchase Agreement (the Agreement) with Advanstar Communications Inc. (the Buyer), wherein the Company agreed to sell substantially all of its assets to the Buyer for approximately $6.2 million.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Advanstar Communications Inc.:

  We have audited the accompanying statement of net liabilities to be assumed of ScanTech as of December 31, 1997, and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the statement of net liabilities to be acquired of ScanTech as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota,

August 5, 1998

                                    SCANTECH

                  STATEMENTS OF NET LIABILITIES TO BE ASSUMED

                                                      DECEMBER 31,  MARCH 31,
                                                          1997        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
                       ASSETS
PREPAID EXPENSES.....................................   $ 27,167     $ 107,161
                                                       ---------   -----------
                     LIABILITIES
COMMITMENTS AND CONTINGENCIES (Note 4)...............        --            --
DEFERRED REVENUE.....................................    149,368     2,096,594
                                                       ---------   -----------
  Net liabilities to be assumed......................  $(122,201)  $(1,989,433)
                                                       =========   ===========

The accompanying notes are an integral part of these financial statements.

                                    SCANTECH

                            STATEMENTS OF OPERATIONS




                                                          FOR THE THREE
                                          FOR THE YEAR    MONTHS ENDED
                                             ENDED          MARCH 31,
                                          DECEMBER 31,  ------------------
                                              1997        1997      1998
                                           -----------  --------  --------
                                                            (UNAUDITED)
NET SALES................................  $2,892,122   $     --  $     --
COST OF SALES............................   1,180,489         --        --
                                           ----------   --------  --------
  Gross profit...........................   1,711,633         --        --
SELLING, GENERAL AND ADMINISTRATIVE EX-
 PENSES..................................     307,058     92,580    88,053
                                           ----------   --------  --------
  Operating income (loss)................   1,404,575    (92,580)  (88,053)
OTHER EXPENSE, net.......................     136,014         --        --
                                           ----------   --------  --------
  Income before income taxes.............   1,268,561    (92,580)  (88,053)
INCOME TAX PROVISION (BENEFIT)...........     507,424    (37,032)  (35,221)
                                           ----------   --------  --------
 Net income (loss).......................  $  761,137   $(55,548) $(52,832)
                                           ==========   ========  ========


   The accompanying notes are an integral part of these financial statements.

                                    SCANTECH

                            STATEMENTS OF CASH FLOWS


                                                          FOR THE YEAR  FOR THE THREE MONTHS
                                                             ENDED         ENDED MARCH 31,
                                                          DECEMBER 31, -----------------------
                                                              1997       1997          1998
                                                          ------------ ---------  ------------
                                                                            (UNAUDITED)
OPERATING ACTIVITIES:
 Net income (loss).....................................    $ 761,137   $ (55,548) $  (813,969)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities-
  Changes in operating assets and liabilities:
   (Decrease) in prepaid expenses......................         (850)    (95,456)     (79,994)
   Increase (decrease) in deferred revenue.............      (40,651)    793,781    1,947,226
                                                           ---------   ---------  -----------
    Net cash provided by operating activities..........      719,636     642,777    1,053,263
                                                           ---------   ---------  -----------
FINANCING ACTIVITIES:
 Cash retained by REI..................................     (719,636)   (642,777)  (1,053,263)
                                                           ---------   ---------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...........................................          --          --           --
CASH AND CASH EQUIVALENTS, beginning of period.........          --          --           --
                                                           ---------   ---------  -----------
CASH AND CASH EQUIVALENTS, end of period...............    $     --    $     --   $       --
                                                           =========   =========  ===========


   The accompanying notes are an integral part of these financial statements.

                                   SCANTECH

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

1. DESCRIPTION OF THE BUSINESS:

  The accompanying financial statements include the accounts of ScanTech, a technology exposition owned and organized by Reed Elsevier Inc. (REI, a Massachusetts corporation), herein referred to as the Show.

  The Show is an annual trade show and conference held in the fall exhibiting automatic data capture, identification and tracking systems (bar coding, magnetic strips, smart cards, biometrics and the associated systems).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Prepaid Expenses

  Prepaid expenses relate to costs incurred in advance of the Show. Costs are charged to operations at the time of the occurrence of the Show.

Revenue Recognition

  Revenue is recorded in the period in which the Show is held. Deferred revenue is recorded when cash is received in advance of the Show. In the event that the Show is cancelled, REI would refund any deferred revenue recorded by the Show.

Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from the estimates.

3. INCOME TAXES:

  The Show is taxed at REI's effective tax rate of 40%.

4. COMMITMENTS AND CONTINGENCIES:

Litigation

  The Show is subject to asserted and unasserted claims encountered in the normal course of business. In the opinion of management, disposition of these matters will not have a material effect on the Show's financial condition or results of operations.

5. SUBSEQUENT EVENT:

Acquisition

  On April 20, 1998, REI entered into an Asset Purchase Agreement, (the Agreement) with Advanstar Communications Inc. (the Buyer), wherein REI agreed to sell substantially all of its net assets (liabilities) to the buyer. The purchase price for the transaction was approximately $7.5 million.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------------------------------------------
TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................   21
The Acquisitions and Refinancing..........................................   28
Use of Proceeds...........................................................   29
Capitalization............................................................   30
Unaudited Pro Forma Combined Financial Information........................   31
Selected Historical Consolidated Financial and Other Data of Advanstar and
 the Predecessor..........................................................   38
Selected Historical Consolidated Financial and Other Data of MAGIC........   40
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   41
Business..................................................................   52
Management................................................................   67
Principal Stockholders....................................................   72
The Exchange Offer .......................................................   74
Description of Amended Credit Facility....................................   84
Description of Notes......................................................   86
Exchange and Registration Rights Agreement................................  115
Book-Entry; Delivery and Form.............................................  118
Certain United States Federal Tax Consequences ...........................  120
Plan of Distribution......................................................  123
Legal Matters.............................................................  123
Experts...................................................................  123
Available Information.....................................................  124
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------

  UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EXCHANGE NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR ACCOUNT. SEE "PLAN OF DISTRIBUTION."
                         ADVANSTAR COMMUNICATIONS INC.

  OFFER TO EXCHANGE ITS 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH HAVE NOT
                              BEEN SO REGISTERED



                [LOGO OF ADVANSTAR COMMUNICATIONS APPEARS HERE]

                                ---------------
                                  PROSPECTUS
                                ---------------

                                      , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Andvanstar Communications Inc. (the "Company") is a New York Corporation.
Section 402(b) of the New York Business Corporation (" NYBCL") statute generally provides that a company's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of its directors for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: the liability of any director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or
(iii) that his acts violated section 719 of the NYBCL.

  In addition, section 722(a) of the NYBCL generally provides that a corporation may indemnify officers made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, if such director or officer acted in good faith.

  Section 722(c), in general, further provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys fees in connection with the defense or settlement of such action if such director or officer acted in good faith.

  Generally, the Company's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL. In addition, the Company's bylaws indemnify its directors and officers in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or other enterprise, except in relation to matters as to which a director or officer is adjudged to have breached his duty of care or to have acted in bad faith.

  Advanstar Holdings, Inc. ("Holdings") and Art Expositions International ("Art Expositions") are each Delaware corporations. The Delaware General Corporation Law (the "DCCL") permits the indemnification by a Delaware corporation of its directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action proceeding, actions that the indemnified party has no reasonable cause to believe were unlawful.

  Holdings' certificate of incorporation states that no director shall be personally liable for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty (ii) acts or omission not in good faith or which involve intentional misconduct or a know violation of law (iii) under section 174 of the DGCL or
(iv) for any transaction for which the director derived any improper personal benefit. If the DGCL is amended then liability of the director shall be eliminated or limited to the fullest extent permitted. In general, Holdings' bylaws indemnify any person, made a party to an action, suit or proceeding by or in the right of Holdings to procure a judgment in its favor by reason of the fact that he is or was a director or officer against the reasonable expenses, including attorneys' fees incurred by him in connection with the defense of such action, except in relation to matters as to which a director or officer is adjudged to have breached his duty of care or have acted in bad faith.

  Art Expositions' certificate incorporation generally provides that no director shall be personally liable for monetary damages for breach of fiduciary duty, except for liability (i) for breach of the duty of loyalty
(ii) acts omissions not in good faith involving intentional misconduct or knowing violation of law (iii) under Section 174 of the DGCL (iv) for any transaction from which the director derived any improper personal benefit. Art Exposition's bylaws provide that directors and officers made a party to an action, suit or proceeding by or in the right of Art Expositions to procure a judgment in its favor by reason of the fact that he is or was a director or officer shall be indemnified against the reasonable expenses, including attorneys' fees, incurred in connection with the defense of such action to the fullest extent permitted by the DGCL.

  Men's Apparel Guild in California, Inc. ("MAGIC"), Magic Kids, Inc. ("Magic Kids") and Applied Business teleCommunications ("ABC") are each California corporations. Section 204 of the California Corporations Code (the "CCC") generally provides that articles of incorporation may set forth provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach or a director's duties to the corporation and its shareholders as set forth in
Section 309 of the CCC, provided, however, that (A) such provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty of the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, or a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CCC; and (B) no such provision shall eliminate or limit the liability of an officer for any act or omission as an offer not withstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the directors.

  MAGIC's articles of incorporation and bylaws generally authorize that, to the fullest extent permissible under California law and in excess of that which is expressly permitted by Section 317 of the CCC, MAGIC shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or other enterprise.

  Magic Kids' articles of incorporation provide for indemnification of its agents (as defined in Section 317 of the CCC) through bylaw provisions, agreements with agents, a vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the CCC with respect to actions for breach of duty to Magic Kids and its shareholders. The liability of the directors of Magic Kids for monetary damages shall be eliminated to the fullest extent permissible under California law. Magic Kids' bylaws indemnify directors and officers to the maximum extent permitted by the CCC.

  The articles of incorporation of ABC are silent on the topic of director and officer indemnification. The bylaws of ABC provide for the indemnification of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by reason such person's having been made or having been threatened to be party to a proceeding to the fullest extent permissible under the CCC.

  On Demand Marketing Inc. ("On Demand") and Expocon Management Associates ("Expocon") are each Connecticut corporations. Section 33-636 of the Connecticut Business Corporation Act ("CBCA") provides that a corporation's certificate of incorporation may set forth: a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in section 33-840, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (v) create liability under section 33-
757. Furthermore, section 33-771 generally gives a corporation a right to indemnify a director if (1) he acted in good faith; and (2) he reasonably believed his conduct, when acting in his official capacity, was in the best interest of the corporation and that his conduct, other than in an official capacity, was not opposed to the best interest of the corporation; and (3) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 33-772 states that a corporation must indemnify a director who was wholly successful, on the merits or otherwise in the defense of any action or proceeding to which he was a party because he was of director. Finally, section 33-776 states that a corporation may indemnify and advance expenses to an officer who is party to a proceeding because he is an officer to the same extent as a director, or to such further extent consistent with public policy as provided in the certificate of incorporation, bylaws or by contract.

  The certificate of incorporation of On Demand provides that the personal liability of a director to On Demand or its stockholders for any monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving On Demand during the year of the violation, if such breach did not (i) involve a knowing and culpable violation or law by the director, (ii) enable the director or an associate, as defined in subdivision (3) of section 33-374d of the Act, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to On Demand under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation or (v) create a liability under section 33-321 of the Act. In general, the bylaws of On Demand state that the On Demand shall be bound by and comply with the provisions the CBCA pertaining to indemnification of officers and directors.

  The articles of incorporation and the bylaws of Expocon are silent on the topic of director and officer indemnification.

  Technology Events Company, LLC ("Technology Events") is a Connecticut limited liability company. Section 34-143 of the Connecticut Limited Liability Corporation Act ("the CLLC") provides that the operating agreement of a limited liability corporation may: (1) eliminate or limit the personal liability of a member or manager for monetary damages for breach of any duty provided for in Section 34-141 of the CLLC; and (2) provide for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in a proceeding to which an individual is a party because such individual is or was a member or manager. The articles of organization of Technology Events are silent on the topic of director and officer indemnification.

  Reference is made to each Registrant's charter and bylaws, filed herewith.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS

 EXHIBIT
 NUMBER                                DESCRIPTION
 ------- ----------------------------------------------------------------------
 3.1     The Company's Amended and Restated Certificate of Incorporation
 3.2     The Company's Bylaws
 3.3     Advanstar Holdings, Inc. Amended Certificate of Incorporation
 3.4     Advanstar Holdings, Inc. Amended and Restated Bylaws
         Art Expositions International, Inc. Amended Certificate of
 3.5     Incorporation
 3.6     Art Expositions International, Inc. Bylaws
 3.7     Expocon Management Associates, Inc. Certificate of Incorporation
 3.8     Expocon Management Associates, Inc. Bylaws
 3.9     On Demand Marketing, Inc. Certificate of Incorporation
 3.10    On Demand Marketing, Inc. Amended and Restated Bylaws
 3.11    Technology Events Company, LLC Articles of Organization
 3.12    Men's Apparel Guild in California, Inc. Articles of Incorporation
 3.13    Men's Apparel Guild in California, Inc. Amended and Restated Bylaws
 3.14    Magic Kids, Inc. Articles of Incorporation
 3.15    Magic Kids, Inc. Bylaws
 3.16    Applied Business teleCommunications Amended Articles of Incorporation
 3.17    Applied Business teleCommunications Bylaws
 4.1     Indenture, dated as of April 30, 1998, among the Company, the
         Guarantors (as defined therein) and the Bank of New York
 4.2     Supplemental Indenture, dated as of May 19, 1998, among the Company,
         Applied Business teleCommunications and the Bank of New York
 4.3     Form of Rule 144A Global Note
 4.4     Form of Regulation S Global Note
 4.5     Form of Accredited Investor Global Note
 4.6     Form of Exchange Note
 5.1     Opinion of Testa, Hurwitz & Thibeault LLP regarding the legality of the securities being issued
 10.1    Purchase Agreement, dated April 27, 1998, among the Company, the
         Guarantors (as defined therein), Chase Securities Inc. and Lehman
         Brothers Inc.
 10.2    Exchange and Registration Rights Agreement, dated April 30, 1998, among the Company, the Guarantors (as defined therein), Chase
         Securities Inc. and Lehman Brothers Inc.
 10.3    Amended Credit Agreement (the "Credit Agreement"), dated as of May 31,
         1996, as amended and restated as of April 30, 1998, among the Company, the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) and the Chase Manhattan Bank
 10.4    Employment Agreement, dated July 1, 1996, between Advanstar Holdings,
         Inc. and Robert Krakoff
 10.5    Employment Agreement, dated July 1, 1996, between Advanstar Holdings,
         Inc. and James M. Alic

 EXHIBIT
 NUMBER                               DESCRIPTION
 ------- ---------------------------------------------------------------------
 10.6    Advanstar Holdings, Inc. 1996 Stock Option Plan
 10.7    Advanstar Holdings, Inc. Employees' 401(k) Plan and Trust, as amended
 10.8    Agreement, dated July 31, 1997, between the Company and Banta
         Publications
 10.9    Lease Agreement, dated February 2, 1996, between the Las Vegas
         Convention and Visitors Authority and Men's Apparel Guild in
         California, Inc.
 10.10   Lease Agreement dated December 24, 1996, between the Las Vegas
         Convention and Visitor's Authority and Men's Apparel Guild in
         California, Inc.
 10.11   Lease Agreement, dated September 25, 1996, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.12   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.13   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.14   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.15   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.16   Convention Agreement, dated March 19, 1998, between Las Vegas Hilton
         Corporation and Men's Apparel Guild in California, Inc.
 12.1+   Statement re Computation of Ratios
 21.1    Subsidiaries of the Registrant
 23.1+   Consent of Arthur Andersen LLP
 23.2+   Consent of PricewaterhouseCoopers LLP
 23.3+   Consent of Mahoney Cohen & Company, CPA, P.C.
 23.4    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
 24.1    Power of Attorney (included on signature pages of Registration
         Statement)
 25.1    Statement of Eligibility of Trustee
 27.1+   Financial Data Schedule (EDGAR version only)
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Instructions to Registered Holder

--------

+Filed herewith.

ITEM 22. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i. To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

      ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
           Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON THE 2ND DAY OF SEPTEMBER, 1998.

                                       ADVANSTAR COMMUNICATIONS INC.


                                       By:      /s/ Robert L. Krakoff
                                           -----------------------------------
                                           Robert L. Krakoff, Chairman of the
                                           Board and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 1 to this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

              SIGNATURE                        TITLE
                                                                     DATE

        /s/ Robert L. Krakoff          Chairman of the           September 2,
-------------------------------------  Board and Chief               1998
          Robert L. Krakoff            Executive Officer
                                       (Principal Executive
                                       Officer)

                  *                    Vice President-           September 2,
-------------------------------------  Finance, Chief                1998
         David W. Montgomery           Financial Officer
                                       and Secretary
                                       (Principal Financial
                                       and Accounting
                                       Officer)

                  *                    Vice Chairman and         September 2,
-------------------------------------  Director                      1998
            James M. Alic
                  *                    Director                  September 2,
-------------------------------------                                1998
         Kenneth T. Berliner

                  *                    Director                  September 2,
-------------------------------------                                1998
          Mitchell R. Cohen

                  *                    Director                  September 2,
-------------------------------------                                1998
          John M. Pasquesi


*By:    /s/ Robert L. Krakoff
     --------------------------------
          Robert L. Krakoff
          Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT LISTED BELOW HAVE DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF, BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON THE 2ND DAY OF SEPTEMBER, 1998.

                                       ADVANSTAR HOLDINGS, INC.


                                       By:      /s/ Robert L. Krakoff
                                           -----------------------------------
                                           Robert L. Krakoff, Chairman of the
                                           Board and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE
                                                                     DATE

        /s/ Robert L. Krakoff          Chairman of the          September 2 ,
-------------------------------------  Board and Chief               1998
          Robert L. Krakoff            Executive Officer
                                       (Principal Executive
                                       Officer)

                  *                    Vice President-           September 2,
-------------------------------------  Finance, Chief                1998
         David W. Montgomery           Financial Officer
                                       and Secretary
                                       (Principal Financial
                                       and Accounting
                                       Officer)

                  *                    Vice Chairman and         September 2,
-------------------------------------  Director                      1998
            James M. Alic

                  *                    Director                 September 2 ,
-------------------------------------                                1998
         Kenneth T. Berliner

                  *                    Director                  September 2,
-------------------------------------                                1998
          Mitchell R. Cohen

                  *                    Director                  September 2,
-------------------------------------                                1998
          John M. Pasquesi


*By:      /s/ Robert L. Krakoff
     --------------------------------
          Robert L. Krakoff
          Attorney-in-Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANTS LISTED BELOW HAVE DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF, RESPECTIVELY, BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON THE 2ND DAY OF SEPTEMBER, 1998.

                                       ART EXPOSITIONS INTERNATIONAL, INC.

                                       EXPOCON MANAGEMENT ASSOCIATES, INC.

                                       ON DEMAND MARKETING, INC.

                                       MEN'S APPAREL GUILD IN CALIFORNIA,
                                       INC.

                                       MAGIC KIDS, INC.

                                       APPLIED BUSINESS TELECOMMUNICATIONS


                                       By:      /s/ Robert L. Krakoff
                                           -----------------------------------
                                           Robert L. Krakoff, Chairman of the
                                           Board and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF EACH OF THE REGISTRANTS LISTED ABOVE AND IN THE CAPACITIES FOR EACH SUCH REGISTRANT AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE
                                                                     DATE

        /s/ Robert L. Krakoff          Chairman of the           September 2,
-------------------------------------  Board and Chief               1998
          Robert L. Krakoff            Executive Officer
                                       (Principal Executive
                                       Officer)

                  *                    Vice President-           September 2,
-------------------------------------  Finance, Chief                1998
         David W. Montgomery           Financial Officer
                                       and Secretary
                                       (Principal Financial
                                       and Accounting
                                       Officer)

                  *                    Vice Chairman and         September 2,
-------------------------------------  Director                      1998
            James M. Alic


*By:     /s/ Robert L. Krakoff
     --------------------------------
          Robert L. Krakoff
          Attorney-in-Fact

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT LISTED BELOW HAS DULY CAUSED AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BOSTON, MASSACHUSETTS, ON THE 2ND DAY OF SEPTEMBER, 1998.

                                      TECHNOLOGY EVENTS COMPANY, LLC


                                      By:     /s/ Robert L. Krakoff
                                          ----------------------------------
                                          Robert L. Krakoff, Chief Executive
                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES
INDICATED:

             SIGNATURE                       TITLE
                                                                   DATE

       /s/ Robert L. Krakoff          Chief Executive          September 2,
------------------------------------  Officer and Manager          1998
         Robert L. Krakoff            (Principal
                                      Executive Officer)

                 *                    Chief Financial          September 2,
------------------------------------  Officer (Principal           1998
        David W. Montgomery           Financial and
                                      Accounting Officer)

                 *                    Manager                  September 2,
------------------------------------                               1998
           James M. Alic

ADVANSTAR COMMUNICATIONS INC.
                                      Member                   September 2,
                                                                   1998

       /s/ Robert L. Krakoff
------------------------------------
By: Robert L. Krakoff
   Chairman and Chief Executive Officer

ART EXPOSITIONS INTERNATIONAL, INC.   Member                   September 2,
                                                                   1998

       /s/ Robert L. Krakoff
------------------------------------
By: Robert L. Krakoff
   Chairman and Chief Executive Officer


*By:   /s/ Robert L. Krakoff
     -------------------------------
         Robert L. Krakoff
          Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 ------- ----------------------------------------------------------------------
 3.1     The Company's Amended and Restated Certificate of Incorporation
 3.2     The Company's Bylaws
 3.3     Advanstar Holdings, Inc. Amended Certificate of Incorporation
 3.4     Advanstar Holdings, Inc. Amended and Restated Bylaws
         Art Expositions International, Inc. Amended Certificate of
 3.5     Incorporation
 3.6     Art Expositions International, Inc. Bylaws
 3.7     Expocon Management Associates, Inc. Certificate of Incorporation
 3.8     Expocon Management Associates, Inc. Bylaws
 3.9     On Demand Marketing, Inc. Certificate of Incorporation
 3.10    On Demand Marketing, Inc. Amended and Restated Bylaws
 3.11    Technology Events Company, LLC Articles of Organization
 3.12    Men's Apparel Guild in California, Inc. Articles of Incorporation
 3.13    Men's Apparel Guild in California, Inc. Amended and Restated Bylaws
 3.14    Magic Kids, Inc. Articles of Incorporation
 3.15    Magic Kids, Inc. Bylaws
 3.16    Applied Business teleCommunications Amended Articles of Incorporation
 3.17    Applied Business teleCommunications Bylaws
 4.1     Indenture, dated as of April 30, 1998, among the Company, the
         Guarantors (as defined therein) and the Bank of New York
 4.2     Supplemental Indenture, dated as of May 19, 1998, among the Company,
         Applied Business teleCommunications and the Bank of New York
 4.3     Form of Rule 144A Global Note
 4.4     Form of Regulation S Global Note
 4.5     Form of Accredited Investor Global Note
 4.6     Form of Exchange Note
 5.1     Opinion of Testa, Hurwitz & Thibeault LLP regarding the legality of the securities being issued
 10.1    Purchase Agreement, dated April 27, 1998, among the Company, the
         Guarantors (as defined therein), Chase Securities Inc. and Lehman
         Brothers Inc.
 10.2    Exchange and Registration Rights Agreement, dated April 30, 1998, among the Company, the Guarantors (as defined therein), Chase
         Securities Inc. and Lehman Brothers Inc.
 10.3    Amended Credit Agreement (the "Credit Agreement"), dated as of May 31,
         1996, as amended and restated as of April 30, 1998, among the Company, the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) and the Chase Manhattan Bank
 10.4    Employment Agreement, dated July 1, 1996, between Advanstar Holdings,
         Inc. and Robert Krakoff
 10.5    Employment Agreement, dated July 1, 1996, between Advanstar Holdings,
         Inc. and James M. Alic

 EXHIBIT
 NUMBER                               DESCRIPTION
 ------- ---------------------------------------------------------------------
 10.6    Advanstar Holdings, Inc. 1996 Stock Option Plan
 10.7    Advanstar Holdings, Inc. Employees' 401(k) Plan and Trust, as amended
 10.8    Agreement, dated July 31, 1997, between the Company and Banta
         Publications
 10.9    Lease Agreement, dated February 2, 1996, between the Las Vegas
         Convention and Visitors Authority and Men's Apparel Guild in
         California, Inc.
 10.10   Lease Agreement dated December 24, 1996, between the Las Vegas
         Convention and Visitor's Authority and Men's Apparel Guild in
         California, Inc.
 10.11   Lease Agreement, dated September 25, 1996, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.12   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.13   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.14   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.15   Lease Agreement, dated September 5, 1997, between the Interface
         Group--Nevada, Inc. and Men's Apparel Guild in California, Inc.
 10.16   Convention Agreement, dated March 19, 1998, between Las Vegas Hilton
         Corporation and Men's Apparel Guild in California, Inc.

 12.1+   Statement re Computation of Ratios
 21.1    Subsidiaries of the Registrant
 23.1+   Consent of Arthur Andersen LLP
 23.2+   Consent of PricewaterhouseCoopers LLP
 23.3+   Consent of Mahoney Cohen & Company, CPA, P.C.
 23.4    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
 24.1    Power of Attorney (included on signature pages of Registration
         Statement)
 25.1    Statement of Eligibility of Trustee
 27.1+   Financial Data Schedule (EDGAR version only)
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Instructions to Registered Holder

--------

+  Filed herewith.